As filed with the U.S. Securities and Exchange Commission on October 17, 2019
Registration No. 333-229116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Leaping Group Co., Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	7310	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2010 Huaruntiexi Center
Tiexi District, Shenyang, Liaoning Province
People’s Republic of China
+86-02422598763
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
(917) 512-0827
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 212-530-2206	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022
Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)(5)
Ordinary Shares, par value US$0.00284 per share(3)	2,300,000	6.00	US$	13,800,000	US$1791.24
Underwriter Warrants(4)	—	—		—		—
Ordinary Shares, par value US$0.00284 per share, underlying the Underwriter Warrants	149,500	6.60	US$986,700		US$128.07
Total	2,449,500	—	US$	14,786,700	US$	1,919.31
(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price attributable to additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)
In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends, or similar transactions.

(4)
The Registrant will issue to the underwriter warrants to purchase a number of ordinary shares equal to an aggregate of 6.5% of the ordinary shares (the “Underwriter Warrants”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 110% of the offering price of the Ordinary Shares offered hereby. The Underwriter Warrants are exercisable within five years commencing from the effective date of the offering at any time, and from time to time, in whole or in part.

(5)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to the Registration Statement on Form F-1 of Leaping Group Co., Ltd., as originally declared effective by the Securities and Exchange Commission on March 21, 2019, is being filed to reflect the change in the structure of the offering from best efforts to firm commitment, and to change our initial public offering price from a fixed price of  $5.00 per ordinary share to a price range of between $4.00 and $6.00 per ordinary share. We also replaced certain exhibits of the Registration Statement in accordance with the aforesaid change, and updated certain parts of the Registration Statement on Form F-1.
The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED [•], 2019
2,000,000 Ordinary Shares
Leaping Group Co., Ltd.
This is an initial public offering of our ordinary shares. We are offering on a firm commitment basis our ordinary shares, par value US$0.00284 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price will be between US $4.00 and US$ 6.00 per Ordinary Share. We have reserved the symbol “YZCM” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market and applied to list Ordinary Shares on the Nasdaq Capital Market.
Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying our Ordinary Shares.
We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 4 of this prospectus for more information.
	Per Share	Total
Initial public offering price(1)	$5.00	$10,000,000
Underwriter’s discounts(2)	$0.325	$650,000
Proceeds to our company before expenses(3)	$4.675	$9,350,000

(1)
Initial public offering price per share is assumed as $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)
See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

(3)
We expect our total case expenses for this offering (including cash expenses payable to the underwriter for its out-of-pocket expenses) to be approximately $250,000, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are, viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriter exercises the option in full, the total underwing discounts payable will be $747,500 based on an assumed offering price of  $5.00 per Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $10,752,500.
The underwriter expects to deliver the Ordinary Shares against payment as set forth under “Underwriting,” on page 108.
Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated [•], 2019.

i

ABOUT THIS PROSPECTUS
We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Other Pertinent Information
Unless otherwise indicated or the context requires otherwise, references in this prospectus to:
•
“Affiliated Entities” are to our subsidiaries and LMG and its subsidiaries;

•
“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•
“Leaping Group” are to Leaping Group Co., Ltd., a limited liability company organized under the laws of Cayman Islands;

•
“LMG” are to Leaping Media Group Co., Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of contractual arrangements between WFOE and LMG;

•
“pre-movie advertising” or “pre-movie advertisement” are to the advertising or advertisement for advertising clients conducted or distributed before a movie; “pre-movie local advertising” or “pre-movie local advertisement” are to the pre-movie advertising or advertisement for advertising clients based in the city or province in which the movie theater is located, with the restriction that the same advertising/advertisement is not conducted or distributed outside the city or province in which the movie theater is located; “pre-movie national advertising” or “pre-movie national advertisement” are to the pre-movie advertising or advertisement conducted or distributed across at least two different cities or provinces; “pre-roll advertisement” are to the advertisement immediately before a movie and after the pre-movie advertisement;

•
“shares,” “Shares,” or “Ordinary Shares” are to the Ordinary Shares of the Company, par value US$0.00284 per share;

•
“VIE” are to variable interest entity;

•
“we,” “us,” the “Company,” or the “Group” are to one or more of Leaping Group, and its Affiliated Entities, as the case may be;

•
“WFOE” or “Yuezhong Shenyang” are to Yuezhong (Shenyang) Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by Yuezhong Media HK;

•
“Yuezhong International” are to the Company’s wholly owned subsidiary, Yuezhong International Co., Ltd., a British Virgin Islands company; and

•
“Yuezhong Media HK” are to Yuezhong International’s wholly owned subsidiary, Yuezhong Media Co., Limited, a Hong Kong corporation.

ii

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriter of its over-allotment option.
Our business is conducted by Leaping Media Group Co., Ltd., our VIE in the PRC, and its subsidiaries, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).
iii

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.
Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a reverse split of our Ordinary Shares at a ratio of 1-for-2.84 shares which occurred on February 26, 2019, in order to meet the initial listing standards of the Nasdaq Capital Market.
Overview
Our Company
Through our VIE, Leaping Media Group Co., Ltd. (“LMG”), we are a multimedia service provider based in Shenyang, China, with business relationships with national advertising clients. We are currently engaged in four major businesses, multi-channel advertising (the “Multi-Channel Advertising Business”), event planning and execution (the “Event Planning and Execution Business”), film and TV program production (the “Film Production Business”), and movie theater operation (the “Movie Theater Operating Business”). Currently, our primary market is the two provinces of Heilongjiang and Liaoning.
For our Multi-Channel Advertising Business, we currently, directly or through our regional distributors, operate the largest pre-movie advertising network in Heilongjiang and Liaoning that consists of 605 film screens in 75 movie theaters in 16 cities that allows us to distribute advertisements for our advertising clients, and we also provide advertising services in 14 supermarkets (“Multi-Channel Advertising Services”). We currently have exclusive rights to display pre-movie local advertisements in 42 movie theaters of Wanda Cinemas, the largest cinema chain in China according to Wikipedia, in Heilongjiang and Liaoning, including those in major second-tier cities such as Harbin and Shenyang, and in 33 movie theaters of Focus Film in five cities in Liaoning. We plan to expand our pre-movie advertising network into eight provinces on the eastern seaboard and in the central area of China in the next three years, covering first-tier and second-tier cities such as Hangzhou, Jinan, Nanjing, Qingdao and Wuhan.
For our Event Planning and Execution Business, we provide planning and arrangement of events, and production of related advertising materials (“Event Planning and Execution Services”) to our clients in Heilongjiang and Liaoning. We are often hired to plan customized advertising campaigns, including both online and offline events, for international and domestic brands that want to expand their businesses in Heilongjiang and Liaoning. During the fiscal year ended June 30, 2018, we planned and conducted 16 offline events and four online events for our clients, reaching 30,000 target customers. During the fiscal year ended June 30, 2019, we planned and conducted 27 offline events and 23 online events for our clients.
For our Film Production Business, we invest in films and TV programs and distribute them in movie theaters or through online platforms (“Film Production Services”). For example, we invested in the web TV series “Meet Myself,” which was released in April 2018 on iQIYI, a market-leading online entertainment service platform in China. The web TV series was recommended by iQIYI on its home page and received over 14 million video clicks within four weeks of its release. Additionally, we have invested in the film “The Master-Hand” (previously named “Last Gamble in Macau”), which was filmed in 2018 and is planned to be released in February 2020.
For our Movie Theater Operating Business, we invest in and operate movie theaters in China. On February 2, 2019, June 16, 2019, and September 17, 2019, we opened our first three movie theaters in Shenyang, respectively. As of September 30, 2019, we were operating three movie theaters with a total of 17 film screens.
We derive revenues principally from our Multi-Channel Advertising Services and from our Event Planning and Execution Services. The revenue derived from our Multi-Channel Advertising Business accounted for 80% and 68% of our total revenue in the fiscal years ended June 30, 2018 and 2019, respectively. Since commencing operations on November 19, 2013, to June 30, 2019, a total of 433 advertising clients, including many companies in the Fortune Global 500, have purchased advertising time slots on our network, of which 269 are returning clients who purchased advertising time slots more than once. Our advertising clients consist of both international and domestic brands. Our top advertising clients for fiscal year ended June 30, 2018 included Shenyang Zhongchen Huatong Lexus Automobile Service Co., Ltd., Liaoning CoolPaul Culture and Media Co. Ltd., Ningbo FOTILE Sales and Marketing Co., Ltd., Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), and Heilongjiang Yingri Media and Culture Communication Co. Ltd., which collectively accounted for 24% of our revenue for that fiscal year. Our top advertising clients for the fiscal year ended June 30, 2019, included Liaoning Lottery Ticket Center, Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), Postal Savings Bank of China Shenyang Branch Office, Agricultural Bank of China (Liaoning), and China Construction Bank (Liaoning), which collectively accounted for 9.96% of our revenue for that fiscal year. Revenue derived from Event Planning and Execution Services accounted for 20% and 22% of our total revenue for the fiscal years ended June 30, 2018 and 2019, respectively.
We did not derive any revenue from our Film Production Business in the fiscal year ended June 30, 2018. The only film or TV program we released in that fiscal year was the web TV series “Meet Myself.” This web TV series debuted in April 2018, and we started to receive from our distributor fees during the fiscal year ended June 30, 2019. Revenue derived from the Film Production Business accounted for 7% of our total revenue for the fiscal year ended June 30, 2019.
We did not derive any revenue from our Movie Theater Operating Business in the fiscal year ended June 30, 2018, since we had not started this business in that fiscal year. Revenue derived from the Movie Theater Operating Business accounted for 3% of our total revenue for the fiscal year ended June 30, 2019. We expect to generate more revenues from this area of operation in the upcoming fiscal year.
We have grown rapidly since we commenced operations in 2013. The number of movie theaters in which we, directly or through our regional distributors, operated and the number of film screens operating in our network increased from eight and 61 as of December 2013 to 75 and 605 as of June 2019. For the fiscal year ended June 30, 2018, our revenues and net income increased to US$5,037,793 and US$2,325,599, respectively. For the fiscal year ended June 30, 2019, our revenues and net income were US$11,679,690 and US$5,188,919, respectively.
Competitive Advantages
We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:
•
largest pre-movie advertising network in Heilongjiang and Liaoning;

•
advertising service contracts and established relationships with major movie theater operators;

•
highly recognized brand name with a large base of advertising clients;

•
strong management and sales team with extensive industry experience; and

•
integration with film and TV industry.

Growth Strategies
Our goal is to become one of China’s leading film industry multimedia service providers, with geographical coverage in major first-tier and second-tier cities on the eastern seaboard and in the central area of China.
Our primary strategies to achieve our goal include:
•
expand the geographic coverage and reach of our multi-channel advertising network;

•
continue to promote our brand name and the value of pre-movie advertising;

•
increase investment in film and TV program production; and

•
purchase and operate additional movie theaters.

Reverse Split
On February 26, 2019, our shareholders approved a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-2.84 shares, which was effected on February 26, 2019. All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.
Corporate Information
Our principal executive offices are located at 2010 Huaruntiexi Center, Tiexi District, Shenyang, Liaoning Province, People’s Republic of China, and our phone number is +86-02422598763. Our registered office in the Cayman Islands is located at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands, and the phone number of our registered office is +1 (345) 949-9876. We maintain a corporate website at http://www.yzcmmedia.cn/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.
Corporate Structure
The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of our IPO based on a proposed number of 2,000,000 Ordinary Shares being offered. For more detail on our corporate history, please refer to “Business — Corporate History and Structure.”

Min Zhang
100%
Lu Li
100%
Fenton Holding Co., Ltd. British Virgin Islands, 2018
Hailu Holding Co., Ltd. British Virgin Islands, 2018
Bo Jiang
Tao Jiang
Di Wang
Public Shareholders
Pre-IPO%/Post-IPO%
37.36%/33.22%
18.68%/16.61%
18.68%/16.61%
8.79%/7.82%
10.99%/9.77%
0%/15.97%
Leaping Group Co., Ltd. "Leaping Group" Cayman Islands, 2018
100%
Yuezhong International Co., Ltd. "Yuezhong International" British Virgin Islands, 2018
100%
Yuezhong Media Co., Limited "Yuezhong Media HK" Hong Kong, 2018
Offshore
100%
Onshore
Yuezhong (Shenyang) Technology Co., Ltd. "WFOE" Shenyang, 2018
Contractual Arrangements
Bo Jiang
Tao Jiang
Di Wang
50%
25%
25%
Leaping Media Group Co., Ltd. "LMG" Shenyang, 2013
100%
Shenyang Tianniu Media Co., Ltd. Shenyang, 2013
100%
Yuezhong Media (Dalian) Co., Ltd. Dalian, 2016
100%
Liaoning Leaping International Cinema Management Co., Ltd. Shenyang, 2018
100%
Yuezhong (Beijing) Film Co., Ltd. Beijing, 2017
100%
Shenyang Xiagong Hotel Management Co., Ltd. Shenyang, 2018
100%
Harbin Yuechuzhong Media Co., Ltd. Harbin, 2018

Implications of Our Being an “Emerging Growth Company”
As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:
•
may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•
are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•
are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•
are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•
are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•
will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.
Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, if we have more than US$1.07 billion in annual revenues, have more than US$700 million in market value of our Ordinary Share held by non-affiliates, or issue more than US$1 billion in principal amount of non-convertible debt over a three-year period.

THE OFFERING
Ordinary Shares offered by us
2,000,000 Ordinary Shares
Price per Ordinary Share
We currently estimate that the initial public offering price will be US$5.00 per Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus.
Ordinary Shares issued and outstanding prior to completion of this offering
16,021,126.7606 Ordinary Shares
Ordinary Shares outstanding immediately after this offering
18,021,126.7606 Ordinary Shares assuming no exercise of the underwriter’s over-allotment option and excluding 149,500 Ordinary Shares underlying the Underwriter Warrants.
Listing
We have applied to have our Ordinary Shares listed on Nasdaq Capital Market.
Nasdaq Capital Market symbol
“YZCM”
Transfer Agent
Transhare Corporation
Use of proceeds
We intend to use the proceeds from this offering for working capital and general corporate purposes, including the expansion of our business. See “Use of Proceeds” on page 35 for more information.
Risk factors
The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 7 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

SUMMARY FINANCIAL DATA
The following tables set forth selected historical statements of operations for the years ended June 30, 2019 and 2018, and balance sheet data as of June 30, 2019 and 2018, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.
Selected Statements of Operations Information:
	For the Years Ended June 30,
	2019	2018
Revenue	$11,679,690	$5,037,793
Income from Operations	6,886,806	3,066,984
Total Other Income, Net	1,803	172
Net Income	5,188,919	2,325,599
Other Comprehensive Income (Loss)	(64,021)	13,470
Comprehensive Income	$5,124,898	$2,339,069
Earnings per common share – basic and diluted	$0.310	$0.132
Weighted average shares – basic and diluted*	16,728,728.5356	17,605,633.8028

*
Retrospectively restated for effect of reverse split.

Selected Balance Sheet Information
	As of June 30, 2019	As of June 30, 2018
Total Current Assets	9,672,297	2,537,419
Total Assets	$11,099,020	$2,893,509
Total Current Liabilities	5,106,048	2,025,435
Total Liabilities	5,106,048	2,025,435
Total Shareholders’ Equity	5,992,972	868,074
Total Liabilities And Shareholders’ Equity	$11,099,020	$2,893,509

*
Retrospectively restated for effect of reverse split.

RISK FACTORS
An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.
Risks Related to Our Business
Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.
We began our business operations in November 2013. Our limited operating history may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. It is also difficult to evaluate the viability of our pre-movie advertising network and other advertising media dedicated to the film industry because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. We have only started our Film Production Business since 2017 and our Movie Theater Operating Business since 2019, and there had been no revenue from these businesses during the fiscal years ended June 30, 2017 and 2018. During the fiscal year ended June 30, 2019, our revenue from the Film Production Business and the Movie Theater Operating Business was US$775,080 and US$341,575, respectively. For the fiscal year ended June 30, 2019, our revenue derived from the Film Production Business and the Movie Theater Operating Business represents 7% and 3% of our total revenue, respectively.
Certain members of our senior management team have worked together for only a relatively short period of time and it may be difficult for you to evaluate their effectiveness, on an individual or collective basis, and ability to address future challenges to our business.
Our business is susceptible to fluctuations in the advertising market of China.
We conduct our Multi-Channel Advertising Business primarily in China. Our business depends substantially on the conditions of the PRC advertising market. Demand for pre-movie advertising in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuation in pre-movie advertising slot prices. Fluctuations of supply and demand in China’s advertising market are caused by economic, social, political and other factors. Over the years, the Chinese government has announced and implemented various policies and measures aimed to regulate the advertising markets, prohibiting, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. These measures can affect advertising clients’ eligibility to purchase advertising slots. These measures have affected and may continue to affect the conditions of China’s advertising market and cause fluctuations in advertising slot pricing and transaction volume. Furthermore, there may be situations in which advertising clients see a reduced need for marketing initiatives and reduce their spending on such initiatives, which could potentially adversely affect our results of operations. To the extent fluctuations in the advertising market adversely affect advertising transaction volumes or prices, our financial condition and results of operations may be materially and adversely affected.
We may incur liability for unpaid taxes, including interest and penalties.
In the normal course of its business, our Company, including in particular LMG and WFOE, may be subject to challenges from various PRC taxing authorities regarding the amounts of taxes due. In accordance with U.S. GAAP standard, we recorded a tax liability of US$2,726,821 and US$1,616,184 as of June 30, 2019 and 2018, respectively, for the possible underpayment of income and business taxes. It is possible that our tax liability for past years may be higher than those amounts, if the PRC authorities determine that we are subject to penalties or that we have not paid the correct amount. Although our management believes it may be able to negotiate with local PRC taxing authorities a reduction to any amounts that such authorities may believe are due and a reduction to any interest or penalties thereon, we have no guarantee that we will be able to negotiate such a reduction. To the extent we are able to negotiate such amounts, national-level taxing authorities may take the position that localities are without power to reduce such liabilities, and such PRC taxing authorities may attempt to collect unpaid taxes, interest, and penalties in amounts greatly exceeding management’s estimates, resulting in a material and adverse impact on our financial condition and results of operations.
A severe or prolonged slowdown in the global or Chinese economy could materially and adversely affect our business and our financial condition.
The rapid growth of the Chinese economy has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.
Failure to maintain or enhance our brands or image could have a material and adverse effect on our business and results of operations.
We believe our “Yuezhong” brand is well-recognized among advertising clients and other film industry players such as cinema operators, film producers and advertising agencies in the local markets we operate in. Our brand is integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining quality of services across our operations, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.
We may not be able to successfully execute our strategy of expanding into new geographical markets in China, which could have a material and adverse effect on our business and results of operations.
We plan to expand our business into new geographical areas in China, such as first-tier, second-tier, and third-tier cities in the eastern seaboard area and central China. As China is a large and diverse market, consumer trends and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar expansion targets. In addition, our business model may not be successful in new and untested markets and markets with a different legal and business environment, such as Hong Kong and Macau. Therefore, we may not be able to grow our revenues in the new cities we enter into due to the substantial costs involved.
If advertising clients or the viewing public do not accept, or lose interest in, our pre-movie advertising network, we may be unable to generate sufficient cash flow from our operating activities and our prospects and results of operations could be negatively affected.
The market for pre-movie advertising networks in China is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media, such as television, print media, Internet and other types of out-of-home advertising. Our success depends on the acceptance of our pre-movie advertising network by advertising clients and agencies and their continuing and increased interest in this medium as a component of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our media network. Advertising clients may elect not to use our services if they believe that consumers are not receptive to our network or that our network does not provide sufficient value as an effective advertising medium. Likewise, if consumers find some element of our network to be disruptive or intrusive, movie theaters may decide not to allow us to operate the film screens in movie theaters and advertising clients may view our network as a less attractive advertising medium compared to other alternatives. In that event, advertising clients may determine to reduce their spending on our network and pre-movie advertising.
Pre-Movie advertising is a relatively new concept in China and in the advertising industry generally. If we are not able to adequately track filmgoers’ response to our programs, in particular tracking the demographics of filmgoers most receptive to pre-movie advertising, we will not be able to provide sufficient feedback and data to existing and potential advertising clients to help us generate demand and determine pricing. Without improved market research, advertising clients may reduce their use of pre-movie advertising and instead turn to more traditional forms of advertising that have more established and proven methods of tracking effectiveness.
If a substantial number of advertising clients lose interest in advertising on our media network for these or other reasons or become unwilling to purchase advertising time slots on our network, we will be unable to generate sufficient revenues and cash flow to operate our business, and our revenues, prospects and results of operations could be negatively affected.
We derive a large portion of our revenues from the provision of Multi-Channel Advertising Services. If there is a downturn in the film industry, we may not be able to diversify our revenue sources and our ability to generate revenues and our results of operations could be materially and adversely affected.
A large portion of our historical revenues and expected future revenues have been and will be generated from the provision of Multi-Channel Advertising Services, in particular through the display of advertisements on film screens before a movie starts. Our plan to increase our investments in film and TV programs production and distribution is also closely related to the film industry.
We do not have any current plans to expand outside of sectors related to the film industry and enter into other sectors to diversify our revenue sources. As a result, if there were a downturn in the film industry for any reason, we may not be able to diversify our revenue sources and our ability to generate revenues and our results of operations could be materially and adversely affected.
If we are unable to carry out our operations as specified in existing service rights agreements, retain existing service rights agreements or obtain new service rights agreements on commercially advantageous terms, we may be unable to maintain or expand our network coverage and our costs may increase significantly in the future.
Our ability to generate revenues from advertising sales depends largely upon our ability to operate on a large network of film screens that show our programs in movie theaters. This, in turn, requires that we retain existing service rights agreements and obtain new service rights agreements to operate in movie theaters.
We currently have service rights to place our pre-movie advertisements on film screens in 16 cities. We operate in 42 movie theaters of Wanda Cinemas and 33 movie theaters of Focus Film. We plan to gradually roll out our operations in 50 additional cities. We cannot, however, assure you that we will be able to obtain service rights agreements with Wanda Cinemas or Focus Film in these cities as well.
All of our service rights agreements to operate in movie theaters have terms ranging from 12 to 24 months without any automatic renewal provisions. Our service rights agreements to operate in the 33 movie theaters of Focus Film are subject to renewal before December 31, 2019, and our service rights agreements to operate in the 42 movie theaters of Wanda Cinemas are subject to renewal before December 30, 2020. Movie theaters tend to increase service rights fees over time. After the renewal of the Focus Film and Wanda Cinemas advertising services agreements, we may experience a significant increase in our costs of revenues. If we are unable to pass increased service rights costs on to our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Furthermore, as of September 30, 2019, all our service rights agreements to operate in movie theaters contained provisions granting us certain exclusive advertising rights. The scope of the exclusivity, however, varies from agreement to agreement. We cannot assure you that we will be able to retain these agreements, with or without exclusivity provisions, upon their expiration. If we were to lose exclusivity, in particular with the major movie theaters and leading movie theater operators, we may lose market share if our customers decide to place their advertisements on any competing film screens or otherwise decrease their spending on our network. Furthermore, certain service rights agreements contain provisions allowing the movie theaters to terminate the agreements unilaterally without any compensation due to change of law or violations of the service rights agreements. We cannot assure you that our service rights agreements will not be terminated, whether with or without justification.
We plan to renew our service rights agreements and enter into new service rights agreements for operating film screens in additional movie theaters. There is no assurance that we will able to retain our service rights agreements or obtain new service rights agreements on exclusive or satisfactory terms, or at all. If we fail to retain our service rights agreements to operate in major movie theaters, or retain exclusivity, if a significant number of our existing service rights agreements are terminated or not renewed, or if we are unable to effectively expand our network by obtaining new service rights agreements for our advertisements, advertising clients may find advertising on our network unattractive and may not wish to purchase advertising time slots on our network, which would cause our revenues to decline and our business and prospects to deteriorate.
A substantial majority of our pre-movie advertising revenues are currently concentrated in the movie theaters of Wanda Cinemas and Focus Film in Heilongjiang and Liaoning and a large portion of our Event Planning and Execution Services revenues are concentrated in a single client, Renhe Xinhai Advertising Company Limited (“Renhe”). If any of these companies experiences a material business disruption, we would likely incur substantial losses of revenues.
Although we have expanded our source of revenues by entering into an agreement with Focus Film in September 2018, a substantial majority of our pre-movie advertising revenues are still concentrated in 42 movie theaters of Wanda Cinemas in Heilongjiang and Liaoning and 33 movie theaters of Focus Film in Liaoning. In the fiscal year ended June 30, 2018, we derived about 90% of our pre-movie advertising revenue from the movie theaters of Wanda Cinemas. During the fiscal year ended June 30,2019, we still derived a majority of our pre-movie advertising revenue from the movie theaters of Wanda Cinemas. A material business disruption affecting Wanda Cinemas or Focus Film could render our advertising media in such movie theaters inoperative or materially limit the locations where we can place our pre-movie advertisements.
In the past, almost all of our Event Planning and Execution Services revenues were derived from services provided to a single client, Renhe. We derived 13% of our total revenue from Renhe in the fiscal year ended June 30, 2018. Although we increased the number of clients for our Event Planning and Execution Business to 12 during the fiscal year ended June 30, 2019, Renhe still contributed 15% of our total revenue during that period. We expect our services provided to Renhe to continue to contribute a significant portion of our revenues in the foreseeable future. If Renhe experienced any business difficulties or our business relationship with Renhe were disrupted and we are not able to add other source of revenue, we would likely incur substantial losses of revenues.
One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business.
As of September 30, 2019, we covered 13 out of the 16 cities where we provide our pre-movie advertising network through contractual arrangements with regional distributors. Under these arrangements, we provide our business model and operating expertise to local advertising companies in exchange for their acting as regional distributors of our pre-movie advertising services. Our contractual arrangements with our regional distributors, however, do not provide us with control or oversight over their everyday business activities, and one or more of our regional distributors may engage in activities that violate PRC laws and regulations governing the advertising industry and advertising content, or other PRC laws and regulations generally. Some of our regional distributors may not possess all the licenses required to operate an advertising business, or may fail to maintain the licenses they currently hold, which could result in local regulators suspending the operations of the network in those cities. In addition, although we have the right to review the advertising content that our regional distributors display on the portion of our pre-movie advertising network that they operate independently, our regional distributors may include advertising content on their part of the pre-movie advertising network and violate PRC advertising laws or regulations or expose them and us to lawsuits or result in the revocation of their business license. If any of these events occurs, it could harm our reputation in the industry.
If we are unable to attract advertising clients to purchase advertising time slots on our network, we will be unable to maintain or increase our advertising fees, which could negatively affect our ability to grow our profits.
The fees we charge advertising clients and agencies for time slots on our network depend on the size and quality of our network and the demand by advertising clients for advertising time on our network. We believe advertising clients choose to advertise on our network in part based on the size of our network and the desirability of the locations of the movie theaters we operate in. If we fail to maintain or increase the number of film screens we operate on or solidify our brand name and reputation as a quality pre-movie advertising provider, advertising clients may be unwilling to purchase time on our network or to pay the levels of advertising fees we require to grow our profits.
When our current pre-movie advertising network of film screens reaches saturation in the major movie theaters where we operate, we may be unable to offer additional time slots to satisfy all of our advertising clients’ needs, which could hamper our ability to generate higher levels of revenues and profitability over time.
When our pre-movie advertising network of film screens reaches saturation in any particular movie theater, we may be unable to offer additional advertising time slots to satisfy all of our advertising clients’ needs. We would need to increase our advertising rates for advertising in such movie theaters in order to increase our revenues. However, advertising clients may be unwilling to accept rate increases, which could hamper our ability to generate higher levels of revenues over time. In particular, the utilization rates of our advertising time slots in the movie theaters with best location are higher than those in other movie theaters and saturation of film screens in these movie theaters could have a material adverse effect on our growth prospects.
If we cannot manage our growth effectively and efficiently, our results of operations or profitability could be adversely affected.
Our revenue for the fiscal year ended June 30, 2019, was US$11,679,690, an increase of 132% from US$5,037,793 for the fiscal year ended June 30, 2018. We intend to continue to expand our services and operations. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also place significant demands on us to maintain the quality of our services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our services. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified advertising service professionals as well as other administrative and sales and marketing personnel, particularly as we expand into new markets and launch new business initiatives. We may not be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new expansion into our operations. As a result, our quality of service may deteriorate and our results of operations or profitability could be adversely affected.
If we are unable to compete successfully, our financial condition and results of operations may be harmed.
In the pre-movie advertising market inside Heilongjiang and Liaoning, we believe that we currently do not have any credible competitors because we currently occupy 82% of the market share in the pre-movie advertising market in Heilongjiang and Liaoning. We, however, compete for overall advertising spending with other alternative media companies, such as Internet, street furniture, billboard and public transportation advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio. We also compete for advertising dollars spent in the pre-movie advertising industry and face competition from new entrants into film multimedia industry in the future. Competition in the advertising industry is primarily based on quality of services or program, brand name recognition, network size and geographic coverage, price, and range of services.
Significant competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significant greater brand recognition, financial, marketing or other resources and may be able to mimic and adopt our business model. Several of our competitors have significantly larger advertising networks than we do, which gives them an ability to reach a larger number of overall potential consumers and which make them less susceptible to downturns in particular sectors, such as film industry. Significant competition will provide advertising clients with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits.
We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content we provide through our pre-movie advertising network.
Civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our network. If consumers find the content displayed on our network to be offensive, movie theaters may seek to hold us responsible for any consumer claims or may terminate their relationships with us. Offensive and objectionable content and legal standards for defamation and fraud in China are less defined than in other more developed countries and we may not be able to properly screen out unlawful content.
In addition, if the security of the content management system of our pre-movie advertising network is breached and unauthorized images, text or audio sounds are displayed on our network, viewers or the PRC government may find these images, text or audio sounds to be offensive, which may subject us to civil liability or government censure despite our efforts to ensure the security of our content management system. Any such event may also damage our reputation. If our advertising viewers do not believe our content is reliable or accurate, our business model may become less appealing to viewers in China and our advertising clients may be less willing to place advertisements on our network.
If we fail to hire, train and retain qualified managerial and other employees, our business and results of operations could be materially and adversely affected.
We place substantial reliance on the advertising market experience and knowledge of our senior management team as well as their relationships with other industry participants. Mr. Bo Jiang, our chairman, and Mr. Tao Jiang, our chief executive officer, are particularly important to our future success due to their substantial experience and reputation in the advertising market. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of the services of one or more members of our senior management team due to their departure, or otherwise, could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current senior management could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our senior management, our business and results of operations could be materially and adversely affected.
Our advertising service professionals interact with our customers on a daily basis. They are critical to maintaining the quality and consistency of our services and our brand and reputation. It is important for us to attract qualified managerial and other employees who have experience in advertising related services and are committed to our service approach. There may be a limited supply of qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. We must hire and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our operations in various geographic locations. We must also provide continuous training to our managerial and other employees so that they are equipped with up-to-date knowledge of various aspects of our operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may decrease in one or more of the markets where we operate, which in turn, may cause a negative perception of our brand and adversely affect our business.

Any failure to register our trademarks or protect our copyright, and other intellectual property rights could have a negative impact on our business.
The Company is currently in the process of registering the “Leaping Media Group” trademark and owns the copyright of its logo, the web TV series “Meet Myself,” and the film “The Master-Hand.” We believe our trademarks in the registration process, copyright, and other intellectual property rights are critical to our success. Any unauthorized use of our trademarks in the registration process and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing fraudulent or unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks in the registration process and other intellectual property rights, we may lose these rights and our business may suffer materially.
The Company owns the internet domain name “yzcmmedia.cn” and is currently in the process of registering the internet domain name “yzcmmedia.com.” As internet domain name rights are not rigorously regulated or enforced in China, other companies may incorporate in their domain names elements similar in writing or pronunciation to “Yuezhong” or their Chinese equivalents in the future. This may result in confusion between those companies and our company and may lead to the dilution of our brand value, which could adversely affect our business.
Future acquisitions may have an adverse effect on our ability to manage our business.
We may acquire businesses, technologies, services or products which are complementary to our core digital media network business. Future acquisitions may expose us to potential risks, including risks associated with: the integration of new operations, services and personnel; unforeseen or hidden liabilities; the diversion of resources from our existing business and technology; our potential inability to generate sufficient revenue to offset new costs; the expenses of acquisitions; or the potential loss of or harm to relationships with both employees and advertising clients resulting from our integration of new businesses.
Any of the potential risks listed above could have a material and adverse effect on our ability to manage our business, our revenues and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by us, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our shareholders.
We have no control over theater chain companies and our Movie Theater Operating Business may be adversely affected if our access to films is limited or delayed.
In China, film production and distribution entities provide films directly to theater chain companies. Operators of movie theaters lack opportunities to negotiate directly with the film production and distribution entities for purposes of movie screening. For a movie theater to get the license to screen any movies, it is required to join an existing theater chain or establish its own theater chain. Therefore, we rely on theater chain companies, over whom we have no control, for the films that we exhibit. Although we have entered into Theater Chain Agreements with Liaoning North Cinema Line Co., Ltd., according to which the theater chain company will provide us with a certain number of films each year, we cannot decide which particular films would be provided to us or whether the films provided to us are popular at the moment of exhibition. If the theater chain we have joined could not obtain licenses for first-run exhibition of popular films, our access to such films would be limited or delayed and our business may be adversely affected. To the extent that we are unable to obtain the license for the exhibition of a popular film in our theaters, our operating results may be adversely affected.
Our Movie Theater Operating Business depends on film production and performance.
Our ability to operate successfully depends upon the availability, diversity, and appeal of films, our ability to obtain licensed films, and the performance of such films in our markets. The most attended films are usually released during the summer, the calendar year-end holidays, and other holidays, making our Movie Theater Operating Business highly seasonal. Poor performance of, or any disruption in the production of these films (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major film studios, could hurt our business and results of operations. Conversely, the successful performance of these films, particularly the sustained success of any one film, or an increase in effective marketing efforts of the major film studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations.
Our movie theaters are subject, at times, to intense competition.
Our movie theaters are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits, or smaller independent exhibitors. Competition among theater exhibition companies is often intense with respect to the following factors:
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Attracting patrons.   The competition for patrons is dependent upon factors such as the availability of popular films, the location and number of theaters and screens in a market, the comfort and quality of the theaters, and pricing. Competitors have built or may be planning to build theaters in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

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Licensing films.   We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential, and the location and condition of an exhibitor’s theaters.

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New sites and acquisitions.   We must compete with exhibitors and others in our efforts to locate and acquire attractive new and existing sites for our theaters. There can be no assurance that we will be able to acquire such new sites or existing theaters at reasonable prices or on favorable terms. Moreover, some of these competitors may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring theaters or may have to pay more than we would prefer to make an acquisition.

The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks, and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay-per-view, and home video systems, and from other forms of in-home entertainment.
An increase in the use of alternative film delivery methods or other forms of entertainment may drive down the attendance of our theaters and limit our ticket prices.
We compete with other film delivery methods, including network, syndicated cable and satellite television, and DVDs, as well as video-on-demand, pay-per-view services, and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theater, and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theaters, limit the prices we can charge for admission, and materially adversely affect our business and results of operations.
General political, social, and economic conditions can reduce the attendance of our movie theaters.
Our success depends on general political, social, and economic conditions and the willingness of consumers to spend money at movie theaters. If going to films becomes less popular or consumers spend less on concessions, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Geopolitical events, including the threat of domestic terrorism or cyber attacks, could cause people to avoid our theaters or other public places where large crowds are in attendance. In addition, due to our concentration in certain markets, natural disasters such as hurricanes or earthquakes in those markets could adversely affect our overall results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are involved in our Movie Theater Operating Business.
Business insurance is not readily available in the PRC and we may suffer a loss due to a lack of business insurance to cover third-party liability claims related to personal injury, or property damage arising from accidents during our operations of movie theaters. We would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire or casualty insurance, and there is no insurance coverage for our equipment, furniture, and buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our facility due to fire, severe weather, flood, or other cause, and such damage or loss would have a material adverse effect on our financial condition, business, and prospects.
If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.
We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. As we are an “emerging growth company,” we are expected to first include a management report on our internal controls over financial reporting in our annual report in the second fiscal year end following the effectiveness of our initial public offering. As such, these requirements are expected to first apply to our annual report on Form 20-F for the fiscal year ending on June 30, 2020. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.
Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We planned to remedy our material weaknesses and other control deficiencies in time to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our Ordinary Shares. Furthermore, we anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.
We will incur increased costs as a result of being a public company.
Once we become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company prior to our initial public offering. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we incur ongoing additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
Increases in labor costs in the PRC may adversely affect our business and our profitability.
China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.
In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and its amendments that became effective in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. Besides, pursuant to the Labor Contract Law and its amendments, dispatched employees are intended to be a supplementary form of employment and the fundamental form should be direct employment by enterprises and organizations that require employees. Further, it is expressly stated in the Interim Provisions on Labor Dispatch that became effective on March 1, 2014 that the number of seconded employees an employer uses may not exceed 10% of its total labor force and the employer has a two-year transition period to comply with such requirement. The transition period ended on February 29, 2016, and those PRC subsidiaries have taken steps to decrease the number of seconded employees. If the relevant PRC subsidiaries are deemed to have violated the limitation on the use of seconded employees under the relevant labor laws and regulations, we may be subject to fines and incur other costs to make required changes to our current employment practices.
As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.
Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.
We are incorporated in the Cayman Islands and conduct our operations primarily in China. Substantially all of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, all of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to WFOE, our PRC subsidiary, or to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Any funds we transfer to WFOE, our PRC subsidiary, or to our VIE, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or “FIEs,” the combined amount of offshore capital contributions and loans cannot exceed the FIE’s approved total investment amount. Any capital contributions to our PRC subsidiary must be filed with the Ministry of

Commerce of the People’s Republic of China (the “MOFCOM”) or its local counterparts, and registered with a local bank authorized by the State Administration of Foreign Exchange, or “SAFE.” In addition, (a) any loan provided by us to WFOE, which is a FIE, cannot exceed the difference between its total investment amount and registered capital, and must be registered with SAFE or its local counterparts, and (b) any loan provided by us to our VIE which is a domestic PRC entity, over a certain threshold, must be approved by the relevant government authorities and must be registered with SAFE or its local counterparts. Given that the approved registered capital and total investment amount written in the article of WFOE are currently the same, if we seek to make a capital contribution to WFOE we must first apply to increase both its registered capital and total investment amount, while if we seek to provide a loan to WFOE, we must first increase its total investment amount. We currently do not have any immediate plans to utilize the proceeds from this offering to make capital contribution into WFOE or provide any loan to WFOE or to our VIE. See “Use of Proceeds.” If we seek to make capital contribution into WFOE or provide any loan to WFOE or to our VIE in the future, we may not be able to obtain the required government approvals or complete the required registrations on a timely basis, if at all. If we fail to receive such approvals or complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.
On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or “SAFE Circular 19.” SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the RMB fund converted from their foreign exchange capitals for expenditure beyond their business scopes, providing entrusted loans or repaying loans between non-financial enterprises. Violations of these Circulars could result in severe monetary or other penalties. Although the Company currently does not have any immediate plans to convert the net proceeds of this offering to RMB, SAFE Circular 19 and relevant foreign exchange regulatory rules potentially limit our ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by our VIE or to invest in or acquire any other PRC companies through WFOE or our VIE, which may adversely affect our business, financial condition, and results of operations.
Since our chairman, our CEO, and our vice president together will own 66.43% of our Ordinary Shares following this offering, they will have the ability to elect directors and approve matters requiring shareholder approval by way of ordinary resolution or special resolution.
Mr. Bo Jiang, our chairman, is currently the beneficial owner of 5,985,915.4930, or 37.36% of our issued Ordinary Shares. Mr. Tao Jiang, our CEO, is currently the beneficial owner of 2,992,957.7465, or 18.68% of our issued Ordinary Shares. Ms. Di Wang, our vice president, is currently the beneficial owner of 2,992,957.7465, or 18.68% of our issued Ordinary Shares. The three of them together are holding 74.72% of our outstanding Ordinary Shares. They will collectively have the right to vote 66.43% of the Ordinary Shares after this offering. As result, they will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. Depending on the percentage, they may have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. They will have significant influence over a decision to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.
The tariffs by the U.S. government and the trade war between the U.S. and China, and on a larger scale, internationally, may dampen global growth. If the U.S. government, in the future, subjects the services that we provide to tariffs, our business operations and revenues may be negatively impacted.
The U.S. government has recently, among other actions, imposed new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices and China has responded by imposing new or higher tariffs on specified products imported from the United

States. Based on our analysis of the list of products affected by the tariffs, we expect that the tariffs will not have a material direct impact on our business operations, as currently, we are based in the PRC, and provide services to customers exclusively located within the PRC market. The imposed tariffs, however, may cause the depreciation of the RMB currency and a contraction of certain PRC industries that will likely be affected by the tariffs. As such, there may be potential decrease in the spending powers of advertising customers, which in turn, may lead to a contraction of the PRC advertising market. As such, we may have access to fewer business opportunities and our operation may be negatively impacted. In addition, future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business and we cannot provide any assurances as to whether such actions will occur or the form that they may take.
Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from disclosure and other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See “Implications of Our Being an ‘Emerging Growth Company.’”
Risks Relating to Doing Business in the PRC
There are uncertainties under the Foreign Investment Law relating to the status of businesses in China controlled by foreign invested projects primarily through contractual arrangements, such as our business.
The MOFCOM, and the National Development and Reform Commission, or “NDRC,” promulgated the Special Measures for Foreign Investment Access (2019 version), or the “2019 Negative List,” on June 30, 2019, which became effective on July 30, 2019. According to the 2019 Negative List, the advertising services sector and event planning and execution services sector, in which the Company is currently engaged in business operations, are not deemed to be either “restricted” or “prohibited” for foreign investors. The MOFCOM and NDRC, however, publish new Catalogues from time to time that may change the scope of the “negative list,” and as such it is uncertain whether future Catalogues may re-classify the advertising services sector or event planning and execution services sector in the “negative list.” Pursuant to the 2019 Negative List, foreign investors are also prohibited from investing in film production or distribution companies, movie theater operating companies, and film importing business; as for construction and operation of movie theaters, the controlling shareholder shall be Chinese citizens or institutions. LMG is currently engaged in the business of producing films and operating movie theaters, which are on the 2019 Negative List.
The 2019 Negative List also states that foreign investors are prohibited to invest in the production and operation of broadcasting and TV programs. In addition, according to the Administrative Rules on Production and Operation of Broadcasting and Television Programs, wholly foreign-owned enterprises, joint ventures, and cooperative enterprises in the PRC are not allowed to establish any institution aiming at the production and operation of broadcasting and TV programs, or engaging in any activities for production and operation of broadcasting and TV programs. The required Broadcasting and Television Program Production and Operation Permit is also prohibited to be issued to any wholly foreign-owned enterprises, joint ventures, or cooperative enterprises in the PRC. Our VIE, LMG, and its subsidiary, Yuezhong (Beijing) Film Co., Ltd., are currently holding their Broadcasting and Television Program Production and Operation Permit for the production of TV programs as part of our major business. Our offshore special purpose vehicle, or the “SPV”, is not allowed to be a shareholder of our VIE.
The MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015, or the “2015 FIL Draft,” which expanded the definition of foreign investment and introduced the principle of  “actual control” in determining whether a company is considered an FIE. Under the 2015 FIL Draft, VIEs that are controlled via contractual arrangement would also be deemed as FIEs if they are ultimately

“controlled” by foreign investors. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the “FIL,” which will come into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises, and the Law of the PRC on Sino-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the FIL, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council. Although the FIL has deleted the particular reference to the concept of  “actual control” and contractual arrangements in the 2015 FIL Draft, there is still uncertainty regarding whether our VIE would be identified as a FIE in the future. As a result, we cannot assure you that the FIL, when it becomes effective, will not have a material and adverse effect on our ability to conduct our business through our contractual arrangements.
If we are deemed to have a non-PRC entity as a controlling shareholder, the provisions regarding control through contractual arrangements could reach our VIE arrangement, and as a result LMG could become subject to restrictions on foreign investment, which may materially impact the viability of our current and future operations. Specifically, we may be required to modify our corporate structure, change our current scope of operations, obtain approvals or face penalties or other additional requirements, compared to entities which do have PRC controlling shareholders. Uncertainties exist with respect to the interpretation and implementation of FIL and how it may impact the viability of our current corporate structure, corporate governance and business operations.
It is uncertain whether we would be considered as ultimately controlled by Chinese parties. Mr. Bo Jiang, our chairman and a PRC citizen, Mr. Tao Jiang, our chief executive officer and a PRC citizen, and Di Wang, our vice president and a PRC citizen, beneficially and indirectly own 74.72% of our outstanding voting securities. It is uncertain, however, if these factors would be sufficient to give them control over us under the FIL. If future revisions or implementation rules of the FIL mandate further actions, such as the MOFCOM market entry clearance or certain restructuring of our corporate structure and operations, there may be substantial uncertainties as to whether we can complete these actions in a timely manner, if at all, and our business and financial condition may be materially and adversely affected.
Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.
We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the advertising and movie industries, including censorship and other restriction on material which can be transmitted over advertising network, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our pre-movie advertising network.
Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.
Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the securities business in general and businesses using advertising service in particular. We cannot assure you that the PRC government will pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the Company and its shareholders may be subject to penalties if we are not able to remediate the non-compliance.
In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37,” which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or “Circular 75.” According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Moreover, Circular 37 applies retroactively. As a result, Chinese residents who have contributed domestic assets or interests to a SPV, but failed to complete foreign exchange registration of overseas investments as required before July 4, 2014, are required send a letter to SAFE and its branches for explanation. SAFE and its branches shall, under the principle of legality and legitimacy, conduct supplementary registration, and impose administrative punishment on those in violation of the administrative provisions on the foreign exchange pursuant to the law. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully.
Mr. Bo Jiang, Mr. Tao Jiang, and Ms. Di Wang, who are our beneficial owners and PRC residents, have not completed the initial foreign exchange registration. We have requested our shareholders who are Chinese residents to make the necessary applications, filings, and amendments as required under Circular 37 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. We cannot, however, provide any assurances that all of our shareholders who are Chinese residents will comply with our request to obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules.
We cannot assure you that our shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE or complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject our SPV to restrictions imposed on foreign exchange activities, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders, and repatriation of profits and dividends derived from SPV by Chinese residents to China are illegal. In addition, the failure of the Chinese resident shareholders to complete the registration may subject the shareholders to fines less than RMB50,000 (approximately US$7,091).
In addition, pursuant to Circular 37 and Provisional Measures on Administration of Filing for Establishment and Change of Foreign Investment Enterprises, when WFOE completes establishment registration formalities with the State Administration for Industry and Commerce (the “SAIC”) branches, the establishment filing information for foreign investment enterprise shall be submitted together online to the MOFCOM. Due to the shareholders’ failure to complete the foreign exchange registration process required by Circular 37, WFOE could not complete the required filing obligations as a foreign investment enterprise and WFOE or its shareholder might be subject to a fine of not more than RMB30,000 (approximately US$4,254).
Further, failure by WFOE to obtain the certificate of establishment filing results in its inability to complete the foreign exchange registration. As a result, our SPV cannot contribute registered capital as well as additional capital to WFOE. The offshore financing funds are also not allowed to be used in China. If WFOE fails to obtain necessary registered capital within the approved business time limit, the industries and commercial administrative authorities might revoke its business license. Due to the failure by WFOE to complete the foreign exchange registration, WFOE is also unable to pay dividends or make distributions to our SPV.

Failure to comply with the SAFE registration requirements could also result in penalties under PRC law for evasion of foreign exchange regulations. According to the Foreign Exchange Control Regulations of PRC, which was promulgated on August 5, 2008, persons who evade foreign exchange by transferring foreign exchange from China to overseas or by using fraudulent means to transfer domestic capital to overseas in violation of the provisions shall be ordered by the foreign exchange control authorities to recover the foreign exchange within a stipulated period and be subject to a fine of not more than 30% of the amount of evaded foreign exchange; where the case is serious, a fine ranging from 30% of the amount of evaded foreign exchange to the equivalent value shall be imposed; where the case constitutes a criminal offence, criminal liability shall be pursued in accordance with the law. Persons who remit foreign exchange into China in violation of the provisions shall be ordered by the foreign exchange control authorities to make correction and be subject to a fine of not more than 30% of the illegal amount; where the case is serious, a fine ranging from 30% of the illegal amount to the equivalent value shall be imposed. Persons who engage in illegal conversion of foreign currencies shall be ordered by the foreign exchange control authorities to do a reverse exchange of the funds involved in the illegal conversion of foreign currencies and be subject to a fine of not more than 30% of the illegal amount.
Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.
We are required under PRC law to participate in various government sponsored employee benefit plans, including social insurance fees and housing provident funds, and contribute to the plans in amounts equal to certain percentages of salaries of our employees at locations where we operate our businesses. LMG has not made adequate employee benefit payments to the social insurance fees, or opened bank accounts for its employees’ housing fund deposits and deposited employees’ housing funds, as required by PRC laws and regulations. LMG may be required to make up the contributions for the social insurance fees and pay late fees equal to 0.05% of the shortage of contributions for each day LMG fails to make up the contributions. Fines up to three times of such shortage may be imposed on LMG if it fails to make up the difference within the time frame prescribed by relevant government authorities.
In addition, the relevant PRC authorities may order LMG to open bank accounts for housing fund deposits, make the payment, and deposit the unpaid housing funds within a prescribed time limit. If LMG fails to go through the formalities to open the accounts within the prescribed time limit, a fine of not less than RMB10,000 (approximately US$1,418) nor more than RMB50,000 (approximately US$7,091) shall be imposed. If LMG fails to make the payment and deposit the housing funds within the prescribed time limit, an application may be made to the people’s court for compulsory enforcement. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.
We have not completed the necessary filing procedures for our original Internet film “The Master-Hand,” and, as a result, the planned release of the film may be delayed or we may even be ordered to cancel the release, which could materially and adversely affect our business and our financial condition.
According to the Notice on Further Strengthening the Planning, Construction and Management of Internet Original Audio-video Programs, basic information of key Internet audio-video programs, which are Internet movies (micro movies) with an investment of more than RMB one million (approximately US$141,844), shall be filed for record by the Internet audio-video service entities at the stage of creation planning.
In addition, according to the Notice on Further Strengthening the Management of Internet Audio-video Programs including Web Series and Micro Movies as well as the Supplementary Notice on Further Perfecting the Management of Internet Audio-video Programs including Web Series and Micro Movies, prior to publishing Internet audio-video programs, including web series and micro movies, Internet audio-video service entities shall organize examiners to review on such programs. After this self-examination is completed, the Internet audio-video service entities shall also submit information of their self-examined programs to provincial branches of the State Administration of Press, Publication, Radio, Film, and Television (the “SAPPRFT”) for record-filing and obtain the filing numbers. The programs shall not be published online until the processes of information record-filing have been completed and the filing numbers have been labeled on the programs by the Internet audio-video service entities.

As of the date of this prospectus, although we have submitted an application for record-filing for our original Internet film script of the film “The Master-Hand” for its creation planning information, we have not completed the filing procedures as required by the regulations. We cannot estimate the specific timeline for us to complete such filing procedures or assure you that the filing procedures will be completed. As a result, the release of the film may be delayed or we may even be ordered to cancel the release, which could materially and adversely affect our business and our financial condition.
Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.
Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currently of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.
Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.
The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”
If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise,” any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Ordinary Shares.
There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.
Under the PRC EIT Law and its implementation rules, the profits of an FIE generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. The beneficial owner of the relevant dividends and the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.
Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. Yuezhong Media HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from Yuezhong Media HK.
Our contractual arrangements with LMG and its shareholders may not be effective in providing control over LMG.
All of our current revenue and net income is derived from LMG and its subsidiaries. We do not have an equity ownership interest in LMG but rely on contractual arrangements with LMG to control and operate its business and the business of its subsidiaries. However, these contractual arrangements may not be effective in providing us with the necessary control over LMG and its operations. Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of LMG, which will result in a significant loss in the value of an investment in our company. We rely on contractual rights through our VIE structure to effect control over and management of LMG and its subsidiaries which exposes us to the risk of potential breach of contract by the shareholders of LMG. In addition, as our chairman Mr. Bo Jiang, our CEO Mr. Tao Jiang, and our vice president Ms. Di Wang, prior to the closing of this offering, own 50%, 25%, and 25% of LMG’s outstanding equity, respectively, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.
Because we conduct our business through LMG, a VIE, if we fail to comply with applicable law, we could be subject to severe penalties and our business could be adversely affected.
We operate our business through LMG, a VIE, the equity of which is owned by Mr. Bo Jiang, our chairman, Mr. Tao Jiang, our CEO, and Ms. Di Wang, our vice president, through a series of contractual agreements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of LMG are treated as our assets and liabilities and the results of operations of LMG are treated in all respects as if they were the results of our operations. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between WFOE and LMG.
On or around September 2011, various media sources reported that the China Securities Regulatory Commission (the “CSRC”) had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with VIE structures that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to VIE structures will be adopted or what they would provide.
If WFOE, LMG or their ownership structure or the contractual arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE or LMG fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:
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revoking the business and operating licenses of WFOE or LMG;

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discontinuing or restricting the operations of WFOE or LMG;

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imposing conditions or requirements with which we, WFOE, or LMG may not be able to comply;

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requiring us, WFOE, or LMG to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of LMG;

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restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

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imposing fines.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable, and LMG will not be treated as a VIE and we will not be entitled to treat LMG’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of LMG from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Ordinary Shares from Nasdaq Capital Market and a significant impairment in the market value of our Ordinary Shares.
If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.
U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our stock.
The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.
We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.
The failure to comply with PRC regulations relating to mergers and acquisitions of domestic projects by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure.
On August 8, 2006, MOFCOM, joined by the CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the SAIC, and SAFE, jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. These regulations, among other things, have certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies, to obtain the approval of the MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.
The application of the M&A Rules with respect to our corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. Thus, it is possible that the appropriate PRC government agencies, including MOFCOM, would deem that the M&A Rules required us or our entities in China to obtain approval from the MOFCOM or other PRC regulatory agencies in connection with WFOE’s control of LMG through contractual arrangements. If the CSRC, MOFCOM, or another PRC regulatory agency determines that government approval was required for the VIE arrangement between WFOE and LMG, or if prior CSRC approval for overseas financings is required and not obtained, we may face severe regulatory actions or other sanctions from the MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure our current corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.
The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, LMG’s ability to remit its profits to us or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by Mr. Bo Jiang, principal shareholder of the Registrant and the VIE, over whom we may have no control.
Our contractual agreements with LMG are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.
As all of our contractual arrangements with LMG are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Disputes arising from these contractual arrangements between us and LMG will be resolved through arbitration in China, although these disputes do not include claims arising under the United States federal securities law and thus do not prevent you from pursuing claims under the United States federal securities law. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements, through arbitration, litigation and other legal proceedings remain in China, which could limit our ability to enforce these contractual arrangements and exert effective control over LMG. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over LMG, and our ability to conduct our business may be materially and adversely affected.
Risks Relating to this Offering and the Trading Market
There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.
Prior to this offering, there has not been a public market for our Ordinary Shares. We plan to apply for the listing of our Ordinary Shares on the Nasdaq Capital Market. However, an active public market for our Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.
NASDAQ may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities.
NASDAQ Listing Rule 5101 provides NASDAQ with broad discretionary authority over the initial and continued listing of securities in NASDAQ and NASDAQ may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on NASDAQ inadvisable or unwarranted in the opinion of NASDAQ, even though the securities meet all enumerated criteria for initial or continued listing on NASDAQ. In addition, NASDAQ has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the Public Company Accounting Oversight Board (“PCAOB”), an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. NASDAQ was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. NASDAQ might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.
The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.
The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriter, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.
You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.
The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of US$4.28 per share, assuming an initial public offering price of US$5.00, the midpoint of the range set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.
Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.
Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 16,021,126.7606 Ordinary Shares have been issued before the consummation of this offering and 18,021,126.7606 Ordinary Shares will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.
We do not intend to pay dividends for the foreseeable future.
We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.
If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.
The trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.
The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriter and us and may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•
actual or anticipated fluctuations in our revenue and other operating results;

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the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•
actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•
price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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lawsuits threatened or filed against us; and

•
other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.
Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.
We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.
If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.
We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.
Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.
Nasdaq Listing Rule requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors.
If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.
We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.
In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.
If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:
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a limited availability for market quotations for our securities;

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reduced liquidity with respect to our securities;

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a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

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limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control.
Some provisions of our amended and restated memorandum and articles of association, as adopted by special resolutions on December 11, 2018, may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:
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provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

•
provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.
Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which our Ordinary Shares are listed or traded from time to time, our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien.
Where the Ordinary Shares are not listed on or subject to the rules of Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:
(a)
the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)
the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)
the instrument of transfer is properly stamped, if required;

(d)
the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)
any fee related to the transfer has been paid to us; and

(f)
the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in the public offering. Once the Ordinary Shares have been listed, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in the Company’s register of members will remain with DTC/Cede & Co. All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.
The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.
Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2018 Revision) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.
You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in the Company.
Recently introduced economic substance legislation of the Cayman Islands may adversely impact us or our operations.
The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union (the “EU”) as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (the “Substance Law”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. On March 12, 2019, the EU, as part of this ongoing initiative, announced the results of its assessment of the 2018 implementation efforts by various countries under its review. Cayman Islands was not on the announced list of non-cooperative jurisdictions, but was referenced in the report (along with 33 other jurisdictions) as being among countries requiring adjustments to their legislation to meet EU concerns by December 31, 2019 to avoid being moved to the list of non-cooperative jurisdictions.
Based on the Substantive Law currently and announced guidance in effect, it is anticipated that the Company will be subject to limited substance requirements applicable to a holding company. At present, it is unclear what the Company will be expected to do in order to satisfy these requirements , but to the extent we are required to increase our substance in Cayman Islands, it could result in additional costs, which we do not presently expect to be material. Although it is presently anticipated that the Substance Law (including the ongoing EU review of Cayman Islands’ implementation of such law) will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification, adjustment, interpretation and EU review, it is not currently possible to ascertain the precise impact of these developments on the Company.
If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.
A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either
•
At least 75% of our gross income for the year is passive income; or

•
The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.
Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2018 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating LMG as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with LMG, and as a result, we are treating LMG as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, according to Internal Revenue Code Section 1297(c), a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Although WFOE does not technically own any stock in LMG, because of its control over management decisions of LMG, its entitlement to economic benefits associated with LMG, and the inclusion of LMG as part of the consolidated group (under Accounting Standards Codification (ASC) Topic 810, “Consolidation,” VIEs are generally consolidated with other related entities under common control), there is a risk that WFOE’s interest in LMG might be considered a deemed stock interest. Therefore, the income and assets of LMG should be included in the determination of whether or not we are a PFIC in any taxable year Since there is little to no guidance other than the statute itself  (Internal Revenue Code Section 1297(c)) and analogous portions of the code, treasury regulations and other accepted authorities, the IRS could challenge our position that the look through rule should apply in this. In the event the IRS takes the position that we should not treated as owning LMG for United States federal income tax purposes, we would likely be treated as a PFIC.

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.
Our pre-IPO shareholders, the “Beneficial Owners,” may be able to sell their Ordinary Shares under Rule 144 after the completion of this offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. We issued a total of 50,000,000 Ordinary Shares to the Beneficial Owners on August 24, 2018, of which 4,500,000 Ordinary Shares were subsequently returned to the Company and cancelled. On February 26, 2019, our shareholders approved a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-2.84 shares, which was effected on February 26, 2019. As a result, an aggregate of 16,021,126.7606 of our Ordinary Shares are issued as of the date of this prospectus. Under Rule 144, before the Beneficial Owners can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the issued Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•
future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•
our ability to execute our growth, and expansion, including our ability to meet our goals;

•
current and future economic and political conditions;

•
our ability to compete in an industry with low barriers to entry;

•
our ability to continue to operate through our VIE structure;

•
our capital requirements and our ability to raise any additional financing which we may require;

•
our ability to attract clients and further enhance our brand recognition; and

•
our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•
our ability to retain the services of Mr. Tao Jiang, our chief executive officer;

•
trends and competition in the advertising industry; and

•
other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.
Industry Data and Forecasts
This prospectus contains data related to the advertising industry in China. These industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The advertising industry may not grow at the rate projected by industry data, or at all. The failure of this industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the advertising industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States.
Substantially all of our assets are located in the PRC. In addition, most of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Hunter Taubman Fischer & Li LLC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
Ogier, our counsel with respect to the laws of the Cayman Islands, and Dentons Law Offices, LLP (Guangzhou) (“Dentons”), our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Ogier, has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. However, a judgment obtained in the United States may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.
Dentons has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Dentons has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$5.00 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus, and assuming the underwriter exercises its over-allotment option in full, of approximately US$8,447,002.
We plan to use the net proceeds we receive from this offering for the following purposes:
Use of Net Proceeds
Expand advertising network	US$2,521,099
Invest in films and movie theaters	US$2,521,099
Recruit senior-level employees	US$ 840,367
Mergers and acquisitions within the industry	US$2,521,099
The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.
As an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary through loans or capital contributions, subject to applicable regulatory approvals. We currently cannot make loans or capital contributions to our PRC subsidiary without first obtaining regulatory approvals, and if we decide to use the proceeds from this offering within the PRC, we cannot assure you that we will be able to obtain these regulatory approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Our Business — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to WFOE, our PRC subsidiary, or to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” We do not, however, plan to use the proceeds from this offering to provide a direct funding to WFOE or to our VIE. The uses specified above can generally be accomplished without transferring funds into the PRC since we plan for a great majority of these activities to be conducted offshore, including (1) expanding our advertising network to movie theaters outside the PRC, (2) investing in films and movie theaters outside the PRC, (3) conducting recruitment in Hong Kong or overseas, and (4) conducing any merger and acquisition using an offshore investment structure. Moreover, we believe the current cash reserves held by WFOE and our VIE, combined with the cash generated from their operating activities, will be sufficient for our operating and expansion needs within the PRC over the foreseeable future.

DIVIDEND POLICY
We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.
Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.
If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Yuezhong Media HK.
Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Yuezhong Media HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.
The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.
Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Yuezhong Media HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Yuezhong Media HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation — People’s Republic of China Enterprise Taxation.”
In order for us to pay dividends to our shareholders, we will rely on payments made from LMG to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to Yuezhong Media HK as dividends from LMG. Certain payments from our LMG to WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if LMG or its subsidiaries or branches incur debt on their own behalves in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.
Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Yuezhong Media HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Yuezhong Media HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Yuezhong Media HK. See “Risk Factors — Risks Relating to Doing Business in the PRC — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION
The following table sets forth our capitalization as of June 30,2019:
•
on an actual basis; and

•
on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of US$5.00 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriter and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	June 30, 2019
	Actual	Pro Forma As Adjusted(1)
	US$	US$
Equity
Share capital US$0.00284 par value, 50,000,000 Ordinary Shares authorized, 16,021,126.7606 Ordinary Shares issued and outstanding; 18,021,126.7606 Ordinary Shares issued and outstanding pro forma	45,500	51,180
Additional paid-in capital	421,398	7,416,882
Statutory reserve	875,271	875,271
Retained earnings	4,704,824	4,704,824
Accumulated other comprehensive loss	(54,021)	(54,021)
Total equity	5,992,972	12,994,136
Total capitalization	5,992,972	12,994,136

(1)
Assumes that the underwriter’s over-allotment option has not been exercised.

Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of US$5.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $7,001,164.
Each $1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $1.87 million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $4.68 million, assuming no change in the assumed initial public offering price per Ordinary Share as set forth on the cover page of this prospectus.

DILUTION
Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-2.84 shares that occurred on February 26, 2019.
If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.
Our net tangible book value as of June 30, 2019 was US$5,992,972, or US$0.37 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated discounts to the underwriter and the estimated offering expenses payable by us.
Without taking into account any other changes in net tangible book value after June 30, 2019, other than to give effect to our sale of 2,000,000 Ordinary Shares offered in this offering based on the initial public offering price of US$5.00 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus, after deduction of the estimated discounts to the underwriter and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2019, would have been US$12,994,136, or US$0.72 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US0.35 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of US$4.28 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.
A US$1.00 change in the assumed public offering price of US$5.00 per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by US$1.87 million, the pro forma net tangible book value per ordinary share after giving effect to this offering by US$0.10 and the dilution in pro forma net tangible book value per ordinary share to new investors in this offering by US$0.90, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.
The following table illustrates such dilution:
	Post- Offering(1)	Full Exercise of Over-Allotment Option
Assumed Initial public offering price per Ordinary Share	$5.00	$5.00
Net tangible book value per Ordinary Share as of June 30, 2019	$0.37	$0.37
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.35	$0.42
Pro forma net tangible book value per Ordinary Share immediately after this offering	$0.72	$0.79
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$4.28	$4.21

(1)
Assumes that the underwriter’s over-allotment option has not been exercised.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per Ordinary Share after the offering would be US$0.79, the increase in net tangible book value per Ordinary Share to existing shareholders would be US$0.42, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be US$4.21.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2019, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated discounts to the underwriter and the estimated offering expenses payable by us.
	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	16,021,126.7606	88.90%	$466,898	4.46%	$0.0291
New investors	2,000,000	11.10%	$10,000,000	95.54%	$5.0000
Total	18,021,126.7606	100.00%	$10,466,898	100.00%	$0.5808
The pro forma as adjusted information as discussed above is illustrative only.
Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-2.84 shares that occurred on February 26, 2019.
FACTORS AND TRENDS AFFECTING OUR RESULTS OF OPERATIONS
Our operating results are subject to general conditions typically affecting the advertising, media and entertainment industry, including changes in governmental policies and laws affecting advertising and film and TV investment, uneven economic growth and development across different regions of China, supply of and demand for films and pre-movie advertisements in local markets, entry barriers and competition from other advertising and film companies, and increases in operating costs and expenses due to inflation and other factors. Unfavorable changes in any of these general conditions could negatively affect our advertising volume, sales of our films and TV programs, and operation of our movie theaters and otherwise adversely affect our results of operations. Our operating results are more directly affected by company-specific factors, including our revenue growth and our ability to effectively manage our operating costs and expenses.
Our Strategy
Our goal is to become one of China’s leading film industry multimedia service providers, with geographical coverage in major first-tier and second-tier cities on the eastern seaboard and in the central area of China. Accomplishing this goal requires the successful implementation of the following strategies:
Expand the Geographic Coverage and Reach of Our Multi-Channel Advertising Network
We intend to expand the geographic coverage and reach of our pre-movie advertising network by connecting additional movie theaters to our network. Currently, our pre-movie advertising network covers 16 cities in the two provinces of Heilongjiang and Liaoning. We plan to expand our network into eight provinces on the eastern seaboard and in the central area of China in the next three years, including first-tier cities such as Hangzhou, Jinan, Nanjing, Qingdao, and Wuhan. In addition, after the completion of our proposed initial public offering on the Nasdaq Capital Market, we may start conducting business overseas and purchase pre-movie and outdoor advertising resources in the U.S.
Continue to Promote Our Brand Name and the Value of Pre-movie advertising
We will continue to promote our brand name through proactive sale and marketing efforts. We believe this will allow us to broaden our client base as well as strengthen our relationships with cinema operators, advertising agencies and content providers. We will also take initiatives to highlight the value of pre-movie advertising relative to other media. We will continue to utilize data analysis that helps our clients to better understand how our network can successfully reach their target audiences and promote their advertising campaigns. As a result, we hope to increase the number of our advertising clients from 433 now to a significantly larger number.
Increase Investment in Film and TV Program Production
We plan to increase our investment in the Film Production Business and produce at least one TV series and two films every year. Since the successful release of the web TV series “Meet Myself” in April 2018, we have been considering producing the second season; we have also invested in the film “The Master-Hand,”

which was filmed in 2018 and is planned to be released in February 2020. We will continue to work with both movie theaters and online platforms to increase the advertising and distribution of our films and TV programs. Some of the companies we currently work with are Wanda Cinemas, Enlight Media, Emperor Entertainment Group, and iQIYI. Working with these major channels provides more opportunities to distribute our films and TV programs. In addition, we intend to purchase high-quality Chinese and international TV programs and films with a focus on U.S. animations, and work with Broadway producers to introduce more Broadway shows to the Chinese audience.
Purchase and Operate Additional Movie Theaters
We plan to invest in or build 50 movie theaters in China through strategic cooperation and acquisitions in the next three years. These movie theaters will be located in first-tier and second-tier cities in China, such as Changchun, Hangzhou, Harbin, Qingdao, Shenyang, and Wuhan. As we look for suitable locations for our movie theaters, we have already signed leases with Shenyang Parkson Shopping Plaza Co., Ltd. and Zhongyao Real Estate Development (Shenyang) Co., Ltd. On February 2, 2019, June 16, 2019, and September 17, 2019, we opened our first three movie theaters in Shenyang, respectively. We are also in the process of renovating the space for our fourth movie theater and we are hopeful that it should be open in the coming months. The operation of our own movie theaters will further enhance both our Multi-Channel Advertising Business and Film Production Business.
BUSINESS OVERVIEW
We conduct substantially all of our business through our VIE, LMG, and its subsidiaries, in China. We primarily engage in Multi-Channel Advertising Business, Event Planning and Execution Business, Film Production Business, and Movie Theater Operating Business. Currently, our primary market is Heilongjiang Province and Liaoning Province, covering major second-tier cities in the areas such as Harbin and Shenyang.
For the fiscal years ended June 30, 2019 and 2018, our revenues were primarily generated from our Multi-Channel Advertising Business and Event Planning and Execution Business. In fiscal year 2019, we also generated revenue from releasing our TV series through iQiYi and from operating our movie theaters.
Our Multi-Channel Advertising Services include advertising creation and production, pre-movie advertisements display, and advertising result evaluation. Typically, we will sign an advertising service agreement with an advertising client to undertake the advertising campaign of the client. The scope of service varies according to clients’ needs; it could be a full package of all the above services, or the combination of the latter two services. The price of 15-second slots on our pre-movie advertising network currently ranges from US$3,810 to US$5,276 based on the number of movie theaters in which the advertisement is placed, the length of the time slot purchased, as well as the duration of the advertising campaign.
Our Event Planning and Execution Services include planning and arrangement of events, and production of related advertising materials. After entering an event planning and execution service agreement with a client, we will first decide on the suitable form for a marketing event. If it is an offline event, we choose an event venue based on the target customers and budget, design and order exhibition models, decorate the venue, and hold the event on the designated date. If it is an online event, our creatives come up with ideas and discuss them with our client, our designers design a website based on the idea, and our background supporters make sure that the website is successfully launched and maintained. Typical marketing events include brand promotion through elevator and in-store LED billboard advertisements and potential customer information collection by offering incentives such as static display, performances, free movie tickets, and VR experiences. Our fee for providing Event Planning and Execution Services is negotiated with the client on a case-by-case basis, depending on the scale and length of the event, the number of employees and independent contractors involved, and the desired effect of the event.
Our Film Production Services include investment in films and TV programs and their distribution in movie theaters or through online platforms. We did not generate any revenue from our Film Production Business in fiscal year 2018. The only film or TV program we released in those fiscal years was the web TV series “Meet Myself.” This web TV series debuted in April 2018, and we started to receive from our distributor fees in fiscal year 2019.

Our Movie Theater Operating Business includes investment in and running of movie theaters in China. On February 2, June 16, and September 17, 2019, we opened our first three movie theaters in Shenyang, respectively. As of June 30, 2019, we had been operating two movie theaters in Shenyang. As of September 30, 2019, we were operating three movie theaters in Shenyang with a total of 17 film screens.
RESULTS OF OPERATIONS
	For the years ended June 30,		Variance
	2019	2018	Amount	%
REVENUE:
Multi-Channel Advertising	$7,958,143	$4,005,598	$3,952,545	99%
Event Planning and Execution	2,604,892	1,032,195	1,572,697	152%
Film Production	775,080	—	775,080	100%
Movie Theater Operating	341,575	—	341,575	100%
Total revenue	11,679,690	5,037,793	6,641,897	132%
Cost of revenues	3,297,582	1,544,569	1,753,013	113%
Business taxes and surcharges	90,011	108,230	(18,219)	(17)%
Total cost of revenues	3,387,593	1,652,799	1,734,794	105%
GROSS PROFIT	8,292,097	3,384,994	4,907,103	145%
Selling expenses	62,811	61,587	1,224	2%
General and administrative expenses	1,342,480	256,423	1,086,057	424%
Total operating expenses	1,405,291	318,010	1,087,281	342%
INCOME FROM OPERATIONS	6,886,806	3,066,984	3,819,822	125%
OTHER INCOME (EXPENSE)
Interest income	158	174	(16)	(9)%
Other income (expenses)	1,645	(2)	1,647	(82,350)%
Total other income, net	1,803	172	1,631	948%
INCOME BEFORE INCOME TAX PROVISION	6,888,609	3,067,156	3,821,453	125%
PROVISION FOR INCOME TAXES	1,699,690	741,557	958,133	129%
NET INCOME	5,188,919	2,325,599	2,863,320	123
Other comprehensive income (loss)	(64,021)	13,470	(77,491)	(575)%
COMPREHENSIVE INCOME	$5,124,898	$2,339,069	$2,785,829	119%
Revenue
Our revenues for the years ended June 30, 2019 and 2018, were derived from the following sources:
	For the Years Ended June 30,				Change
	2019	%	2018	%	Amount	%
Multi-Channel Advertising	$7,958,143	68%	$4,005,598	80%	$3,952,545	99%
Event Planning and Execution	2,604,892	22%	1,032,195	20%	1,572,697	152%
Film Production	775,080	7%	—	—	775,080	100%
Movie Theater Operating	341,575	3%	—	—	341,575	100%
Total revenues	$11,679,690	100%	$5,037,793	100%	$6,641,897	132%
Our revenues increased by $6,641,897, or 132%, from $5,037,793 for the year ended June 30, 2018, to $11,679,690 for the year ended June 30, 2019.
Multi-Channel advertising revenue for the year ended June 30, 2019, was $7,958,143, an increase of 99% from $4,005,598 for the year ended June 30, 2018, primarily driven by an increase in pre-movie advertisement display. The pre-movie advertisement display revenue increased by 109% from $3,725,921 for the year ended June 30, 2018, to $ 7,779,784 for the year ended June 30, 2019. The increase was due to an increased number of film screens on which we provided pre-movie advertising services, from 307 in the year ended June 30, 2018, to 605 in the year ended June 30, 2019. The increase was also due to the opening of our own movie theaters. In fiscal year 2019, we opened our first two movie theaters in Shenyang. We expect our multi-channel advertising revenue will increase in the future as a result of opening of additional new movie theaters and obtaining new customers.
Event planning and execution revenue for the year ended June 30, 2019, was $2,604,892, an increase of 152% from $1,032,195 for the year ended June 30, 2018. Revenue generated from event planning and execution is directly related to the size and number of projects we undertake. In the year ended June 30, 2018, we had 35 projects, while in fiscal year 2019, we had 50 projects and many of which were larger projects and generated higher revenue. During the year ended June 30, 2019, we put greater efforts into developing this service and expanded our team, which helped us undertake more sizable projects and generate increased service revenue from our Event Planning and Execution Business.
Our Film Production Business include investment in films and TV programs and their distribution in movie theaters or through online platforms. In April 2018, we released the web TV series “Meet Myself.” Our revenue from film production business amounted to $775,080 for the year ended June 30, 2019, for distributing “Meet Myself” through the online platform. There was no such revenue for the year ended June 30, 2018. We expect to generate more revenue in film production business due to the release of new TV series and films.
Our movie theater operating revenue is generated primarily from box office admissions and snack and beverage sales. On February 1, 2019, and June 16, 2019, we opened our first and second movie theaters in Shenyang, respectively, with a total of 11 screens. Our revenue from movie theater operating amounted to $341,575 for the year ended June 30, 2019. We opened our third movie theater in Shenyang on September 17, 2019, and are also in the process of renovating the space for our fourth movie theater and expect it to open soon. We expect our movie theater operating revenue will increase in the future as a result of opening of additional new movie theaters.
Cost of revenues
Our cost of revenues for the years ended June 30, 2019 and 2018, was derived from the following sources:
	For the Years Ended June 30,				Change
	2019	%	2018	%	Amount	%
Multi-Channel Advertising	$2,519,575	74%	$1,357,409	82%	$1,162,166	86%
Event Planning and Execution	455,825	13%	187,160	11%	268,665	144%
Film Production	176,346	5%	—	—	176,346	100%
Movie Theater Operating	145,836	4%	—	—	145,836	100%
Business taxes and surcharges	90,011	4%	108,230	7%	(18,219)	(17)%
Total Cost of revenues	$3,387,593	100%	$1,652,799	100%	$1,734,794	105%
Cost of revenues for the year ended June 30, 2019, was $3,387,593, an increase of  $1,734,794, or 105%, from $1,652,799 for the year ended June 30, 2018.
Cost of multi-channel advertising increased by 86% from $1,357,409 for the year ended June 30, 2018, to $2,519,575 for the year ended June 30, 2019, primarily driven by an increase in the total number of film screens on which we provided pre-movie advertising services, from 307 in the year ended June 30, 2018, to 605 in the year ended June 30, 2019. Our fees paid for the exclusive rights to display pre-movie advertisements increased proportionately with the increase of the number of film screens on which we provided pre-movie advertising services.
Our costs of the Event Planning and Execution Business included venue rental fees, equipment costs, performers compensation, and other expenses in related activities. The number of event planning and execution projects increased from 35 for the year ended June 30, 2018, to 50 for the year ended June 30,

2019. Cost of event planning and execution increased by 144% from $187,160 for the year ended June 30, 2018, to $455,825 for the year ended June 30, 2019. In fiscal year 2019, in response to our rapid market growth and customer development, we expanded our team and internally established our service teams including the commerce, media, and technology departments. The percentage increase in cost of revenue was less than the percentage increase in revenue, mainly because some services previously outsourced to third parties at higher costs were performed in-house at lower costs.
Our costs associated with film production primarily include amortization of the direct production costs and production overhead costs incurred on our web TV series. We continued to release our web TV series “Meet Myself” through the online platform iQiYi during the year ended June 30, 2019. Costs of film production amounted to $176,346 for the year ended June 30, 2019, as compared to $Nil for the year ended June 30, 2018.
Our costs associated with movie theater operating primarily include film exhibition costs, which is accrued on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Costs of movie theater operating amounted to $145,836 for the year ended June 30, 2019, as compared to $Nil for the year ended June 30, 2018.
Gross profit and gross margin
Our gross profits for the years ended June 30, 2019 and 2018, are shown in the in the following table:
	For the Years Ended June 30,				Change
	2019	%	2018	%	Amount	%
Multi-Channel Advertising	$5,377,238	65%	$2,562,134	76%	$2,815,104	110%
Event Planning and Execution	2,128,991	26%	822,860	24%	1,306,131	159%
Film Production	592,761	7%	—	—	592,761	100%
Movie Theater Operating	193,107	2%	—	—	193,107	100%
Total gross profit	$8,292,097	100%	$3,384,994	100%	$4,907,103	145%
As a result of the foregoing, we had gross profit of  $8,292,097 and $3,384,994 for the year ended June 30, 2019 and 2018, respectively. The gross margins were 71% and 67% for the year ended June 30, 2019 and 2018, respectively, primarily as a result of increased gross margins of our event planning and execution services, as mentioned before.
Operating expenses
The following table sets forth the breakdown of our operating expenses for the years ended June 30, 2019 and 2018:
	For the Year Ended June 30,				Change
	2019	%	2018	%	Amount	%
Selling and marketing expenses	$62,811	4%	$61,587	19%	$1,224	2%
General and administrative expenses	1,342,480	96%	256,423	81%	1,086,057	424%
Total Amount	$1,405,291	100%	$318,010	100%	$1,087,281	342%
Selling and marketing expenses
Selling and marketing expenses increased by 2% from $61,587 for the year ended June 30, 2018, to $62,811 for the year ended June 30, 2019, primarily due to an increase in promotion expenses of  $17,977 for our newly opened movie theaters. The increase was partially offset by the decrease in our advertising expenses. The advertising expenses decreased by $16,863 from $19,766 for the year ended June 30, 2018, to $2,903 for the year ended June 30, 2019. As we established stable relationships with our suppliers and customers, we had decreased expenditures related to promotions in the year ended June 30, 2019.
General and administrative expenses
General and administrative expenses increased by 1,086,057 from $256,423 for the year ended June 30, 2018, to $1,342,480 for the year ended June 30, 2019, primarily as a result of increased audit fees and other professional consulting expenses, bad debt expenses, as well as entertainment and business travel expenses. In connection with our IPO efforts, we incurred audit fees of  $312,866 during the year ended June 30, 2019, as compared to $Nil in the same period in 2018. Consulting expenses in connection with the preparation of our IPO also increased by $249,209 as compared to $Nil in the same period in 2018. Rental expenses increased by $285,167 from $50,212 for the year ended June 30, 2018, to $335,379 for the year ended June 30, 2019, because we entered into new leases for our movie theaters. Meanwhile, during the year ended June 30, 2019, management determined that the collection of some of our accounts receivable associated with multi-channel advertising services could not be reasonably assured, and accrued for bad debt expenses of  $87,166 in accordance with our bad debt policy, an increase of  $48,111 as compared with $39,055 in the same period in 2018. In addition, entertainment and business travel expenses increased by $35,758 from $16,420 in the year ended June 30, 2018, to $52,178 in the year ended June 30, 2019. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as our business further grows. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of the proposed initial public offering.
Income tax expenses
Income tax expenses amounted to $1,699,690 and $741,557 for the years ended June 30, 2019 and 2018, respectively. The increase resulted from the increased taxable income for the year ended June 30, 2019.
Net income
As a result of the foregoing, our net income for the years ended June 30, 2019 and 2018, was $5,188,919 and $2,325,599, respectively.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2019, we had cash and cash equivalents of  $194,488 and a total working capital of $4,566,249, which were all held in PRC. Management believes that we will generate sufficient cash flows to fund our operations and to meet our obligations on timely basis for the next 12 months by the successful implementation of our business plans.
As of June 30, 2019, our principal sources of cash were revenues from our Multi-Channel Advertising Business and Event Planning and Execution Business. Most of our cash resources were used to pay for the exclusive rights for pre-movie advertisements, services received from third parties, rental expenses and capital expenditures, dividends to shareholders, and payroll.
Under applicable PRC regulations, foreign invested enterprises, or FIEs, in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the cumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.
In addition, all of our businesses and assets are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires the submission of a payment application form together with suppliers’ invoices, shipping documents, and signed contracts. These currency exchange control procedures imposed by the PRC government authorities may restrict the ability of our PRC subsidiary to transfer its net assets to the parent company, Leaping Group, through loans, advances, or cash dividends.
The following table provides the information about our working capital as of June 30, 2019 and 2018:

	As of June 30, 2019	As of June 30, 2018	Amount
			Amount	%
Current assets	$9,672,297	$2,537,419	$7,134,878	281%
Current liabilities	5,106,048	2,025,435	3,080,613	152%
Working capital	$4,566,249	$511,984	$4,054,265	792%
As of June 30, 2019, we had working capital of  $4,566,249, an increase of   $4,054,265, or 792%, from $511,984 as of June 30, 2018.
As of June 30, 2019, our total current assets were $9,672,297, which primarily included $7,384,640 in accounts receivable. We collected $0.6 million (RMB 4.4 million) of accounts receivable balance subsequently during the July to September 2019 period and expect to substantially collect the remaining accounts receivable balance within the next few months. The collection of our accounts receivable will make cash available to use in our operation as working capital, if necessary. In connection with our IPO efforts, we also incurred deferred offering costs of  $1,403,604, which will be offset against our IPO proceeds once we complete the IPO. As of June 30, 2019, we also had accrued expense and other payables of  $1,173,555, which primarily included payables for deferred offering costs, professional service fees, and others. As of June 30, 2019, our total current liabilities were $5,106,048, which primarily included $2,726,821 in taxes payable, $1,173,555 in accrued expense and other payables, and $449,058 in accounts payable.
As of June 30, 2018, our total current assets were $2,537,419, which primarily included $2,122,803 in accounts receivable and $362,549 in deposits. Our total current liabilities were $2,025,435 as of June 30, 2018, which primarily included $1,616,184 in taxes payable and $382,713 in deferred revenue and accrued expense and other payables.
Cash and cash equivalent
As of June 30, 2019, we had cash and cash equivalent of  $194,488, an increase of   $174,924 from $19,564 as of June 30, 2018, mainly due to cash inflows from our operating activities.
The following table summarizes our cash flows for the years ended June 30, 2019 and 2018:
	For the years ended June 30,
	2019	2018	Change
Net cash provided by operating activities	$1,965,866	$1,638,638	$327,228
Net cash used in investing activities	(918,678)	—	(918,678)
Net cash used in financing activities	(870,443)	(1,739,766)	869,323
Effect of changes of foreign exchange rate	(1,821)	4,499	(6,320)
Net increase (decrease) in cash	$174,924	$(96,629)	$271,553
Cash flow provided by operating activities
Net cash provided by operating activities increased from $1,638,638 during the year ended June 30, 2018, to $1,965,866 during the year ended June 30, 2019.
During the year ended June 30, 2019, cash provided by operating activities was $1,965,866, mainly derived from a net income of  $5,188,919, and the increase of bad debt provision of   $87,166, the increase of taxes payable of  $1,176,205 due to our increased taxable income for the year ended June 30, 2019, and the increased accrued expense and other payables of  $1,023,101. The increase was partially offset by the increase of accounts receivable of  $5,494,486 because we had increased revenue in all of our segments. Most of our accounts receivable were aged below nine months. We collected $0.6 million (RMB 4.4 million) of accounts receivable balance subsequently during the July to September 2019 period and expect to substantially collect the remaining accounts receivable balance within the next few months.
During the year ended June 30, 2018, cash provided by operating activities was $1,638,638, mainly derived from a net income of  $2,325,599, and the increase of bad debt provision of  $39,055, the increase of taxes payable of  $1,013,951, and the increase of deferred revenue of  $113,021, the decrease of advance to suppliers of  $271,154, offset by the decrease of deferred tax assets of  $38,019, the increase of accounts receivable of  $1,297,604, the increase of deposit receivables of  $279,725, the increase of inventories of $141,640, the increase of prepaid expense of  $30,508, the decrease of accounts payable of  $75,833, and the decrease of other payable of  $260,813.
Cash flow used in investing activities
Net cash used in investing activities was $918,678 for the year ended June 30, 2019, which represented the purchase of property and equipment and construction in progress. There were no investing activities during the year ended June 30, 2018.
Cash flow used in financing activities
Net cash used in financing activities was $870,443 for the year ended June 30, 2019, primarily due to increased deferred offering costs directly associated with our IPO amounted to $1,412,531. We have paid various service fees such as legal fees, underwriter due diligence fees, investor relationship fees, capital market advisory fees, as well as secretary company services fees to various service providers and we expect to offset such deferred offering costs against with the IPO proceeds once we complete our IPO in the near future.
Net cash used in financing activities was $1,739,766 for the year ended June 30, 2018, primarily due to the payment of dividend to our shareholders of  $2,157,623.
CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS
Contractual Obligations
Lease Commitments
We entered several leases for office spaces and movie theaters located at Shenyang and Harbin in China. Rental expense charged to operations under operating leases for the years ended June 30, 2019 and 2018, amounted to $335,379 and $50,212, respectively.
As of June 30, 2019, the future minimum rent payable under non-cancelable operating leases were:
For the 12 months ended June 30,
2020	$521,905
2021	475,359
2022	474,797
2023	486,265
2024	489,823
Thereafter	2,646,590
Total	$5,094,739
Off-Balance Sheet Arrangements
As of June 30, 2019 and 2018, we had not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties.
Foreign Currency Exchange Rate Risk
All of our operations are in China. Therefore, our revenues and operating results may be impacted by exchange rate fluctuations between RMB and US dollars. For the years ended June 30, 2019 and 2018, we had unrealized foreign currency translation loss of  $64,021 and unrealized foreign currency translation gain of   $13,470, respectively, because of changes in the exchange rate.

INDUSTRY
All the information and data presented in this section have been derived from Frost & Sullivan’s industry report in July 2019 titled “China Film Industry and Marketing Services Industry Independent Market Research,” unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.
Introduction of China Film Industry
The film industry is defined as the commercial activities related to the production and distribution of films, conducted by entities such as film production companies, film issuers, actor management companies, and advertising agencies. There are four main revenue streams for the film industry, namely:
•
Box office and distribution: theater attendance, DVD, OTT, VOD, etc.;

•
Copyright trade: overseas trade for screening copyright;

•
Peripheral products: clothing, toys, accessories, etc.; and

•
Advertising: product placement, pre-movie advertising, etc.

Characteristics of Pre-Movie Advertising Industry
Effective advertising channel.   Pre-movie advertising is an effective channel for advertisers to deliver their message and make their brand stand out. Compared to audiences of other mediums such as TVs and mobile phones, the majority of audiences that are willing to pay and enter the movie theater, are devoting their undivided attention to the screen in the movie theater. Based on the primary research and expert interviews conducted by Frost & Sullivan, due to the immersive nature, audiences tend to be more emotionally engaged with the content, and are able to process the advertisement content more consciously, making pre-movie advertising effective.
Rising value of pre-movie advertising.   Underpinned by the strong growth of the overall film market and rising number of cinema audiences, the value of pre-movie advertising has been constantly rising. According to data from the National Film Box Office, cinema attendance in China exceeded 1.6 billion in 2017, with pre-movie advertisements having reached over 60% of the cinema in the country. With the cost of pre-movie advertising steadily rising, the intrinsic value of pre-movie advertising in terms of number of views and reach in China has therefore been enhanced with the increase in the number of audiences at the cinemas.
Market Size of Pre-Movie Advertising Service
China’s culture and entertainment industry has been growing rapidly in recent years. China is considered the fastest-growing film market in the world, with the total box office revenue of China reaching RMB61.0 billion in 2018. According to the primary research and expert interviews conducted by Frost & Sullivan, it is expected that box office revenue in China will exceed RMB220 billion by 2023 and will surpass North America as the world’s largest film market in terms of the box office revenue and audience numbers. The pre-movie advertising market in the PRC has witnessed a strong growth in recent years primarily due to the growth of the PRC’s film market and rising number of cinema audiences. According to Frost & Sullivan, the market size of pre-movie advertising services has increased from RMB1.2 billion in 2013 to RMB7.0 billion in 2018, representing a CAGR (compound annual growth rate) of 42.3% from 2013 to 2018, which is one of the fastest growing segments in the overall advertising service market in the PRC. As a result, the expected growth of the pre-movie advertising market will provide a strong growth impetus to the advertising service market in the PRC in the future. It is expected that pre-movie advertising services will reach RMB23.1 billion in 2023, representing a CAGR of 26.9% from 2019 to 2023.

*
Northeast China refers to Liaoning Province, Jilin Province, and Heilongjiang Province

Source: Frost & Sullivan
Market Drivers
Rising national spending on entertainment services.   With the rise of urban per capita annual disposable income from RMB27,000 in 2013 to RMB39,000 in 2018, representing a CAGR of 7.6%, consumers’ willingness to spend on cultural entertainment services has significantly increased, translating into opportunities for the film industry in China. The rise in the number of filmgoers further benefits the pre-movie advertising market. With the same production costs, brand messages can now reach a larger pool of audiences, leading to a higher return on advertising spending.
Increasing number of film screens.   The fast growth of the film industry in China in recent years has propelled the rapid development of the cinema industry. Currently, there are over 60,000 film screens in China in 2018, primarily located in first-tier cities. The pre-movie advertising market has been strong in major cities such as Beijing, Shanghai, Guangzhou, and Shenzhen. Looking forward, the continuous expansion of audiences in the second and third-tier cities is expected to drive the demand for pre-movie advertising. Thus, an increasing amount of resources will be invested by advertising service providers into second and third-tier cities with rising purchasing power as well as fast growing film markets.
Rapid expansion in second and third-tier cities.   Due to the rapid economic development in China, citizens in not only first-tier cities are becoming wealthier, but also those in second- and third-tier cities. With the increase of disposable income, citizens have stronger purchasing power, and are willing to increase their entertainment expenditures on events such as movie watching. The growing demand for cinemas, coupled with the low operating costs, has led to an increase in the number of film screens in second- and third-tier cities. It is estimated by Frost & Sullivan that, in 2018, second- and third-tier cities together contributed more than 50% of the total box office revenue in the PRC. The rise in disposable income has also attracted more business owners to extend their operations into second- and third-tier cities. At the same time, pre-movie advertising has naturally become a market channel of high returns in investment due to the undistracted nature of cinema. It is expected that the movie industry, including both the cinema and pre-movie advertising market, will continue its expansion into lower-tier cities with a small number of film screens, such as cities in the Northeast and Western parts of China.
Competitive Landscape
Cinema operators are the market players in the pre-movie advertising market, with five major cinema operators contributing to over 20% of the cinema market in China in 2018 according to primary research and expert interviews conducted by Frost & Sullivan. The remaining 80% of the cinema market is scattered across the country. In terms of third-party pre-movie advertisers, the market is highly fragmented with no obvious leaders. These players are usually authorized advertising agencies to various cinema chains and operators in a particular region. An increasing number of advertising companies have entered the pre-movie advertising market including non-film players such as internet giants and real estate developers, who have been leveraging their resource advantages to tap into the entertainment industry with the aim to build an ecosystem. In the coming years, a high level of market consolidation in the industry driven by the major cinema operators, internet and real estate industry leaders is expected to occur in the first- and second-tier market as the major cinema operators continue their pace of acquisitions and integrate with smaller market players to further enhance their industry positions.
Overview of Marketing Services Market in the PRC
Marketing services is broadly defined as services to disseminate information and knowledge of a product or service. Such services include brand management, public relations, event management and advertising services. Brand management is a service that develops brand perception in the target market by using various approaches. Public relations is a practice that an individual or an organization communicates to the public through different media platforms with the aim at sustaining the favorable image of the organization with its related stakeholders. Event management is the process of applying project management skills to plan and execute various events for the purposes of products and service demonstration, marketing and promotion, and business network development. Advertising is a means of providing marketing information to the target customers via different channels, such as newspapers, television, and radio.
With the strong government support in different provinces such as Jiangsu, the marketing service in the PRC has been growing rapidly in recent years, increasing from RMB2,370.1 billion in 2013 to RMB3,152.3 billion in 2018 according to data from the National Bureau of Statistics of the PRC, representing a CAGR of 5.9%, and is expected to reach RMB4,501.3 billion in 2023 according to primary research and expert interviews conducted by Frost & Sullivan, representing a CAGR of 7.1%.

*
Northeast China refers to Liaoning Province, Jilin Province, and Heilongjiang Province

Source: Frost & Sullivan
Brand Management and Advertising Services Market in the PRC
The market size of the design and production services industry in the PRC has increased from RMB48.4 billion in 2013 to RMB63.0 billion in 2018 according to data from the National Bureau of Statistics of the PRC, representing a CAGR of 5.4%. With the continued development of the PRC economy, and increasingly sophisticated design and production services requested by clients, the market size is forecasted to maintain its growth momentum at a CAGR of 6.1%, reaching RMB85.1 billion in 2023.

Source: Frost & Sullivan
Event Management Market in the PRC
In line with the growth of the economy and the development of various industries in the PRC, the event management market has experienced a rapid growth in recent years, increasing from RMB231.7 billion in 2013 to RMB354.1 billion in 2018 according to data from the National Bureau of Statistics of the PRC, representing a CAGR of approximately 8.9%. Going forward, the market size of event management is expected to increase at a CAGR of 10.2%, reaching RMB562.4 billion in 2023. The growth is attributable by drivers including the growing macro economy and downstream industries in China, and increase in annual per capita disposable income.
Source: Frost & Sullivan
Characteristics of Marketing Industry in China
Rising demand for design and production services in the PRC.   Chinese enterprises have been seeking ways to improve their competitiveness in an increasingly competitive market over the past few years. Enterprises are now paying more attention to advertisements and other marketing approaches to promote their products and strengthen their brand values. Thus, increasing resources invested in advertising services has provided a strong growth momentum to the design and production services industry in the PRC. Also, the “Made in China 2025” initiative issued in 2015 encourages enterprises in the manufacturing industry to strengthen their quality and brand building, and propel a shift from OEM (made in China) to ODM (created in China). The policy paper particularly points out the importance of strengthening relevant advertising services and increasing the intensity of advertising and promotion by manufacturing and related enterprises, which will further drive the growth of the marketing services industry in the PRC.
Favorable governmental policies on promoting creative design industry.   The Ministry of Culture, the National Development and Reform Commission, the Ministry of Finance and the State Administration of Cultural Heritage of the PRC issued “Suggestions on the Promotion of Cultural and Creative Products of Cultural and Cultural Relics Institutions” in 2017 with the aim of stimulating the collaboration of cultural and creative related organizations such as art galleries, cultural pavilions, and other groups with cultural resources, and encouraging such groups to expand their cooperation with private organizations to share resources, ideas, and market. Also, the State Council has further stimulated the development of marketing services market by encouraging activities and events such as design competitions and international exhibitions to promote the demonstration and trade of related products and services and help local products go abroad. These initiatives have provided strong growth opportunities for the design and production market in the PRC.
Improving MICE infrastructure and facilities.   The MICE (Meetings, incentives, conferences and exhibitions) infrastructure and facilities in the PRC such as convention and exhibition centers, conference centers, and cultural tourism site have been constantly upgrading with the continued economic development and rapid urbanization in the PRC, especially in first-tier cities like Beijing and Shanghai. There is a trend of rising MICE activities being held in cultural areas. Thus, the facilities and infrastructure being upgraded are providing a growth impetus for MICE activities in the PRC and driving the event management and marketing industry.

BUSINESS
Overview
We are a multimedia service provider based in Shenyang, China, with business relationships with national advertising clients. We are currently engaged in four major businesses, multi-channel advertising (the “Multi-Channel Advertising Business”), event planning and execution (the “Event Planning and Execution Business”), film and TV program production (the “Film Production Business”), and movie theater operating business (the “Movie Theater Operating Business”).
For our Multi-Channel Advertising Business, we currently, directly or through our regional distributors, operate the largest pre-movie advertising network in Heilongjiang and Liaoning that consists of 605 film screens in 75 movie theaters in 16 cities that allows us to distribute advertisements for our advertising clients and provides advertising services in 14 supermarkets (“Multi-Channel Advertising Services”). We currently have exclusive rights to display pre-movie local advertisements in 42 movie theaters of Wanda Cinemas, the largest cinema chain in China according to Wikipedia, in Heilongjiang and Liaoning, including those in major second-tier cities such as Harbin and Shenyang, and in 33 movie theaters of Focus Film in five cities in Liaoning. We plan to expand our pre-movie advertising network into eight provinces on the eastern seaboard and in the central area of China in the next three years, covering first-tier and second-tier cities such as Hangzhou, Jinan, Nanjing, Qingdao, and Wuhan.
For our Event Planning and Execution Business, we provide planning and arrangement of events, and production of related advertising materials (“Event Planning and Execution Services”) to our clients in Heilongjiang and Liaoning. We are often hired to plan customized advertising campaigns, including both online and offline events, for international and domestic brands that want to expand their businesses in Heilongjiang and Liaoning. During the fiscal year ended June 30, 2018, we planned and conducted 16 offline events and four online events for our clients, reaching 30,000 target customers. During the fiscal year ended June 30, 2019, we planned and conducted 27 offline events and 23 online events for our clients.
For our Film Production Business, we invest in films and TV programs and distribute them in movie theaters or through online platforms (“Film Production Services”). For example, we invested in the web TV series “Meet Myself,” which was released in April 2018 on iQIYI, a market-leading online entertainment service platform in China. The web TV series was recommended by iQIYI on its home page and received over 14 million video clicks within four weeks of its release. Additionally, we have invested in the film “The Master-Hand,” which was filmed in 2018 and is planned to be released in February 2020.
For our Movie Theater Operating Business, we invest in and operate movie theaters in China. On February 2, June 16, and September 17, 2019, we opened our first three movie theaters in Shenyang, respectively. As of September 30, 2019, we were operating three movie theaters with a total of 17 film screens.
According to Frost & Sullivan, the film industry in China has experienced significant growth in recent years as a result of the growth of China’s economy, the increase in disposable income and the increase in the number of filmgoers. By focusing on pre-movie advertising, we enable our advertising clients to target filmgoers in China, who we believe are an attractive demographic for advertising clients due to their higher-than-average disposable income. By increasing our investment in films and TV programs, we are aiming at generating additional profits by being directly involved in the growing Chinese film and online entertainment industry.
We derive revenues principally from our Multi-Channel Advertising Services and from our Event Planning and Execution Services. The revenue derived from our Multi-Channel Advertising Business accounted for 80% and 68% of our total revenue in the fiscal years ended June 30, 2018 and 2019, respectively. Since commencing operations on November 19, 2013, to June 30, 2019, a total of 433 advertising clients, including many companies in the Fortune Global 500, have purchased advertising time slots on our network, of which 269 are returning clients who purchased advertising time slots more than once. Our advertising clients consist of both international and domestic brands. Our top advertising clients for the fiscal year ended June 30, 2018 included Shenyang Zhongchen Huatong Lexus Automobile Service Co., Ltd., Liaoning CoolPaul Culture and Media Co. Ltd., Ningbo FOTILE Sales and Marketing Co., Ltd., Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), and Heilongjiang Yingri Media

and Culture Communication Co. Ltd., which collectively accounted for 24% of our revenue for that fiscal year. Our top advertising clients for the fiscal year ended June 30, 2019 included Liaoning Lottery Ticket Center, Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), Postal Savings Bank of China Shenyang Branch Office, Agricultural Bank of China (Liaoning), and China Construction Bank (Liaoning), which collectively accounted for 9.96% of our revenue for that fiscal year. Revenue derived from Event Planning and Execution Services accounted for 20% and 22% of our total revenue for the fiscal years ended June 30, 2018 and 2019, respectively.
We did not derive any revenue from our Film Production Business in the fiscal years ended June 30, 2018. The only film or TV program we released in that fiscal year was the web TV series “Meet Myself.” This web TV series debuted in April 2018, and we started to receive from our distributor fees during the fiscal year ended June 30, 2019. Revenue derived from the Film Production Business accounted for 7% of our total revenue for the fiscal year ended June 30, 2019.
We did not derive any revenue from our Movie Theater Operating Business in the fiscal year ended June 30, 2018, since we had not started this business in that fiscal year. Revenue derived from the Movie Theater Operating Business accounted for 3% of our total revenue for the fiscal year ended June 30, 2019. We expect to generate more revenues from this area of operation in the upcoming fiscal year.
We have grown rapidly since we commenced operations in 2013. The number of movie theaters in which we, directly or through our regional distributors, operated and the number of film screens operating in our network increased from 8 and 61 as of December 2013 to 75 and 605 as of June 2019, respectively. For the fiscal year ended June 30, 2018, we generated revenues of US$5,037,793 and achieve a net income of US$2,325,599. For the fiscal year ended June 30, 2019, our revenues and net income increased to US$11,679,690 and US$5,037,793.
Corporate History and Structure
On August 21, 2018, we established a holding company, Leaping Group, under the laws of the Cayman Islands. Leaping Group owns 100% of Yuezhong International, a British Virgin Islands company incorporated on September 4, 2018. Yuezhong International owns 100% of Yuezhong Media HK, a Hong Kong company incorporated on July 16, 2018.
On October 12, 2018, WFOE was incorporated pursuant to PRC laws as a wholly foreign owned enterprise. Yuezhong Media HK holds 100% of the equity interests in WFOE.
We operate through our VIE, LMG, and its subsidiaries. LMG was established in 2013 as a limited company pursuant to PRC laws, and began generating revenue in 2014. Since the inception of LMG, we have consolidated our business practice, consistently expanded our business operation beyond Event Planning and Execution Services to include Multi-Channel Advertising Services and more recently in 2017, started to invest in films and TV programs production and distribution. We established a wholly owned subsidiary of LMG, Horgos Xinyuezhong Film Media Co., Ltd. in 2017 pursuant to PRC laws, which was subsequently dissolved on April 17, 2019. The related parties of LMG also established companies pursuant to PRC laws, including Shenyang Tianniu Media Co., Ltd. in 2013, Yuezhong Media (Dalian) Co., Ltd. in 2016, Yuezhong (Beijing) Film Co., Ltd. in 2017, and Harbin Yuechuzhong Media Co., Ltd., Shenyang Xiagong Hotel Management Co., Ltd., and Liaoning Leaping International Cinema Management Co., Ltd. in 2018. The ownership of these companies was transferred to LMG, resulting in these companies being wholly owned subsidiaries of LMG.
Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope as submitted to the Administration of Industry and Commerce or its local counterpart. Pursuant to specific business scopes, approval by the relevant competent regulatory agencies may be required prior to commencement of business operations. As such, WFOE’s business scope is to primarily engage in technology development, provision of technology service, technology consulting; development of computer software and hardware, computer network technology, game software; provision of enterprise management and related consulting service, human resource consulting service and intellectual property consulting service. Since the sole business of WFOE is to provide LMG with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a service fee approximately equal to LMG’s net income after the deduction of the required PRC statutory reserve, such business scope is necessary and appropriate under PRC laws. LMG, on the other hand, is also able to, pursuant to its business scope, provide Multi-Channel Advertising Services, Event Planning and Execution Services, and Film Production Services.
LMG started offering advertising services in 2014. Mr. Bo Jiang owns 50% of LMG prior to this offering. We control LMG through contractual agreements, which are described under “Business — Contractual Agreements between WFOE and LMG.” Leaping Group is a holding company with no business operation other than holding the shares in Yuezhong Media HK, also a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of LMG.
The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus and upon the completion of our IPO based on 2,000,000 Ordinary Shares being offered:
Contractual Arrangements between WFOE and LMG
Neither we nor our subsidiaries own any equity interest in LMG. Instead, we control and receive the economic benefits of LMG’s business operation through a series of contractual arrangements. WFOE, LMG and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on October 15, 2018. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of LMG, including absolute control rights and the rights to the assets, property and revenue of LMG.
According to the Exclusive Service Agreement, LMG is obligated to pay service fees to WFOE approximately equal to the net income of LMG after deduction of the required PRC statutory reserve.
Each of the VIE Agreements is described in detail below:
Exclusive Service Agreement
Pursuant to the Exclusive Service Agreement between LMG and WFOE, WFOE provides LMG with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. For services rendered to LMG by WFOE under the Exclusive Service Agreement, WFOE is entitled to collect a service fee equal to the remaining amount of LMG’s profit before tax after deducting relevant costs and reasonable expenses.
The term of the Exclusive Service Agreement is 10 years unless terminated earlier by WFOE with 30-day prior notice. LMG does not have the right to terminate that agreement unilaterally. The agreement would renew automatically by 10 years after expiration, with no limit on times of renewal.
The CEO of WFOE, Mr. Tao Jiang, is currently managing LMG pursuant to the terms of the Exclusive Service Agreement. WFOE has absolute authority relating to the management of LMG, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing, and other operational functions. The Exclusive Service Agreement does not prohibit related party transactions. Upon the establishment of the audit committee at the consummation of this offering, the Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving WFOE or LMG.
Equity Pledge Agreement
Under the Equity Pledge Agreement between WFOE, and Mr. Bo Jiang, Mr. Tao Jiang, and Ms. Di Wang, together holding 100% of the shares of LMG (the “LMG Shareholders”), the LMG Shareholders pledged all of their equity interests in LMG to WFOE to guarantee the performance of LMG’s obligations under the Exclusive Service Agreement, Call Option Agreement and Shareholders’ Voting Rights Proxy Agreement (collectively, the “Transaction Agreements”). Under the terms of the Equity Pledge Agreement, in the event that LMG or the LMG Shareholders breach their respective contractual obligations under the Transaction Agreements, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The LMG Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, WFOE is entitled to dispose of the pledged equity interests in accordance with applicable PRC laws. The LMG Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.
The Equity Pledge Agreement is effective until the latest date of the following: (1) the secured debt in the scope of pledge is cleared off; (2) pledgees exercise their pledge rights pursuant to provisions and conditions of the Equity Pledge Agreement; and (3) Pledgors transfer all the pledged equity interests to Pledgees according to the Call Option Agreement, or other entity or individual designated by it.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of LMG’s obligations under the Transaction Agreements, (2) make sure the LMG Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent, and (3) provide WFOE control over LMG. In the event LMG breaches its contractual obligations under the Transaction Agreements, WFOE will be entitled to foreclose on the LMG Shareholders’ equity interests in LMG and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in LMG and in this situation, WFOE may terminate the Equity Pledge Agreement and the other VIE agreements after acquisition of all equity interests in LMG or form a new VIE structure with the third parties designated by WFOE, or (2) dispose of the pledged equity interests and be paid in priority out of proceeds from the disposal in which case the existing VIE structure will be terminated.
On February 22, 2019, the LMG shareholders pledged all of their equity interests in LMG to WFOE and completed the registration process.
Call Option Agreement
Under the Call Option Agreement, the LMG Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in LMG or the assets of LMG. The option price is the minimum amount to the extent permitted under PRC law.

Under the Call Option Agreement, WFOE may at any time under any circumstances, purchase, or have its designee purchase, at its discretion, to the extent permitted under PRC law, all or part of the LMG Shareholders’ equity interests in LMG or the assets of LMG. The Call Option Agreement, together with the Equity Pledge Agreement, the Exclusive Service Agreement, and the Shareholders’ Voting Rights Proxy Agreement and Powers of Attorney, enable WFOE to exercise effective control over LMG.
The Call Option Agreement remains effective until all the equity or assets of LMG is legally transferred under the name of WFOE and/or other entity or individual designated by it.
Shareholders’ Voting Rights Proxy Agreement and Powers of Attorney
Under the Shareholders’ Voting Rights Proxy Agreement and each of the Powers of Attorney, the LMG Shareholders authorized WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer, and other senior management members of LMG.
The term of the Shareholders’ Voting Rights Proxy Agreement and each of the Powers of Attorney is the same as the term of the Call Option Agreement. The Powers of Attorney is irrevocable and continuously valid from the date of execution of the Powers of Attorney, so long as the LMG Shareholders are shareholders of LMG.
Spousal Consent
Ms. Wei Tang, the spouse of Mr. Bo Jiang, a shareholder of LMG, agreed, via a spousal consent, to the execution of the “Transaction Documents” including: (a) Call Option Agreement entered into with WFOE and LMG; (b) Shareholders’ Voting Rights Proxy Agreement entered into with WFOE and LMG; (c) Equity Pledge Agreement entered into with WFOE; and (d) Powers of Attorney executed by Mr. Bo Jiang, and the disposal of the equity interests of LMG held by Mr. Bo Jiang and registered in his name.
Ms. Wei Tang further undertakes not to make any assertions in connection with the equity interests of LMG which are held by Mr. Bo Jiang. She confirms that Mr. Bo Jiang can perform, amend, or terminate the Transaction Documents without her authorization or consent. She undertakes to execute all necessary documents and take all necessary actions to ensure appropriate performance of the agreements.
Ms. Wei Tang also undertakes that if she obtains any equity interest of LMG which are held by Mr. Bo Jiang for any reasons, she shall be bound by the Transaction Documents and the Exclusive Service Agreement entered into between WFOE and LMG (as amended time to time) and comply with the obligations thereunder as a shareholder of LMG. For this purpose, upon WFOE’s request, she shall sign a series of written documents in substantially the same format and content as the Transaction Documents and Exclusive Service Agreement (as amended from time to time).
Competition
Our Multi-Channel Advertising Business and Event Planning and Execution Business compete primarily with several different groups of competitors:
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advertising companies that operate pre-movie advertising networks, and out-of-home digital advertising networks beyond the film sector;

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in-house advertising companies of cinemas that may operate their own advertising networks; and

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other advertising media companies, such as Internet, street furniture displays, billboards and public transport advertising companies, and with traditional advertising media, such as newspapers, TV, magazines and radio, some of which may advertise near the cinemas in which we have exclusive contract rights to operate pre-movie advertising.

We compete for advertising clients primarily on the basis of network size and coverage, location, price, quality of our programs, and the range of services that we offer and our brand recognition. In the advertising market, our main competitors include Focus Media Holding Ltd., JCDecaux, and VisionChina Media Inc., all of which operate in multiple cities in China. In addition, we compete with local advertising providers in each geographic market where we have a presence. Our major competitor in the Heilongjiang market is Harbin Zhuri Media Co., Ltd. Our major competitors in the Liaoning market are Shenyang Focus Media Co., Ltd. and Shenyang Xinliaoguang Advertisement Co., Ltd.
Inside the pre-movie advertising market of Heilongjiang and Liaoning, we believe that we currently do not have any credible competitors because as of September 30, 2019, we occupied 82% of the market share in the pre-movie advertising market in Heilongjiang and Liaoning. Companies that offer Multi-Channel Advertising Services in Northeast China include Harbin Zhuri Media Co., Ltd. and Jilin Xinzhan Media Co., Ltd.
Although we currently do not operate our Multi-Channel Advertising Business outside Heilongjiang and Liaoning, we plan to expand it to cover major cities in eight provinces on the eastern seaboard and in the central area of China. In the pre-movie advertising markets outside Heilongjiang and Liaoning, our potential competitors include Shanghai Jingmao Culture Communication Co., Ltd., and Wanda Media Co., Ltd. Many competitors have a longer history than us in the pre-movie advertising industry and may have a more extensive network that extends beyond the film sector and offers a more diversified portfolio. This may make their networks more attractive to advertising clients and less reliant on a particular advertising sector. In addition, we may also face competition from new entrants into the pre-movie advertising sector in the future.
Our Film Production Business competes with other investors and distributors of films and TV programs, internet media and entertainment services, as well as major TV stations.
Our Competitive Strengths
We believe we have the following competitive strengths:
Largest Pre-Movie Advertising Network in Heilongjiang and Liaoning
Our pre-movie advertising network delivers to a mostly young and affluent audience that we believe allows for effective targeting of marketing messages and measurable results, yielding a superior return on investment for advertising clients as compared to many traditional platforms. As a result, we are able to compete effectively for marketing spending by advertising clients and have developed relationships with a diversified group of local, regional, national, and international advertising brands and agencies throughout China.
We currently, directly or through our regional distributors, operate the largest pre-movie advertising network in Heilongjiang and Liaoning that consists of over 605 film screens in 75 movie theaters in 16 cities in Heilongjiang and Liaoning. As of September 30, 2019, we occupied approximately 82% of the market share of the pre-movie advertising market in Heilongjiang and Liaoning. Our advertising programs account for over 20% of the total length of the advertising programs played on these film screens, including pre-movie local advertisements, pre-movie national advertisements, pre-roll advertisements, and public interest advertisements of the movie theaters.
We believe the established scale of our pre-movie advertising network provides our advertising clients with more choices in selecting and combining different movie theaters, cinema operators and locations that are tailored to the needs of their advertising campaigns. The large scale and attractive viewer demographic of our pre-movie advertising network provides us with a competitive advantage over other competing advertising network in Heilongjiang and Liaoning.
Our broad geographic network efficiently covers mainstream consumers with an age between 25 and 45 years old, especially young people who frequent movie theaters. According to Frost & Sullivan, typical filmgoers are young, affluent and well-educated. We believe that this demographic is highly sought after by advertising clients and difficult to reach effectively using traditional media platforms. According to the data of CTR Market Research, during 2017 and the first quarter of 2018, the increase rate of advertising spending in the movie theaters was the highest among all types of media platforms.

We believe that pre-movie advertising benefits from the visual quality and impact of the “big screen” and digital surround sound presented in a distraction-free environment. According to industry studies provided by CTR Market Research, pre-movie advertising is one of the most effective marketing methods, five to six times more effective than advertising through television in terms of unaided recall rates. Pre-Movie advertising is one of the few media platforms that the viewer does not have the ability to skip or turn off.
Advertising Service Agreements and Established Relationships with Major Movie Theater Operators
Advertising service agreements are critical for our Multi-Channel Advertising Business. There is a limited number of large movie theaters in China and film screens where advertisements can be placed are also limited. We have entered into advertising service agreements with Wanda Cinemas, the largest cinema chain in China, and with Focus Film. All of our advertising service agreements provide us with certain exclusivity rights; we have obtained the exclusive right to place our pre-movie local advertisements on the film screens in 42 movie theaters operated by Wanda Cinemas in Heilongjiang and Liaoning and 33 movie theaters operated by Focus Film in Liaoning. We believe our large number of advertising service agreements and the strong relationships with major movie theater operators enable us to strengthen our leading position in the pre-movie advertising market in Heilongjiang and Liaoning.
Highly Recognized Brand Name with a Large Base of Advertising Clients
We have built a highly recognized brand name in Northeast China by developing a reputation for consistently and effectively delivering large-scale yet focused, high-quality cinema digital media content. Our success in maintaining and enhancing our brand and image is demonstrated by our numerous awards, including winning the Great Wall Award of the 25th China International Advertising Festival in October 2018 and becoming one of the “Belt and Road Initiative SME Cooperation Key Project Promotion” enterprises on November 27, 2017, according to a certificate issued by the 25th China International Advertising Festival and a certificate issued by China Association for Small & Medium Commercial Enterprises, respectively. Our brand name and reputation have enabled us to develop and retain a strong advertising client base and our programs include advertisements for international and domestic brand name companies. Since commencing operations on November 19, 2013, to June 30, 2019, a total of 433 advertising clients, including many companies in the Fortune Global 500, have purchased advertising time slots on our network, of which 269 are returning clients who purchased advertising time slots more than once. Our top advertising clients for the fiscal years ended June 30, 2018 and 2019, included Liaoning Lottery Ticket Center, Shenyang Zhonghai Xinhaihui Real Estate Co., Ltd., Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), Postal Savings Bank of China Shenyang Branch Office, Postal Savings Bank of China (Liaoning), and Shenyang Zhonghai Haijia Real Estate Development Co., Ltd. Our advertising clients also included China Unicom (Liaoning), Bank of China (Liaoning), Agricultural Bank of China (Liaoning), China Construction Bank (Liaoning), and China Mobile (Liaoning).
Strong Management and Sales Team with Extensive Industry Experience
Our management team has significant experience in advertising sales and marketing, movie theater operations, digital network design and operations, and finance. Our senior management has many years of experience in their respective areas of expertise. Our marketing managers have an average of eight years of experience in the advertising industry in China and have worked for a number of major domestic and international advertising firms in China. We believe that our management and sales team will be able to effectively grow our business through continued operating improvement and expansion of our products and services.
Integration With Film and TV Industry
We work with market-leading film distributors and online entertainment services in China to invest and distribute films and TV programs. The web TV series “Meet Myself” we invested in generated over 14 million video clicks within four weeks of its release on iQIYI, an online entertainment service in China, in April 2018. In addition, we opened our first movie theater in February 2019 and had already opened two additional movie theaters as of September 2019. These movie theaters extend our pre-movie advertising network and provide us with new channels to distribute our films and TV programs. Our fast-developing film and TV investment and distribution business and movie theater operating business provide us with synergy among our businesses and additional driving force in our profits and distinguish us with other advertising companies that rely solely on their advertising businesses.
Our Strategy
Our goal is to become one of China’s leading film industry multimedia service providers, and with geographical coverage in major first-tier and second-tier cities on the eastern seaboard and in the central area of China. Accomplishing this goal requires the successful implementation of the following strategies:
Expand the Geographic Coverage and Reach of Our Multi-Channel Advertising Network
We intend to expand the geographic coverage and reach of our multi-channel advertising network by connecting additional movie theaters and other advertising resources to our network. Currently, our pre-movie advertising network covers 16 cities in the two provinces of Heilongjiang and Liaoning. We plan to expand our network into eight provinces on the eastern seaboard and in the central area of China during the next three years, to cover a total of 120 cities, including first-tier cities such as Hangzhou, Jinan, Nanjing, Qingdao, and Wuhan. In addition, after the completion of our proposed initial public offering on the Nasdaq Capital Market, we may take advantage of the newly established platform and purchase pre-movie and outdoor advertising resources in the U.S.
Continue to Promote Our Brand Name and the Value of Pre-Movie Advertising
We will continue to promote our brand name through proactive sale and marketing efforts. We believe this will allow us to broaden our client base as well as strengthen our relationships with cinema operators, advertising agencies and content providers. We will also take initiatives to highlight the value of pre-movie advertising relative to other media. We will continue to utilize research tools that enable our clients to better understand how our network can successfully reach their target audiences and promote their advertising campaigns. As a result, we intend to increase the number of our advertising clients from 433 now to a significantly larger number.
Increase the Investment in Film and TV Program Production
We plan to increase our investment in the Film Production Business and produce in at least one TV series and two films every year. Since the successful release of the web TV series “Meet Myself” in April 2018, we have been considering the investment of the second season; we have also invested in the film “The Master-Hand,” which was filmed in 2018 and is planned to be released in February 2020. We will continue to work with both movie theaters and online platforms to increase our effort in the advertising and distribution of films and TV programs. Some of the companies we currently work with are Wanda Cinemas, Enlight Media, Emperor Entertainment Group, and iQIYI. Our cooperation with both channels provides our clients with more options when distributing their films and TV programs. In addition, we intend to purchase high-quality Chinese and international TV programs and films with a focus on U.S. animations, and work with Broadway producers to introduce more Broadway shows to the Chinese audience.
Purchase and Operate Additional Movie Theaters
We plan to invest in or build 50 movie theaters in China through strategic relationships and acquisitions in the next three years. These movie theaters will be located in first-tier and second-tier cities in China, such as Changchun, Hangzhou, Harbin, Qingdao, Shenyang, and Wuhan. As we look for suitable places for our planned movie theaters, we have assumed a lease agreement with Shenyang Parkson Shopping Plaza Co., Ltd. and entered into another lease agreement with Zhongyao Real Estate Development (Shenyang) Co., Ltd. On February 2, June 16, and September 17, 2019, we opened our first three movie theaters in Shenyang, respectively. We are currently also in the process of renovating the space for our fourth movie theater and we are hopeful that it should be open in the coming months. The operation of our own movie theaters will further enhance both our Multi-Channel Advertising Business and Film Production Business.

Multi-Channel Advertising Business
Business Relationship with Wanda Cinemas and Focus Film
We have been the exclusive provider of pre-movie local advertising in 22 movie theaters of Wanda Cinemas in Liaoning since January 1, 2017, pursuant to an advertising services agreement entered into with Wanda Cinemas on November 9, 2016, and supplemental agreements entered into on August 1, 2017, and November 30, 2017. We have extended the service period to December 30, 2020, and increased the number of movie theaters where we are the exclusive provider of pre-movie local advertising to 27 pursuant to an advertising services agreement entered into with Wanda Cinemas on November 12, 2018.
Key provisions of the agreements for years 2017 to 2020 include:
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a service period from January 1, 2017, to December 30, 2020;

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a priority for contract extension under the same conditions when the agreements expire;

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exclusive rights to provide two-minute pre-movie local advertising in the movie theaters of Wanda Cinemas in Liaoning subject to Wanda Cinemas’ rights to do the following on a limited basis: display pre-movie national advertisements and pre-roll advertisements on film screens; set the minimum pre-movie local advertisement prices in the movie theaters; regulate the content and quality of pre-movie local advertisements according to related laws and movie theater rules; examine the source of pre-movie local advertisements and refuse to display advertisements from competitors of Wanda Cinemas;

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rights to provide one-minute advertising on both the static and the spliced LCD screens in the movie theaters of Wanda Cinemas in Liaoning; and

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installment payments of movie theater access fees to Wanda Cinemas.

We have been the exclusive provider of pre-movie local advertising in 14 movie theaters of Wanda Cinemas in Heilongjiang since December 27, 2017, pursuant to an advertising services agreement entered into with Wanda Cinemas on November 27, 2017. We have extended the service period to December 30, 2020, and increased the number of movie theaters where we are the exclusive provider of pre-movie local advertising to 15 pursuant to an advertising services agreement entered into with Wanda Cinemas on November 12, 2018.
Key provisions of the agreement for the years 2018 to 2020 include:
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a service period from December 27, 2017, to December 30, 2020;

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a priority for contract extension under the same conditions when the agreement expires;

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exclusive rights to provide two-minute pre-movie local advertising in the movie theaters of Wanda Cinemas in Heilongjiang subject to Wanda Cinemas’ rights to do the following on a limited basis: display pre-movie national advertisements and pre-roll advertisements on film screens; set the minimum pre-movie local advertisement prices in the movie theaters; regulate the content and quality of pre-movie local advertisements according to related laws and movie theater rules; examine the source of pre-movie local advertisements and refuse to display advertisements from competitors of Wanda Cinemas;

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rights to provide one-minute advertising on both the static and the spliced LCD screens in the movie theaters of Wanda Cinemas in Heilongjiang; and

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installment payments of a movie theater access fee to Wanda Cinemas.

Since September 1, 2018, we have also been the exclusive provider of pre-movie local advertising in 33  movie theaters of Focus Film in the five cities of Shenyang, Dalian, Fushun, Yingkou, and Panjin in Liaoning, pursuant to an advertising services agreement entered into with Focus Film on August 10, 2018, and its supplemental agreements.
Key provisions of the agreements include:
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a service period from September 1, 2018, to December 31, 2019;

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exclusive rights to provide pre-movie local advertising in the movie theaters of Focus Film subject to Focus Film’s rights to do the following on a limited basis: display pre-movie national advertisements and pre-roll advertisements on film screens; set the minimum pre-movie local advertisement prices in the movie theaters; regulate the content and quality of pre-movie local advertisements according to related laws and movie theater rules; examine the source of pre-movie local advertisements and refuse to display advertisements from competitors of Focus Film;

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a promise to provide pre-movie local advertising services for additional movie theaters of Focus Film in the five cities upon notice in the future; and

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installment payments of a movie theater access fee to Focus Film.

Business Relationship with Our Regional Distributors
As of June 30, 2019, we had entered into advertising services distribution agreements with nine regional distributors in Liaoning and two regional distributor in Heilongjiang. Pursuant to the advertising services distribution agreements, we granted the regional distributors the exclusive rights to provide pre-movie local advertising in 33 movie theaters in seven cities of Liaoning and 15 movie theaters in six cities of Heilongjiang. Our advertising services distribution agreements with our regional distributors have terms ranging from 11 to 24 months without automatic renewal provisions. We have the rights under the advertising services distribution agreements to set the minimum pre-movie local advertisement prices in the movie theaters, regulate the content and quality of pre-movie local advertisements according to related laws and movie theater rules, and examine the source of pre-movie local advertisements and refuse to display advertisements from our competitors.
Each of our regional distributors operates independently from us and is responsible for independently complying with all relevant PRC laws and regulations including those related to advertising. We periodically monitor our regional distributors to ensure that they have obtained all required licenses and are complying with regulations relating to advertising content. See “Risk Factors — Risks Related to Our Business — One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business.”
Elevator and Supermarket Advertising
We provide tailored advertising programs in supermarkets for international and domestic brands and help them expand in the market of Liaoning. From September 1, 2016, to August 31, 2018, we also provided advertising services in 50,000 elevators in Liaoning. The revenue from these services accounted for 5% and 1.5% of our revenue for the fiscal years ended June 30, 2018 and 2019, respectively. Our long-term clients include Heilongjiang Red Star Group Food Co., Ltd., Ningbo FOTILE Kitchen Ware Co., Ltd., and China Overseas Land and Investment Limited. We work with supermarket companies such as CR Vanguard, Tesco, and Carrefour to advertise our clients’ products directly in their supermarkets in Liaoning. The “last-meter” advertisements connect the brands with consumers and greatly boost sales of our clients.
Multi-Channel Advertising Clients
Advertising clients purchase advertising slots on our advertising network directly and negotiate the terms of the advertising purchase agreements directly with us. Our top advertising clients for fiscal year ended June 30, 2018 included Shenyang Zhongchen Huatong Lexus Automobile Service Co., Ltd., Liaoning CoolPaul Culture and Media Co. Ltd., Ningbo FOTILE Sales and Marketing Co., Ltd., Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), and Heilongjiang Yingri Media and Culture Communication Co. Ltd., which collectively accounted for 24% of our revenue for the fiscal year ended June 30, 2018. Our top advertising clients for fiscal year ended June 30, 2019 included Liaoning Lottery Ticket Center, Shenzhen Xiangjiang Business Management Co., Ltd. (Shenyang), Postal Savings Bank of China Shenyang Branch Office, Agricultural Bank of China (Liaoning), and China Construction Bank (Liaoning), which collectively accounted for 9.96% of our revenue for the fiscal year ended June 30, 2019.

Our advertising business has a diverse customer base, consisting of national, regional and local advertising clients. We have business relationships with many national advertising clients across a wide variety of industries, such as automobile, appliance, and financial industry. For the fiscal year ended June 30, 2019, the top three industries which advertise on our network were financial industry, welfare lottery, and real estate based on the revenues derived from companies in these industries. Advertising for financial industry, welfare lottery, and real estate, accounted for approximately 10.34%, 6.91%, and 3.33% of our revenues for the fiscal year ended June 30, 2019.
From the commencement of our operations on November 19, 2013, to June 30, 2019, a total of 433 advertising clients have purchased advertising time slots on our network, including leading international brand name advertising clients Toyota, Lexus, GOME, and FOTILE. The total number of our advertising clients increased from 287 for the fiscal year ended June 30, 2018, to 433 for the fiscal year ended June 30, 2019.
Sales and Marketing
We provide a number of services in connection with each client’s advertising campaign. We rely on our experienced sales team to assist advertising clients in structuring advertising campaigns by analyzing advertising clients’ target audiences and consumer products and services.
Our experiences advertising sales team consists of eight people and is organized by region and city with presence in two provinces, Heilongjiang and Liaoning. Our regional marketing manager of Heilongjiang has over two years of work experience in Toutiao, one of China’s largest mobile platforms, and our regional marketing manager of Liaoning has over five years of work experience in Sina Corp. (Liaoning). The members of our current sales team have an average of three years of sales experience in the advertising industry. We provide in-house education and training to our sales team to ensure they provide our current and prospective clients with comprehensive information about our services, the advantages of using our pre-movie advertising network as a marketing channel, and relevant information regarding the advertising industry. Our performance-linked compensation structure and career-oriented training are key drivers that motivate our sales employees.
We provide a number of services in connection with each client’s advertising campaign following the sales process. Our network operations team monitors the advertisements played in our network on a daily basis and receives detailed data from ticketing companies, such as Mtime and Maoyan. They are also responsible for compiling brief reports that are supplied to clients on the first and last day of advertisement display as evidence of the broadcast of their advertisements on our network. The brief reports generally include a list of movie theaters where the advertisements of clients were displayed as well as photographs and videos of representative film screens showing their advertisements being displayed. A more detailed report is supplied to clients seven business days following the last day of the advertisement display, after we conduct on-site evaluations and polls to analyze the effectiveness of and public reaction to the advertisement.
We believe our advertising clients derive substantial value from our ability to provide advertising services targeted at segments of consumer markets. Market research is an important part of evaluating the effectiveness and value of our business to advertising clients. We conduct market research, consumer surveys, demographic analysis, and other advertising industry research for internal use to evaluate new and existing advertising channels. We also receive annual research reports containing relevant market study data from CTR Market Research. We typically consult such studies to assist us in evaluating the effectiveness of our network to our advertising clients and to illustrate to our clients our ability to reach targeted demographic groups effectively. A number of these studies contain research on the numbers and socio-economic and demographic profiles of the people who visit the locations of our network.
Brand Promotion
Locating and attracting potential advertising clients is crucial to our Multi-Channel Advertising Business. During the fiscal years ended June 30, 2018 and 2019, we spent about US$19,766 and US$2,903 on the promotion of our brand, respectively. We actively attend various public relation events to promote our brand image and the value of pre-movie advertising. We market our advertising services by displaying our name and logo and playing short videos about our company on all of our film screens. We also market our brand through:

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referrals from advertising clients who use our Multi-Channel Advertising Service;

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social media, principally Weibo, Toutiao, NetEase, and WeChat;

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advertisements on outdoor billboard or through radio broadcasts;

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newsletters to our potential advertising clients; and

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business relationships with well-known corporations and online platforms.

Pre-Movie Advertising Programs
Our pre-movie advertising program plays before a movie for about two minutes once per movie. We compile each program from advertisements of five-, 15-, or 30-seconds in length provided by advertising clients to us. Substantially all of the content on our pre-movie advertising network consists of audiovisual advertising provided to us by our advertising clients. We also produce or create a small portion of the advertising content shown on our network based on materials provided by our advertising clients and according to their requests. Our programming team edits, compiles and records into digital format all of our network programs. All of the advertising content displayed on the portion of the network we operate directly is reviewed by qualified members of our staff in the local branch and our headquarters to ensure compliance with PRC laws and regulations. See “Regulations — Regulations on Advertising Content.” We update advertising content for our pre-movie advertising programs played on the film screens on a weekly or biweekly basis.
Pricing
The prices for using our advertising slots vary by the number of movie theaters in which the advertisement is placed, the length of the time slot purchased, as well as the duration of the advertising campaign. We review and adjust the prices of our advertising slots periodically, charging higher prices during Chinese New Year and the summer period, when the demand for advertising slots is stronger.
Event Planning and Execution Business
We provide Event Planning and Execution Services to our clients in Heilongjiang and Liaoning. The revenue from Event Planning and Execution Services was US$1,032,195 and US$2,604,892 for the fiscal years ended June 30, 2018 and 2019, respectively, which accounted for 20% and 22% of our total revenue for the fiscal years ended June 30, 2018 and 2019, respectively.
In the fiscal year ended June 30, 2018, we derived substantially all of Event Planning and Execution Services revenue from the services provided to a single client, Renhe, a limited liability company incorporated in 2004 under PRC law and located in Beijing, China. Renhe is an advertising agency with strategic cooperation relationship with FAW Toyota Motor Sales Co., Ltd. (“FTMS”). It offers brand promotion and public relationship services and organizes auto shows for FTMS. In the fiscal year ended June 30, 2019, we increased the number of event planning and execution clients to 12, although Renhe remained our largest event planning and execution client and contributed 15% of our total revenue during that period.
We are usually hired by our clients to design and organize both online and offline marketing events for their products. For a particular product, we first decide on the suitable form for a marketing event according to the market position and sales projection of the product. If it is an offline event, we choose an event venue based on the target customers and budget, design and order exhibition models, decorate the venue, and hold the event on the designated date. If it is online event, our creatives come up with ideas and discuss them with our client, our designers design a website based on the idea, and our background supporters make sure that the website is successfully launched and maintained. Typical marketing events include brand promotion through elevator and in-store LED billboard advertisements and potential customer information collection by offering incentives such as static display, performances, free movie tickets, and VR experiences.

Our fee for providing Event Planning and Execution Services for an event is negotiated with the client on a case-by-case basis, depending on the scale and length of the event, the number of employee and independent contractor involved, and the desired effect of the event.
As of the date of this prospectus, we have four employees dedicated to Event Planning and Execution Services, including one creative, two graphic designers, and one 3D visual designer. An offline event typically requires the participation of about 10 to 20 employees and 15 to 20 independent contractors depending on the size of the event, and an online event typically requires the participation of six employees.
Film Production Business
We started to invest in films and TV programs and distribute them in movie theaters or through online platforms in May 2017. We invested US$181,770 in the web TV series “Meet Myself,” which was distributed together with Beijing Xiyuan International Culture and Media Co., Ltd. and released in April 2018 through iQIYI, a market-leading online entertainment service platform in China. The web TV series was recommended by iQIYI on its home page and received over 14 million video clicks within four weeks of its release. Additionally, as of June 30, 2019, we had invested US$323,725 in the film “The Master-Hand,” which was filmed in 2018 and is planned to be released in February 2020.
There was no revenue from the Film Production Business during the fiscal year ended June 30, 2018. During the fiscal year ended June 30, 2019, we generated revenue of approximately $775,080 from the Film Production Business. The only film or TV program we released in those periods was the web TV series “Meet Myself.” This web TV series debuted in April 2018, and we started to receive from our distributor fees during the fiscal year ended June 30, 2019.
Movie Theater Operating Business
We opened our first movie theater in Shenyang in February 2019. Even though we are new to the business of movie theater operation, the expansion of this business area has been rapid since it was our emphasis during the fiscal year ended June 30, 2019. As of June 30, 2019, we owned and operated two movie theaters in Shenyang with a total of 11 film screens, and we opened a third movie theater with six film screens in Shenyang in September 2019. We have entered Theater Chain Agreements with Liaoning North Cinema Line Co., Ltd., pursuant to which we agreed to join its theater chain and Liaoning North Cinema Line Co., Ltd. agreed to provide each of our movie theaters approximately 300 new films and certain number of old films annually for a period of eight years.
Our theaters are predominately located in metropolitan areas, which we believe offers our theaters operational advantages. We offer consumers a fully immersive out-of-home entertainment experience by featuring a wide selection of popular movies, throughout the day at different price points. This broad entertainment options appeals to consumers across different age and gender. In the fiscal year ended June 30, 2019, approximately 92,783 consumers had attended our theaters.
During the fiscal year ended June 30, 2019, we generated revenues of approximately US$341,575 from the Movie Theater Operating Business. As of June 30, 2019, we had nine employees dedicated to Movie Theater Operating Business. We plan to continue invest in our theaters and upgrading the consumer experience, including (1) providing better quality equipment and services, (2) providing a wider selection of food and beverages, and (3) introducing loyalty program.
Employees
As of September 30, 2019, we employed 50 people. The following table sets forth the number of our employees by area of business:

	Number of Employees	% of Total
Film Production Department	5	10
Event Planning and Execution Department	4	8
Multi-Channel Advertising Department	7	14
Operational Department	4	8
Finance Department	5	10
Human Resources Department	5	10
Movie Theater Management Department	20	40
Total	50	100
Generally, we enter into standard employment contracts with our officers, managers, and other employees. According to these contracts, all of our employees are prohibited from engaging in any other employment during the period of their employment with us. The employment contracts with officers and managers are subject to renewal every five years and the employment contracts with other employees are subject to renewal every two years. None of our employees is a member of a labor union and we consider our relationship with our employees to be good.
Facilities and Intellectual Property
We currently maintain our headquarters in Shenyang, Liaoning, People’s Republic of China. We lease over 671.7 square meters of office space for our headquarters and approximately 7,493 square meters of spaces for our movie theaters in Shenyang. Our subsidiary in Harbin leases approximately 106.94 square meters of office space and our other subsidiaries do not lease office space.
The Company is currently in the process of registering the “Leaping Media Group” trademark and the internet domain name “yzcmmedia.com.” The Company owns the copyright of its logo, the web TV series “Meet Myself,” and the film “The Master-Hand,” and the internet domain name “yzcmmedia.cn.”
Legal Proceedings
We are currently not a party to any material legal proceeding. From time to time, however, we may be subject to various claims and legal actions arising in the ordinary course of business.

REGULATIONS
This section set forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.
Regulation on Advertising Services
The Standing Committee of the National People’s Congress, enacted the Advertising Law of the People’s Republic of China, or the Advertising Law, on October 27, 1994, and revised it on October 26, 2018. As the most important law aimed at regulating the advertising service industry, the Advertising Law sets the code of conduct for enterprise providing advertising services in China. The Advertising Law stipulates in detail the content, forms for distribution, productions and areas prohibited from advertising, as well as penalties and liabilities for violating the Advertising Law.
Regulation on Foreign Direct Investment in Advertising Companies
According to the Provisions on Guiding the Orientation of Foreign Investment (Order No. 346 of the State Council), which were promulgated by the State Council of the PRC on February 11, 2002, and came into effect on April 1, 2002, projects with foreign investment are divided into four categories, namely, encouraged, permitted, restricted and prohibited. The encouraged, permitted, restricted and prohibited projects with foreign investment are listed in the Catalogue of Industries for Guiding Foreign Investment (2017 version), or the Catalogue, which was jointly amended by the NDRC and the MOFCOM, on June 28, 2017, and came into effect on July 28, 2017, and the 2019 Negative List, which came into effect on July 30, 2019. According to the Catalogue and the 2019 Negative List, advertising service is a permitted industry. Since foreign investors have been permitted to directly own 100% interest in advertising companies in China, we would not be subject to access restrictions for operations in advertising industry as required by the Chinese government. We are not required to apply to the MOFCOM for special approval for our operations. We are permitted to acquire the equity interests of our VIE under the rules allowing for whole foreign ownership.
Regulations on Business License for Advertising Companies
The State Council promulgated the Regulations on Control of Advertisement, on October 26, 1987, according to which a company that wishes to engage in advertising activities must obtain from the State Administration for Industry and Commerce, or the SAIC, or its local branches, a business license which specifically includes advertising within its scope. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. We do not expect to encounter any difficulties in maintaining our business licenses. LMG, our VIE, has obtained such a business license from the local branches of the SAIC as required by existing PRC regulations.
Regulations on Advertising Content
The Advertising Law sets forth certain content requirements for advertisements in China, which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are also prohibited. The dissemination of tobacco advertisements via media is also prohibited as well as the display of tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemical, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemical and veterinary pharmaceuticals advertised through radio, film, television, newspaper, magazine, out-of-home and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

Regulations on Production and Operation of Radio/Television Programs
On July 19, 2004, the SAPPRFT promulgated the Administrative Measures on the Production and Operation of Radio and Television Programs, or the “Radio and Television Program Production Measures,” which came into effect on August 20, 2004 and were amended on August 28, 2015. The Radio and Television Program Production Measures provide that any business that produces or operates radio or television programs must obtain a Broadcasting and Television Program Production and Operation Permit. Entities holding such permits shall conduct their business within the permitted scope as provided in their permits.
On July 6, 2012, the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT, and the Cyberspace Administration of China, or the CAC, promulgated the Notice on Further Strengthening on the Administration of Internet Audio-video Programs including Web TV Series and Micro Movies. On January 12, 2014, the SAPPRFT promulgated the Supplementary Notice on Further Improving the Administration of Internet Audio-video Programs including Web TV Series and Micro Movies, or the “Supplementary Notice,” providing that the entities engaged in producing internet audio-video programs, including web TV series and micro movies, shall legally obtain the Broadcasting and Television Program Production and Operation Permit.
Each of LMG and Yuezhong (Beijing) Film Co., Ltd. has obtained a Broadcasting and Television Program Production and Operation Permit for their respective businesses.
Regulations on Internet Audio-video Programs
According to the Notice on Further Strengthening the Planning, Construction and Management of Internet Original Audio-video Programs issued by the SAPPRFT, Internet movies (micro movies) with an investment of more than RMB one million (approximately US$141,844) are key Internet original audio-video programs. For a key internet audio-video program, Internet audio-video service entities shall record its name, production agency subject matter, and duration, a content brief of no less than 1500 words, an explanation of its ideological connotation of no less than 300 words, and other relevant information at the stage of creation planning, and file the records through the recording system for web series, micro movies, and other Internet audio-video programs.
According to the Notice on Further Strengthening the Management of Internet Audio-video Programs including Web Series and Micro Movies as well as the Supplementary Notice on Further Perfecting the Management of Internet Audio-video Programs including Web Series and Micro Movies, prior to publishing Internet audio-video programs, including web series and micro movies, Internet audio-video service entities shall organize examiners to review such programs. After this self-examination is completed, the Internet audio-video service entities shall also submit information of their self-examined programs to provincial branches of the SAPPRFT. The programs shall not be published online until the processes of information filing have been completed and the filing numbers have been labeled on the programs by the Internet audio-video service entities.
As of the date of this prospectus, we have not completed the above-mentioned filing procedures as required by the regulations for our original Internet film “The Master-Hand.” See “Risk Factors — Risks Relating to Doing Business in the PRC — We have not completed the necessary filing procedures for our original Internet film ‘The Master-Hand,’ and, as a result, the planned release of the film may be delayed or we may even be ordered to cancel the release, which could materially and adversely affect our business and our financial condition.”
Regulations on Foreign Investment in Film Production Companies
According to the 2019 Negative List, which came into effect on July 30, 2019, foreign investors are prohibited from investing in film production or distribution companies, cinema line companies and film importing business. As for construction and operation of movie theaters, the controlling shareholder shall be Chinese citizens or institutions.
In view of these restrictions on foreign direct investment in film production companies under which our business may fall, including radio/television programs production, film production and operation business, we have established various domestic consolidated affiliated entities to engage in film production business. LMG, our VIE, holds the Broadcasting and Television Program Production and Operation Permit and is responsible for our Film Production Business; WFOE is not involved in film production, although it provides management and consulting services to LMG and receives service fees from LMG through contractual arrangements. For a detailed discussion of our consolidated affiliated entities, please refer to Contractual Arrangements between WFOE and LMG above. Due to the lack of interpretative guidance from the relevant PRC governmental authorities, there are uncertainties regarding whether PRC governmental authorities would consider our corporate structure and contractual arrangements to constitute foreign ownership of a film production business. See “Risk Factors — Risks Relating to Doing Business in the PRC — There are uncertainties under the Foreign Investment Law relating to the status of businesses in China controlled by foreign invested projects primarily through contractual arrangements, such as our business.” In order to comply with PRC regulatory requirements, we operate a substantial portion of our business through our consolidated affiliated entities, which we have contractual relationships with but we do not have actual ownership interests in. If our current ownership structure is found to be in violation of current or future PRC laws, rules, or regulations regarding the legality of foreign investment in film production or distribution business and other types of businesses on which foreign investment is restricted or prohibited, we could be subject to severe penalties.
Regulations on Film Production
On November 7, 2016, the Standing Committee of the National People’s Congress promulgated the Film Industry Promotion Law of the People’s Republic of China (the “Film Promotion Law”), which took effect on March 1, 2017. On April 3, 2004, the SAPPRFT promulgated the Provisions on the Archival Filing of Film Scripts (Abstracts) and the Administration of Films, or the “Filing Provisions,” which took effect on June 22, 2006, and was amended on December 11, 2017. The Film Promotion Law and Filing Provisions provide that any person or any organization that plans to make a film shall, prior to the production of the film is commenced, file an outline of the film script, with the SAPPRFT or its local branches in the PRC. If the film involves a major theme or a theme relating to national security, diplomacy, nationality, religion, or military affairs, the film script shall be submitted for review according to relevant regulations of the PRC. Where the outline of the film script conforms to the required standards, the SAPPRFT or its local branches shall make an announcement on the basic information about the film to be made, and issue a filing certificate within the time limit prescribed in the Administrative License Law. The producer of the film is not qualified to apply for a Film Release License until it obtains a filing certificate. Only when the Film Release License has been issued could the film be distributed and projected in movie theaters.
Regulations on Movie Censorship
Pursuant to the Film Promotion Law, a legal person or any other organization shall submit a film completed by it to the film department of the State Council or the film department of the people’s government of the province, autonomous region, or municipality directly under the Chinese central government for censorship. The film department shall make a censorship decision within 30 days of acceptance of the application for censorship. If the film conforms to the provisions of the Film Promotion Law, the film department shall permit the public release of the film, grant a permit for public release of the film, and issue an announcement of it; otherwise, it shall not permit the public release of the film, and notify in writing the applicant of the decision and the reasons.
According to the Film Promotion Law, a film shall not include: (1) any content violating the basic principles as established in the Constitution or instigating resistance to or disruption of the implementation of the Constitution, laws, and administrative regulations; (2) any content jeopardizing China’s unity, sovereign, or territorial integrity, leaking national secrets, endangering national security, damaging China’s dignity, honor, and interests, or advocating terrorism or extremism; (3) any content defaming fine national cultural traditions, instigating ethnic hate or discrimination, infringing upon ethnic customs and habits, distorting national history or national historical figures, hurting national sentiments, or undermining national solidarity; (4) any content instigating the disruption of the religious policies of the state or propagating cults or superstition; (5) any content jeopardizing social ethics, disrupting the public order, undermining social stability, advocating obscenity, gambling, or drug abuse, highlighting violence or terror, instigating crimes or teaching methods for committing crimes; (6) any content infringing upon the lawful rights and interests of minors or damaging the physical and mental health of minors; (7) any content insulting or defaming others, disseminating others’ privacy, or infringing upon the lawful rights and interests of others; and (8) any other content as prohibited by the laws and administrative regulations.
Regulations on Film Projection
According to the Film Promotion Law and the Regulations on the Administration of Films which took effective on February 1, 2002, upon the approval of the film authority under the local people's government at the county level and the issuance of the “License for Operating Projection of Films,” an enterprise with appropriate conditions in terms of personnel, site, technology, and equipment may carry out film projection activities at cinemas and other fixed projection sites. Cinemas shall abide by the laws and administrative regulations on public security, fire control, and public place hygiene, maintain the public order and environmental hygiene at projection sites, and ensure the safety and health of audience. A film is not allowed to be distributed or projected until it has obtained the License for Public Projection of Film. Projection of films shall be undertaken in compliance with the state regulations regarding the time proportions specified for domestic films and imported films. The time of projection allotted by a film projection unit to domestic films shall account for no less than two-thirds of the total amount of time of projection each year. Cinemas shall truthfully keep statistics of film sales revenue and provide authentic and accurate statistics, and shall not cheat or mislead the audience or disturb film market order by any illegal means such as fabricating transactions, or falsely reporting or concealing sales revenue.
Those who establish a film projection unit or those who are engaged in the activities of film projection without authorization, shall be banned by SAIC or its local branches, and shall be investigated for criminal liabilities in accordance with the provisions in the Criminal Law on the crime of illegal business operation. If the case is not serious enough for criminal punishment, the illegal proceeds and special instruments and equipment used in the illegal operation shall be confiscated. In addition, if the amount of illegal proceeds is no less than RMB50,000 (approximately US$7,091), a fine of no less than five times but no more than 10 times the amount of illegal proceeds shall be imposed; if there are no illegal proceeds or the amount of illegal proceeds is less than RMB50,000 (approximately US$7,091), a fine of no less than RMB200,000 (approximately US$28,363) but no more than RMB500,000 (approximately US$70,098) shall be imposed.
Liaoning Leaping International Cinema Management Co., Ltd. has obtained the License for Operating Projection of Films, which will expire on January 29, 2022, the Hygiene License, which will expire on January 29, 2023, and the certification for fire control examination. Liaoning Leaping International Cinema Management Co., Ltd. is allowed to engage in the film projection business.
Regulations on Intellectual Property Rights
Regulations on copyright
The Copyright Law of the People’s Republic of China, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001 and in 2010, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. In line with the Copyright Law, the copyright of a cinematographic work or a work created in a way similar to cinematography shall be enjoyed by the producer. However, the authors of the screenplay, musical works and other works that are included in a cinematographic work or a work created in a way similar to cinematography and can be exploited separately shall be entitled to exercise their copyright independently.
Regulations on domain names
The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017, and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon completion of the registration procedure. As of September 15, 2018, we have registered http://www.yzcmmedia.com as our domain name in the PRC.
Regulations on Wholly Foreign-owned Enterprises
According to the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, which was promulgated by the Standing Committee of the National People’s Congress on October 31, 2000, and then amended on September 2016, the establishment of a wholly foreign-owned enterprise shall be subjected to record-filing administrative measures only, as long as the wholly foreign-owned enterprise does not involve the implementation of special access management measures prescribed by the State. The business scope of the wholly foreign-owned enterprise we established, Yuezhong (Shenyang) Technology Co., Ltd., is to primarily engage in technology development, provision of technology service, technology consulting; development of computer software and hardware, computer network technology, game software; provision of enterprise management and related consulting service, human resource consulting service and intellectual property consulting service. Since the sole business of WFOE is to provide LMG with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a service fee approximately equal to the net income of LMG after the deduction of the required PRC statutory reserve, such business scope is necessary and appropriate under PRC laws and does not involve any industries subjected to permission or approval procedures.
According to the Interim Measures for the Administration of Establishment and Change Filings of Foreign-invested Enterprises, which was promulgated by the MOFCOM and became effective on July 30, 2017, the Administrative Regulations on the Company Registration, which was promulgated by the State Council on June 24, 1994, became effective on July 1, 1994, and latest amended on February 6, 2016, and other laws and regulations governing the FIEs and company registrations, the establishment of an FIE and any capital increase and other major changes in an FIE shall be registered with the SAIC or its local counterparts, and shall be filed via the foreign investment comprehensive administrative system, or the FICMIS (the “MOFCOM Filing”) if such an FIE does not involve special access administrative measures prescribed by the PRC government.
Based on the forgoing regulations, as for changes of business scope of WFOE, unless involved in the industries restricted for foreign investment, WFOE only needs to apply for archival filing to the MOFCOM or its local offices, and change of registration to the SAIC or its local offices. WFOE has not completed the required registration procedures to the MOFCOM or SAIC branch due to Chinese shareholders’ failure to perform the foreign exchange registration process stipulated by SAFE Circular 37. See “Risk Factors —  Risks Relating to Doing Business in the PRC — Our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the Company and its shareholders may be subject to penalties if we are not able to remediate the non-compliance.”
Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully. WFOE has not completed such registration formalities. See also “Risk Factors — Risks Relating to Doing Business in the PRC — Our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the Company and its shareholders may be subject to penalties if we are not able to remediate the non-compliance.”
Regulations on Foreign Exchange
General administration of foreign exchange
According to the Regulations on the Control of Foreign Exchange, which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were amended on January 14, 1997, and August 5, 2008, payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. RMB is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of RMB into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. According to regulations on foreign exchange settlement of FIEs, they may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.
SAFE Circular No. 59
Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012, and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for FIEs.
SAFE Circular No. 13
Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.
SAFE Circular No. 19
The Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or the SAFE Circular No.19, which was promulgated by the SAFE on March 30, 2015, and became effective on June 1, 2015, provides that an FIE may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, FIEs are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; an FIE shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary FIE makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.
Based on the foregoing, when setting up a new FIE, the FIE shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the FIE, including without limitation any increase in its registered capital or total investment, the FIE shall register such changes with the bank located at its registered place after obtaining the approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application. If we intend to provide funding to our wholly foreign owned subsidiaries through capital injection at or after their establishment, we shall register the establishment of and any follow-on capital increase in our wholly foreign owned subsidiaries with the State Administration for Industry and Commerce or its local counterparts, file such via the FICMIS and register such with the local banks for the foreign exchange related matters.

Offshore investment
Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014, as an attachment of Circular 37.
Under the relevant rules, any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject our SPV to restrictions imposed on foreign exchange activities, including restrictions on its ability to receive registered capital as well as additional capital from PRC resident shareholders, and contribute registered capital as well as additional capital to WFOE. If WFOE fails to obtain necessary registered capital within the approved business time limit, the industries and commercial administrative authorities might revoke its business license. Due to the failure by shareholders to complete the registration, WFOE is also unable to pay dividends or make distributions to our SPV, and repatriation of profits and dividends derived from SPV by PRC residents to China are illegal. The offshore financing funds are also not allowed to be used in China. In addition, the failure of the PRC resident shareholders to complete the registration may subject the shareholders to fines less than RMB50,000 (approximately US$7,091).
Regulations on Employment and Social Welfare
Labor Contract Law
The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008, and amended on December 28, 2012, is primarily aimed at regulating the rights and obligations of employers and employees, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.
Social Insurance and Housing Fund
As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004, and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the Social Insurance Law of the PRC implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.
In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

MANAGEMENT
Set forth below is information concerning our directors, executive officers and other key employees.
The following individuals are members of the Board and executive management of the Registrant.
Name	Age	Position(s)
Bo Jiang	38	Chairman of the Board and Director
Tao Jiang*	32	Chief Executive Officer and Director Nominee
Di Wang	31	Vice President
Liquan Wang	32	Vice President
Ziwei Xu	31	Chief Financial Officer
Douglas Menelly*	44	Independent Director Nominee
Adam (Xin) He*	46	Independent Director Nominee
Christopher Kohler*	39	Independent Director Nominee
Dennis Eugene Burns**	55	Former Independent Director Nominee
Kwong Sang Liu**	57	Former Independent Director Nominee
Yongyuan Chen**	56	Former Independent Director Nominee

*
This individual has indicated his assent to occupy such position upon closing of this offering.

**
On July 15, 2019, Mr. Burns and the Company mutually agreed that Mr. Burns would no longer serve as an independent director nominee of the Company. On June 28, 2019, Mr. Liu and the Company mutually agreed that Mr. Liu would no longer serve as an independent director nominee of the Company. On September 27, 2019, Mr. Chen and the Company mutually agreed that Mr.Chen would no longer serve as an independent director nominee of the Company.

Mr. Bo Jiang has been our Company’s Chairman of the Board since August 2018 and the chairman of LMG since April 2015. From April 2013 to March 2015, Mr. Jiang served as the vice president of China Business Times. From May 2009 to April 2013, Mr. Jiang served as the office director of Liaoshen Evening News. From September 2006 to May 2009, Mr. Jiang served as the director of the Business Planning Department of Chinese Business Morning News. Mr. Jiang has over 15 years of experience of investment in the film industry and management of media companies. Mr. Jiang holds an Executive Master of Business Administration degree from Liaoning University.
Mr. Tao Jiang is a director nominee of the Company and has been our chief executive officer (“CEO”) since August 2018. Mr. Jiang is the founder of LMG and has been its CEO since November 2013. From October 2012 to October 2013, Mr. Jiang served as the sales director of Focus Media (Shenyang) Co., Ltd. Mr. Jiang holds a bachelor’s degree in Accounting from Liaoning University of International Business and Economics.
Ms. Di Wang has been our vice president since August 2018, and the vice president of LMG since January 2017. From March 2011 to December 2016, Ms. Wang served as the operation manager of China Resources (Shenyang) Co., Ltd. Ms. Wang holds a bachelor’s degree in Accounting from Liaoning University of International Business and Economics.
Mr. Liquan Wang has been our vice president since August 2018, and the vice president of LMG since January 2018. Since January 2018, Mr. Wang has served as the CEO of Harbin Yuechuzhong Media Co., Ltd., a wholly-owned PRC subsidiary of the Company. From January 2016 to November 2017, Mr. Wang served as the sales director of Toutiao (Liaoning). From July 2015 to October 2015, Mr. Wang served as the sales director of Sohu Focus (Shenyang). From February 2006 to July 2015, Mr. Wang served as the reporter, editor, and sector director of China Business Times. Mr. Wang holds a bachelor’s degree in Journalism from Liaoning University.
Ms. Ziwei Xu has been our chief financial officer (“CFO”) since August 2018, and the CFO of LMG since November 2013. From July 2011 to September 2013, Ms. Xu served as an auditor of Ruihua Certified Public Accountants, LLP (Liaoning Branch). Ms. Xu holds a bachelor’s degree in International Economics and Trade from Liaoning University of Science and Technology.

Mr. Douglas Menelly is an independent director nominee of the Company. Mr. Menelly is the co-founder of E-Options Communications Consulting and has served as its managing director since January 2018. Before founding E-Options Communications Consulting, Mr. Menelly worked at Aspen Insurance Group, and served as the senior vice president for corporate communications from August 2016 to October 2017, the global head of marketing from July 2015 to August 2016, and the senior vice president for marketing from November 2013 to July 2015. From December 2011 to November 2013, Mr. Menelly served as the global communications director of American International Group. From November 2009 to October 2011, Mr. Menelly served as the vice president for investor relations & communications of SinoHub, Inc. From March 2006 to August 2009, Mr. Menelly served as the general manager for Asia and the vice president for finance & business development of Willex Industrial. From December 2002 to March 2006, Mr. Menelly served as a broker, assistant vice president, and vice president of Marsh & McLennan, subsequently. Mr. Menelly received his Executive MBA degree from Columbia Business School in 2012, his master’s degree in Operations Management from New York University in 2001, and his bachelor’s degree in Civil Engineering from State University of New York in 1997.
Mr. Adam (Xin) He is an independent director nominee of the Company. Since May 2012, he has served as the chief financial officer of Wanda America Investment Holding Company, a U.S. subsidiary of Dalian Wanda Group, a Fortune Global 500 company. As the chief financial officer of Wanda America Investment Holding Company, he managed a 101-story landmark “Vista Tower” development in downtown Chicago and a NYSE-traded company, AMC Entertainment Holdings, Inc., the largest movie exhibitor in the U.S. He also served as an independent director at Nasdaq listed companies iFresh Inc. from November 2017 to March 2018 and Professional Diversity Network and Energy Focus Inc. from July 2014 to July 2015. From December 2010 to May 2012, Mr. He served as the financial controller at Xinyuan Real Estate Co., Ltd., an NYSE-listed developer of large scale, high-quality residential real estate projects. He also worked as a chief financial officer at China Transport Holding Group in Hunan, China, from September 2009 to December 2010, an auditor at Ernst & Young, LLP in New York from August 2008 to September 2009, and a financial manager at Chinatex Group in Beijing from May 1997 to August 2008. Mr. He received a bachelor’s degree and a master’s degree in taxation from Central University of Finance and Economics in Beijing in 1993 and 2001, and a master’s degree in accounting from Seton Hall University in New Jersey in 2017. He is a Certified Public Accountant in both the United States and the PRC.
Mr. Christopher Kohler is an independent director nominee of the Company. Mr. Kohler has been the owner of Chris Kohler Consulting, Inc. since April 2012, providing accounting and finance consulting to businesses with temporary and/or ongoing accounting and financial needs. Mr. Kohler has served as the corporate controller of BlackRidge Technology International, Inc. since July 2017. From May 2014 to December 2016, Mr. Kohler served as the vice president and corporate controller of Bearcat Energy LLC. From July 2011 to July 2014, Mr. Kohler served as a manager of Now CFO, LLC. From September 2010 to July 2011, Mr. Kohler served as a staff accountant of Spicer Jeffries, LLP. From March 2009 to September 2010, Mr. Kohler served as a finance/accounting associate of Tempo Financial. From March 2002 to December 2008, Mr. Kohler served as a branch manager and consumer underwriter for several banking institutions. Mr. Kohler received his MBA degree in Finance and Master of Accountancy from University of Colorado in 2010 and his Bachelor of Science in Marketing from Indiana University in 2002.
Mr. Dennis Eugene Burns was an independent director nominee of the Company. Mr. Burns has been self-employed as a consultant for various companies in different industries since 2008, none of which is related to the Company. From 1993 to 2008, Mr. Burns served as the president of ERS, an automotive parts supply company. Mr. Burns has established an in-depth industry knowledge while working directly with Registered Investment Advisors, broker dealers, brokers, and market makers. Mr. Burns received his Technical Degree in Computer Science from Honeywell Institute in 1986.
Mr. Kwong Sang Liu was an independent director nominee of the Company. Mr. Liu has been the Director of K.S. Liu & Company CPA Ltd. since 1997. Mr. Liu has been an independent director of multiple companies: ATIF Holdings Limited since April 2019, Pine Care Group Limited since January 2017, China National Culture Group Limited since September 2004, abc Multiactive Limited since September 2004, Polytec Asset Holdings Limited since July 2000, and Evershine Group Holdings Limited from January 2014 to December 2016. Mr. Liu has been a Certified Public Accountant since December 1998. Mr. Liu received his Master of Business Administration degree from the University of Lincoln in 2002 and his Bachelor of Arts degree in Accountancy from the Hong Kong Polytechnic University in 1997.

Mr. Yongyuan Chen was an independent director nominee of the Company. Mr. Chen has been a partner of China Commercial Law Firm in its Sydney office since April 2011. From October 2007 to April 2008, Mr. Chen worked at the Beijing office of Lovells (now Hogan Lovells). From January 1995 to September 2007, Mr. Chen served as a partner of China Commercial Law Firm. From 1988 to 1994, Mr. Chen worked at Ministry of Foreign Trade and Economic cooperation of PRC, China National Technical Import and Export Corporation, and Shenzhen Bureau of Science and Technology Policy and Regulation Department. Since April 2019, Mr. Chen has been serving as an independent director of ATIF Holdings Limited. Mr. Chen received his bachelor’s degree in Law from Jilin University in 1986, his master’s degree in International Economics Law from Renmin University in 1988, and his Juris Doctor degree from the University of Sydney Law School in 2002.
Pursuant to our amended and restated articles of association, as adopted by special resolutions on December 11, 2018, the minimum number of directors shall consist of not less than one person unless otherwise determined by the shareholders in a general meeting. Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if any is held. At any annual general meeting held, our directors will be elected by a majority vote of shareholders eligible to vote at that meeting. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.
For additional information, see “Description of Share Capital — Directors.”
Family Relationships
Our chairman, Mr. Bo Jiang, and our CEO, Mr. Tao Jiang, are siblings; Mr. Tao Jiang and our Vice President, Ms. Di Wang, are spouses. None of the other directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.
Involvement in Certain Legal Proceedings
To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.
Board of Directors
Our board of directors will consist of five directors upon closing of this offering.
Duties of Directors
Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Law (2018 Revision) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.
Terms of Directors and Executive Officers
Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification
There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.
Insider Participation Concerning Executive Compensation
The Board of Directors of the Registrant, which comprises one director, Mr. Bo Jiang was making all determinations regarding executive officer compensation from the inception of the Company up until the time when the other two directors and the three independent directors were installed.
Committees of the Board of Directors
We will establish three committees under the board of directors immediately upon closing of this offering: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee will consist of Douglas Menelly, Adam (Xin) He, and Christopher Kohler. Douglas Menelly will be the chairman of our audit committee. We have determined that Douglas Menelly, Adam (Xin) He, and Christopher Kohler will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Douglas Menelly Liu qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:
•
appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•
reviewing with the independent auditors any audit problems or difficulties and management’s response;

•
discussing the annual audited financial statements with management and the independent auditors;

•
reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•
reviewing and approving all proposed related party transactions;

•
meeting separately and periodically with management and the independent auditors; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.   Our compensation committee will consist of Douglas Menelly, Adam (Xin) He, and Christopher Kohler upon the effectiveness of their appointments. Christopher Kohler will be the chairman of our compensation committee. We have determined that Douglas Menelly, Adam (Xin) He, and Christopher Kohler will satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:
•
reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•
approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•
reviewing and recommending to the board with respect to the compensation of our directors;

•
reviewing periodically and approving any long-term incentive compensation or equity plans;

•
selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•
reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee currently consists of will consist of Douglas Menelly, Adam (Xin) He, and Christopher Kohler upon the effectiveness of their appointments. Adam (Xin) He will be the chairperson of our nominating and corporate governance committee. Douglas Menelly, Adam (Xin) He, and Christopher Kohler satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:
•
identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•
reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
identifying and recommending to our board the directors to serve as members of committees;

•
advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance
Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

EXECUTIVE COMPENSATION
The following table sets forth certain information with respect to compensation for the fiscal year ended June 30, 2019 and 2018, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).
Summary Compensation Table
Name and Principal Position	Year ended June 30,	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)
Tao Jiang	2019	14,069.23	0	0	0	0	0	0	14,069.23
CEO of the Company and LMG	2018	9,390.71	0	0	0	0	0	0	9,390.71
Ziwei Xu	2019	8,793.27	0	0	0	0	0	0	8,793.27
CFO of the Company and LMG	2018	8,833.88	0	0	0	0	0	0	8,833.88
Agreements with Named Executive Officers
We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.8 to this Registration Statement, we agreed to employ each of our executive officers for a specified time period, which will be renewed upon both parties’ agreement 30 days before the end of the current employment term, and payment of cash compensation and benefits shall become payable when the Company becomes a public reporting company in the US. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.
Our amended and restated employment agreement with Tao Jiang, our CEO, provides for a term of five years beginning on August 21, 2018, with an annual salary of US$14,069.23.
Our amended and restated employment agreement with Ziwei Xu, our CFO, provides for a term of five years beginning on August 21, 2018, with an annual salary of US$8,793.27.
Compensation of Directors
For the fiscal year ended June 30, 2019, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for
•
each of our directors and executive officers who beneficially own our Ordinary Shares; and

•
each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 16,021,126.7606 Ordinary Shares issued and outstanding (reflecting a 1-for-2.84 reverse split of our Ordinary Shares effected on February 26, 2019) as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.
The number and percentage of Ordinary Shares beneficially owned after the offering are based on a total of 18,021,126.7606 Ordinary Shares issued and outstanding following the sale of 2,000.000 Ordinary Shares under the offering. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have seven shareholders of record, none of which are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.
	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers(1):
Bo Jiang	5,985,915.4930	37.36%	5,985,915.4930	33.22%	33.22%
Tao Jiang	2,992,957.7465	18.68%	2,992,957.7465	16.61%	16.61%
Di Wang	2,992,957.7465	18.68%	2,992,957.7465	16.61%	16.61%
Liquan Wang	0	0%	0	0%	0%
Ziwei Xu	0	0%	0	0%	0%
Douglas Menelly 53 Union Drive, Merrick, NY 11566	0	0%	0	0%	0%
Adam (Xin) He 1030 N State St, Apt 15LM, Chicago, IL 60610	0	0%	0	0%	0%
Christopher Kohler 11419 Canterberry Ln, Parker, CO 80138	0	0%	0	0%	0%

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
All directors and executive officers as a group:	11,971,830.9859	74.72%	11,971,830.9859	66.43%	66.43%
5% Shareholders:
Fenton Holding Co., Ltd.(2) ABM Chambers, PO Box 2283 Road Town, Tortola, British Virgin Islands	1,408,450.7042	8.79%	1,408,450.7042	7.82%	7.82%
Hailu Holding Co., Ltd.(3) ABM Chambers, PO Box 2283 Road Town, Tortola, British Virgin Islands	1,760,563.3803	10.99%	1,760,563.3803	9.77%	9.77%

(1)
Unless otherwise indicated, the business address of each of the individuals is 2010 Huaruntiexi Center, Tiexi District, Shenyang, Liaoning Province, People’s Republic of China.

(2)
Ms. Min Zhang is the 100% owner of Fenton Holding Co., Ltd. that holds 1,408,450.7042 Ordinary Shares.

(3)
Ms. Lu Li is the 100% owner of Hailu Holding Co., Ltd. that holds 1,760,563.3803 Ordinary Shares.

History of Share Capital
The Company was incorporated in the Cayman Islands as an exempted company with limited liability on August 21, 2018. On August 24, 2018, we issued 50,000,000 Ordinary Shares to certain founder shareholders in connection with entering into the VIE contractual arrangements. On October 19, 2018, one of our founder shareholders, Asia Equity Exchange Group Co., Ltd., transferred 5,000,000 Ordinary Shares it owned to Mr. Bo Jiang, our chairman. On October 23, 2018, Mr. Bo Jiang transferred 4,500,000 Ordinary Shares to ATIF Holdings Limited, (“ATIF,” formerly known as Asia Times Holdings Limited), a British Virgin Islands company, as compensation for consulting services to be provided by Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd., a PRC company and a VIE of ATIF (“Qianhai,” formerly known as Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.), in connection with the Company’s proposed initial public offering. Pursuant to that certain Amended and Restated Consulting Agreement between Qianhai and LMG dated December 10, 2018, ATIF agreed to receive cash instead of Ordinary Shares as compensation. As of the date of this prospectus, the 4,500,000 Ordinary Shares previously held by ATIF have been returned to the Company and cancelled.
On February 26, 2019, our shareholders approved a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-2.84 shares, which was effected on February 26, 2019. All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.
As of the date of this prospectus, our authorized share capital is US$142,000 consisting of 50,000,000 Ordinary Shares, par value US$0.00284 per share, with 16,021,126.7606 Ordinary Shares issued and outstanding. Holders of Ordinary Shares are entitled to one vote per share. We will issue Ordinary Shares in this offering.
As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS
Upon completion of this offering, the Beneficial Owners will hold 66.43% of the combined total of our outstanding Ordinary Shares. Following the completion of this offering, the Beneficial Owners will continue to have the power to act alone in approving any action requiring a vote of the majority of our Ordinary Shares and to elect all of our directors.
Contractual Arrangements with WFOE, LMG and Its Shareholders
We conduct our advertising related business through LMG, a VIE that we control through a series of contractual arrangements between our PRC subsidiary WFOE, LMG, and its shareholders including but not limited to our principal shareholders, Mr. Bo Jiang, Mr. Tao Jiang, and Ms. Di Wang. Such contractual arrangements provide us (i) the power to control LMG, (ii) the exposure or rights to variable returns from our involvement with LMG, and (iii) the ability to affect those returns through use of our power over LMG to affect the amount of our returns. Therefore, we control LMG. For a description of these contractual arrangements, see “Business — Corporate History and Structure.”
Material Transactions with Related Parties
On August 24, 2018, the Company issued 50,000,000 Ordinary Shares to our Beneficial Owners, including some of our executive officers and directors indirectly, in connection with entering into the VIE contractual arrangements, in a private transaction under the Cayman Islands laws, with 17,000,000 Ordinary Shares issued to Mr. Bo Jiang, our chairman of the board and director, 8,500,000 Ordinary Shares issued to Mr. Tao Jiang, our CEO, and 8,500,000 Ordinary Shares issued to Ms. Di Wang, our vice president.
For the fiscal year ended June 30, 2018, advances that the Company made to Mr. Tao Jiang, the Company’s CEO, were US$628,056. The advances were due-on-demand and non-interest bearing. As of June 30, 2018, the advances had been fully repaid.
For the fiscal year ended June 30, 2018, Mr. Tao Jiang, the Company’s CEO, made due-on-demand and non-interest bearing loans of US$2,367,822 to the Company. As of June 30, 2018, the outstanding loan payable to Mr. Tao Jiang was US$25,541. As of June 30, 2019, the amount due to Mr. Tao Jiang was US$567,346.
Employment Agreements
See “Executive Compensation — Agreements with Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, as adopted by special resolutions on December 11, 2018. A copy of our amended and restated memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).
We were incorporated as an exempted company with limited liability under the Companies Law (2018 Revision) of the Cayman Islands, or the “Cayman Companies Law,” on August 21, 2018. A Cayman Islands exempted company:
•
is a company that conducts its business mainly outside the Cayman Islands;

•
is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•
does not have to hold an annual general meeting;

•
does not have to make its register of members open to inspection by shareholders of that company;

•
may obtain an undertaking against the imposition of any future taxation;

•
may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
may register as a limited duration company; and

•
may register as a segregated portfolio company.

Ordinary Shares
All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.
Our authorized share capital is $142,000 consisting of 50,000,000 Ordinary shares, par value US$0.00284 per share. Subject to the provisions of the Cayman Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.
At the completion of this offering, there will be 18,021,126.7606 Ordinary Shares issued and outstanding held by at least 300 shareholders and beneficial owners which is the minimum requirement by Nasdaq Capital Market.
Listing
We have applied to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “YZCM”

Transfer Agent and Registrar
The transfer agent and registrar for the Ordinary Shares is Transhare Corporation, 15500 Roosevelt Blvd, Suite 301, Clearwater, FL 33760.
Dividends
Subject to the provisions of the Cayman Companies Law and any rights attaching to any class or classes of shares under and in accordance with the Articles:
(a)
the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)
the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.
Unless provided by the rights attached to a share, no dividend shall bear interest.
Voting Rights
Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.
Variation of Rights of Shares
Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.
Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.
Alteration of Share Capital
Subject to the Cayman Companies Law, our shareholders may, by ordinary resolution:
(a)
increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)
consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)
convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)
sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)
cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.
Calls on Shares and Forfeiture
Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.
We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:
(a)
either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)
whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.
We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.
Unclaimed Dividend
A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.
Forfeiture or Surrender of Shares
If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.
If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).
A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.
A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.
Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.
Share Premium Account
The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Law.
Redemption and Purchase of Own Shares
Subject to the Cayman Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:
(a)
issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)
with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)
purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.
When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.
Transfer of Shares
Provided that a transfer of Ordinary Shares complies with applicable rules of Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:
(a)
where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)
where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Ordinary Shares in question are not listed on or subject to the rules of Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:
(a)
the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)
the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)
the instrument of transfer is properly stamped, if required;

(d)
the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)
any fee related to the transfer has been paid to us; and

(f)
the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.
Inspection of Books and Records
Holders of our Ordinary Shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our register of members or our corporate records.
General Meetings
As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.
The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.
At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.
Subject to the Cayman Companies Law and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.
If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.
The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.
If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.
Directors
We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.
A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.
The remuneration of the directors shall be determined by the shareholders by ordinary resolution, except that the directors shall be entitled to such remuneration as the directors may determine.
The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.
Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.
A director may be removed by ordinary resolution.
A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.
Subject to the provisions of the articles, the office of a director may be terminated forthwith if:
(a)
he is prohibited by the law of the Cayman Islands from acting as a director;

(b)
he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)
he resigns his office by notice to us;

(d)
he only held office as a director for a fixed term and such term expires;

(e)
in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)
he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)
he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)
without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.
Powers and Duties of Directors
Subject to the provisions of the Cayman Companies Law, our amended and restated memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles. However, to the extent allowed by the Cayman Companies Law, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.
The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.
The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.
The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.
The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.
The board of directors may remove any person so appointed and may revoke or vary the delegation.
The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:
(a)
the giving of any security, guarantee or indemnity in respect of:

(i)
money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)
a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)
where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)
any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)
any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)
any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.
Capitalization of Profits
The directors may resolve to capitalize:
(a)
any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)
any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.
Liquidation Rights
If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:
(a)
to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)
to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.
Register of Members
Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:
•
the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

•
the date on which the name of any person was entered on the register as a shareholder; and
the date on which any person ceased to be a shareholder.

Under the Cayman Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Differences in Corporate Law
The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.
Mergers and Similar Arrangements
The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.
The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
(a)
the statutory provisions as to the required majority vote have been met;

(b)
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)
the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:
(a)
an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)
an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)
an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability
The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:
(a)
all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b)
without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.
To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.
This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-Takeover Provisions in Our Articles
Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.
Under the Cayman Companies Law, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director owe three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
The Cayman Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.
Under the Cayman Companies Law and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law, our articles may only be amended by special resolution of our shareholders.
Anti-Money Laundering — Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.
If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Legislation of the Cayman Islands
The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (the “Substance Law”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that the Company itself may remain out of scope of the legislation or else be subject to more limited substance requirements. Although it is presently anticipated that the Substance Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

SHARES ELIGIBLE FOR FUTURE SALE
Before our initial public offering, there has not been a public market for our Ordinary Shares, and we have made an application for the Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares representing approximately 15.97% of our Ordinary Shares in issue. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.
Rule 144
All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.
A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:
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1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

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the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

TAXATION
People’s Republic of China Enterprise Taxation
Unless otherwise noted in the following discussion, this section is the opinion of Dentons, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.
The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”
Enterprise Income Tax
According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007, and became effective on January 1, 2008, and then amended on February 24, 2017, and the Implementation Rules of the EIT Law, or the Implementation Rules, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.
We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.
Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Leaping Group Co., Ltd. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Leaping Group Co., Ltd. and its subsidiaries organized outside the PRC.
According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half  (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Leaping Group Co., Ltd., including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Leaping Group Co., Ltd. and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.
The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Dentons, our PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because they do not meet some of the conditions out lined in SAT Notice. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.
See “Risk Factors — Risks Relating to Doing Business in the PRC — Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a ‘resident enterprise’ of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”
Currently, as resident enterprises in the PRC, WFOE as well as LMG and its subsidiaries in PRC are generally subject to the enterprise income tax at the rate of 25%, except that once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and 3 million is subject to a reduced rate of 10%. LMG paid enterprise income taxes of approximately US$415,688 and US$4,572 in the years ended June 30, 2019 and 2018. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that LMG is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.
Value-added Tax
Pursuant to the Provisional Regulations on Value-Added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, and took effect on January 1, 1994,

and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value Added Tax of the PRC, which were promulgated by the MOF, on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 6% for taxpayers selling services or intangible assets.
According to Provisions in the Notice on Adjusting the Value added Tax Rates (Cai Shui [2018] No. 32), or the Notice, issued by the SAT and the MOF, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. The Notice took effect on May 1, 2018, and the adjusted VAT rates took effect at the same time.
The Notice of the Ministry of Finance and the State Administration of Taxation on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner on March 23, 2016, which took effect on May 1, 2016. Pursuant to such circular, the Value Added Tax Pilot Program has been applicable nationwide since May 1, 2016.
According to the VAT Regulations and the related rules, as of the date of this prospectus, as taxpayers selling services, LMG and its consolidated affiliated entities except Liaoning Leaping International CinemaManagement Co., Ltd., are generally subject to a 6% VAT rate. Liaoning Leaping International Cinema Management Co., Ltd. is subject to a 3% VAT rate.
Dividend Withholding Tax
The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.
Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009, by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018, by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.
As of the date of this prospectus, when considered as a non-PRC resident investor, which is much more likely to happen than not, Yuezhong Media HK shall be subject to the dividend withholding tax at the rate of 10%. (See “Risk Factors” and “Taxation.”) Upon identified as the Hong Kong resident enterprise stipulated by the Double Tax Avoidance Arrangement and other applicable laws, the withholding tax may be reduced to 5%.
Hong Kong Taxation
Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the years ended June 30, 2019 and 2018.
British Virgin Islands Taxation
The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the British Virgin Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the British Virgin Islands. No stamp duty is payable in the British Virgin Islands on the issue of shares by, or any transfers of shares of, British Virgin Islands companies (except those which hold interests in land in the British Virgin Islands). The British Virgin Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. The British Virgin Islands is not a party to any double tax treaties that are applicable to any payments made to our by the Company. There are no exchange control regulations or currency restrictions in the British Virgin Islands.
Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the British Virgin Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to British Virgin Islands income or corporation tax.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.
United States Federal Income Taxation
WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.
The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:
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banks;

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financial institutions;

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insurance companies;

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regulated investment companies;

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advertising investment trusts;

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broker-dealers;

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persons that elect to mark their securities to market;

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U.S. expatriates or former long-term residents of the U.S.;

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governments or agencies or instrumentalities thereof;

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tax-exempt entities;

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persons liable for alternative minimum tax;

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persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

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persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

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persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

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persons holding our Ordinary Shares through partnerships or other pass-through entities;

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beneficiaries of a Trust holding our Ordinary Shares; or

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persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.
Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares
The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.
The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Ordinary Shares
Subject to the PFIC (defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.
Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”
To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Taxation of Dispositions of Ordinary Shares
Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.
Passive Foreign Investment Company (“PFIC”)
A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:
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at least 75% of its gross income for such taxable year is passive income; or

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at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.
Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating LMG as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with LMG, and as a result, we are treating LMG as our wholly-owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning LMG for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.
If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:
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the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

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the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

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the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.
A U.S. Holder of  “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.
The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.
Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.
If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.
Information Reporting and Backup Withholding
Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.
Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

Underwriting
We expect to enter into an underwriting agreement with Boustead Securities, LLC, as the underwriter named therein, with respect to the Ordinary Shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to them, 2,000,000 Ordinary Shares.
The underwriter is offering the Ordinary Shares subject to its acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriter is not required to take or pay for the Ordinary Shares covered by the underwriter’s option to purchase additional Ordinary Shares described below.
We have granted the underwriter an option, exercise for 45 days after the closing of this offering, to purchase up to 300,000 additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriter may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus.
The underwriter will offer the Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of US$5.00 per Ordinary Share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriter. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.
Discounts and Expenses
The underwriting discounts are equal to 6.5% of the initial public offering price set forth on the cover of this prospectus.
The following table shows the per Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 300,000 Ordinary Shares.
	Total
	Per Share	No Exercise	Full Exercise
Public offering price(1)	$5.00	$10,000,000	$11,500,000
Underwriting discounts and commissions to be paid by us:	$0.325	$650,000	$747,500
Proceeds, before expenses, to us	$4.675	$9,350,000	$10,752,500

(1)
Initial public offering price per share is assumed as $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

We have agreed to pay the underwriter up to a maximum of US$250,000 for out-of-pocket expenses incurred by the underwriter in connection with this offering, including: (i) the underwriter’s legal counsel fees and expenses of  $75,000; (ii) due diligence and other expenses incurred prior to completion of this offering; (iii) road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses which shall not exceed $75,000; (iv) $6,000 for background checks on the Company’s officers, directors and major shareholders; (v) $15,000 for DTC eligibility for the Securities; and (vi) marketing expenses of up to $50,000.
We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “YZCM.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Underwriter’s Warrants
In addition, we have agreed to issue warrants to the underwriter to purchase a number of Ordinary Shares equal to 6.5% of the gross proceeds sold in this offering. The underwriter’s warrants will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part, and will terminate on the five-year anniversary of the effective date of the registration statement of which this prospectus forms a part. The underwriter’s warrants and the underlying Ordinary Shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), and except as otherwise permitted by FINRA rules, neither the underwriter’s warrants nor any of our Ordinary Shares issued upon exercise of the underwriter’s warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part.
We will bear all fees and expenses attendant to registering the Ordinary Shares issuable upon exercise of the warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend, or our recapitalization, reorganization, merger, or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.
Prior to this offering, there has been no public market for the Ordinary Shares. The initial public offering price will be determined by negotiations between us and the underwriter. In determining the initial public offering price, we and the underwriter expects to consider a number of factors, including:
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the information set forth in this prospectus and otherwise available to the representatives;

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our prospects and the history and prospects for the industry in which we compete;

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an assessment of our management;

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our prospects for future earnings;

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the general condition of the securities markets at the time of this offering;

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the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

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other factors deemed relevant by the underwriter and us.

The estimated initial public offering price set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriter can assure investors that an active trading market will develop for our Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.
Indemnification
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriter may be required to make for these liabilities.
Lock-Up Agreements
Except as disclosed below, each of our officers, directors, and certain shareholders have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares for a period of twelve months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the underwriter.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested, and market conditions at the time.
Electronic Offer, Sale and Distribution of Ordinary Shares
A prospectus in electronic format may be made available on the websites maintained by the underwriter. In addition, Ordinary Shares may be sold by the underwriter to securities dealers who resell Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.
Price Stabilization, Short Positions, and Penalty Bids
In connection with this offering, the underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriter may sell more Ordinary Shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the underwriter under option to purchase additional Ordinary Shares. The underwriter can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The underwriter may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The underwriter must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.
The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.
Finally, the underwriter may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.
These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.
Passive Market Making
In connection with this offering, the underwriter may engage in passive market making transactions in our Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Potential Conflicts of Interest
The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own accounts and for the accounts of its customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Stamp Taxes
If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia.   This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.
Accordingly, (1) the offer of the shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.
Canada.   The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.
Cayman Islands.   This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.
European Economic Area.   In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation

Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Ordinary Share to the public in that Relevant Member State at any time,
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a project capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

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an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

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an entity, other than an entity formed for the purpose of purchasing the shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

provided that no such offer of shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For purposes of the above provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Hong Kong.   The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
Japan.   The underwriter will not offer or sell any of the shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
People’s Republic of China.   This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Singapore.   This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.
South Korea.   The Ordinary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Ordinary Shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Ordinary Shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.
Taiwan.   The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.
United Kingdom.   An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.
An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.
All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding placement discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.
Securities and Exchange Commission Registration Fee	$1,919.31
Nasdaq Capital Market Listing Fee	$5,000.00
FINRA	$3,695.00
Legal Fees and Expenses	$465,149.17
Accounting Fees and Expenses	$495,000.00
Printing and Engraving Expenses	$32,000.00
Miscellaneous Expenses	$2,026,664.97
Total Expenses	$3,029,428.45
These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS
The validity of the Ordinary Shares and certain other legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Dentons. Ortoli Rosenstadt LLP is acting as counsel to the underwriter.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
EXPERTS
The consolidated financial statements for the years ended June 30, 2019 and 2018, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006.
INTERESTS OF NAMED EXPERTS AND COUNSEL
No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.
No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

 LEAPING GROUP CO., LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Leaping Group Co., Ltd. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Leaping Group Co., Ltd. and its subsidiaries (collectively, the “Company”) as of June 30, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York
September 30, 2019

LEAPING GROUP CO., LTD.
CONSOLIDATED BALANCE SHEETS
	As of June 30, 2019	As of June 30, 2018
ASSETS
CURRENT ASSETS:
Cash	$194,488	$19,564
Accounts receivable, net	7,384,640	2,122,803
Deposits	570,204	362,549
Deferred offering costs	1,403,604	—
Advances to suppliers	22,862	2,518
Prepaid expenses and other receivables	96,499	29,985
TOTAL CURRENT ASSETS	9,672,297	2,537,419
Inventories, net	332,542	291,509
Property and equipment, net	1,015,959	—
Deferred tax assets	78,222	64,581
TOTAL ASSETS	$11,099,020	$2,893,509
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$449,058	$997
Deferred revenue	189,268	219,936
Taxes payable	2,726,821	1,616,184
Accrued expense and other payables	1,173,555	162,777
Due to related parties	567,346	25,541
TOTAL CURRENT LIABILITIES	5,106,048	2,025,435
TOTAL LIABILITIES	5,106,048	2,025,435
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Ordinary Shares, $0.00284 par value 50,000,000 shares authorized; 16,021,126.7606 and 17,605,633.8028 shares issued* and outstanding as of June 30, 2019 and June 30, 2018, respectively*	45,500	50,000
Additional paid-in capital	421,398	416,898
Statutory reserve	875,271	356,336
Accumulated other comprehensive income (loss)	(54,021)	10,000
Retained earnings	4,704,824	34,840
TOTAL SHAREHOLDERS’ EQUITY	5,992,972	868,074
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,099,020	$2,893,509

*
Retrospectively restated for effect of reverse split. Prior to the reverse split, the authorized share capital was US$50,000 and consisted of 50,000 ordinary shares of US$0.001 par value.

The accompanying notes are an integral part of these consolidated financial statements.

LEAPING GROUP CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the Years Ended June 30,
	2019	2018
REVENUE	$11,679,690	$5,037,793
Cost of revenue	3,297,582	1,544,569
Business taxes and surcharges	90,011	108,230
Total cost of revenue	3,387,593	1,652,799
GROSS PROFIT	8,292,097	3,384,994
Selling expenses	62,811	61,587
General and administrative expenses	1,342,480	256,423
Total operating expenses	1,405,291	318,010
INCOME FROM OPERATIONS	6,886,806	3,066,984
OTHER INCOME (EXPENSES)
Interest income	158	174
Other income (expenses)	1,645	(2)
Total other income, net	1,803	172
INCOME BEFORE INCOME TAX PROVISION	6,888,609	3,067,156
PROVISION FOR INCOME TAXES	1,699,690	741,557
NET INCOME	5,188,919	2,325,599
Other comprehensive income (loss)	(64,021)	13,470
COMPREHENSIVE INCOME	$5,124,898	$2,339,069
Earnings per common share — basic and diluted	$0.310	$0.132
Weighted average shares — basic and diluted*	16,728,728.5356	17,605,633.8028

*
Retrospectively restated for effect of reverse split.

LEAPING GROUP CO., LTD
CONSOLIDATION STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
	Ordinary Shares		Additional Paid-in Capital	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity
	Shares*	Amount
Balance, June 30, 2017	17,605,633.8028	$50,000	$416,898	$123,759	$99,441	$(3,470)	$686,628
Net income for the year	—	—	—	—	2,325,599	—	2,325,599
Appropriation of statutory reserve	—	—	—	232,577	(232,577)	—	—
Foreign currency translation gain	—	—	—	—	—	13,470	13,470
Profit dividend	—	—	—	—	(2,157,623)	—	(2,157,623)
Balance, June 30, 2018	17,605,633.8028	$50,000	$416,898	$356,336	$34,840	$10,000	$868,074
Share cancellation	(1,584,507.0422)	(4,500)	4,500	—	—	—	—
Net income for the period	—	—	—	—	5,188,919	—	5,188,919
Appropriation of statutory reserve	—	—	—	518,935	(518,935)	—	—
Foreign currency translation loss	—	—	—	—	—	(64,021)	(64,021)
Balance, June 30, 2019	16,021,126.7606	$45,500	$421,398	$875,271	$4,704,824	$(54,021)	$5,992,972

*
Retrospectively restated for effect of reverse split.

LEAPING GROUP CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended June 30,
	2019	2018
Cash flows from operating activities:
Net Income	$5,188,919	$2,325,599
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	87,166	39,055
Depreciation of property and equipment	59,297	—
Deferred tax benefit	(16,066)	(38,019)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,494,486)	(1,297,604)
Deposits	(222,100)	(279,725)
Advances to suppliers	(20,565)	271,154
Prepaid expenses and other receivables	(59,977)	(30,508)
Inventories, net	(59,891)	(141,640)
Accounts payable	327,165	(75,833)
Deferred revenue	(22,902)	113,021
Taxes payable	1,176,205	1,013,951
Accrued expense and other payables	1,023,101	(260,813)
Net cash provided by operating activities	1,965,866	1,638,638
Cash flows from investing activities:
Purchase of property and equipment	(883,871)	—
Purchase of construction in progress	(34,807)
Net cash used in investing activities	(918,678)	—
Cash flows from financing activities:
Proceeds from related party loans	542,088	417,857
Deferred offering costs	(1,412,531)	—
Dividend payment to shareholders	—	(2,157,623)
Net cash used in financing activities	(870,443)	(1,739,766)
Effect of exchange rate fluctuation on cash	(1,821)	4,499
Net increase (decrease) in cash	174,924	(96,629)
Cash at beginning of year	19,564	116,193
Cash at end of year	$194,488	$19,564
Supplemental cash flow information
Cash paid for income taxes	$415,688	$4,572
Non-cash investing and financing activities
Non-cash payment for property and equipment purchase	$35,173	$—

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION
Leaping Group Co., Ltd. (“Leaping Group” or the “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2018.
On July 16, 2018, Yuezhong Media Co., Limited (“Yuezhong Media HK”) was incorporated in accordance with laws and regulations of Hong Kong. On September 4, 2018, Yuezhong International Co., Ltd (“Yuezhong International”) was incorporated under the law of British Virgin Islands. Leaping Group owns 100% of Yuezhong International. Yuezhong International owns 100% of Yuezhong Media HK. Yuezhong Media HK and Yuezhong International are currently not engaging in any active business and merely acting as holding companies.
On October, 12, 2018, Yuezhong (Shenyang) Technology Co., Ltd. (“Yuezhong Shenyang” or “WFOE”) was incorporated, as a wholly foreign-owned enterprise in the People’s Republic of China (“PRC” or “China”). WFOE is wholly owned by Yuezhong Media HK.
Leaping Media Group Co., Ltd (“LMG”) was incorporated on November 19, 2013, as a limited company pursuant to PRC laws. LMG also owns 100% of the following companies: Horgos Xinyuezhong Film Media Co., Ltd., incorporated on December 25, 2017 and dissolved on April 17, 2019; Shenyang Tianniu Media Co., Ltd. (“Shenyang Tianniu”), incorporated on January 10, 2013; Yuezhong Media (Dalian) Co., Ltd., incorporated on March 15, 2016; Yuezhong (Beijing) Film Co., Ltd., incorporated on May 26, 2017; Harbin Yuechuzhong Media Co., Ltd. (“Harbin Yuechuzhong”), incorporated on January 10, 2018; Shenyang Xiagong Hotel Management Co., Ltd., incorporated on June 11, 2018; and Liaoning Leaping International Cinema Management Co., Ltd. (“Liaoning Cinema”), incorporated on September 29, 2018.
On October 15, 2018, WFOE entered into a series of agreements with the shareholders of LMG. These agreements are designed to provide WFOE with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of LMG, including absolute control rights and the rights to the assets, property, and revenue of LMG. According to the Exclusive Service Agreement, LMG is obligated to pay service fees to WFOE approximately equal to the net income of LMG. In essence, WFOE has gained effective control over LMG. Therefore, the Company believes that LMG should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation.” Accordingly, the accounts of LMG are consolidated with those of WFOE and are ultimately consolidated into those of Leaping Group.
The above-mentioned transaction was considered a reorganization of the Company (the “Reorganization”). After the Reorganization, Leaping Group ultimately owns 100% equity interests of Yuezhong Media HK and WFOE, which further has the effective control over the operating entity, LMG and its subsidiaries through the VIE agreements.
In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the Reorganization, those results will be on substantially the same basis as the results of operations for the period after the date of combination. The effects of intra-entity transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings (accumulated deficit) at the beginning of the periods presented are eliminated to the extent possible. Furthermore, ASC 805-50-45-5 indicates that the financial statements and financial information presented for prior years also shall be retrospectively adjusted to furnish comparative information.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (Continued)

Leaping Group, through its subsidiaries and its VIE (collectively, the “Group”), is principally engaged in the Multi-Channel Advertising Business, Event Planning and Execution Business, Film Production Business and Movie Theater Operating Business in China.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (the “SEC”) and have been consistently applied. The consolidated financial statements include the financial statements of Leaping Group, its subsidiaries and its affiliates controlled by the VIE agreements. All inter-company balances and transactions have been eliminated upon consolidation.
Details of the subsidiaries and VIEs of the Company are set out below:
Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
Leaping Group Co., Ltd	August 21, 2018	Cayman Islands	Parent	Investment holding
Subsidiaries:
Yuezhong International Co., Ltd	September 4, 2018	British Virgin Islands	100%	Investment holding
Yuezhong Media Co., Limited	July 16, 2018	Hong Kong	100%	Investment holding
Yuezhong (Shenyang) Technology Co., Ltd.	October, 12, 2018	PRC	100%	Investment holding
Variable interest entities:
Leaping Media Group Co., Ltd.	November 19, 2013	PRC	Nil	Multi-Channel advertising, event planning and execution, film production
Subsidiaries of variable interest entity:
Yuezhong (Beijing) Film Co., Ltd.	May 26, 2017	PRC	Nil	Film production
Yuezhong Media (Dalian) Co., Ltd.	March 15, 2016	PRC	Nil	Advertising
Shenyang Tianniu Media Co., Ltd.	January 10, 2013	PRC	Nil	Advertising
Shenyang Xiagong Hotel Management Co., Ltd.	June 11, 2018	PRC	Nil	Hotel management
Harbin Yuechuzhong Media Co., Ltd.	January 10, 2018	PRC	Nil	Event planning and execution
Horgos Xinyuezhong Film Media Co., Ltd.	December 25, 2017 (Dissolved on April 17, 2019)	PRC	Nil	Film production
Liaoning Leaping International Cinema Management Co., Ltd.	September 29, 2018	PRC	Nil	Movie Theater Operating

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has adopted the guidance of accounting for VIE, which requires the VIE to be consolidated by the primary beneficiary of the entity. The Company’s management made evaluations of the relationships between the Company and its VIE and the economic benefit flow of contractual arrangements with the VIE. In connection with such evaluation, management also took into account the fact that, as a result of such contractual arrangements, the Company controls the shareholders’ voting interests in the VIE. As a result of such evaluation, management concluded that the Company is the primary beneficiary of its VIE. As a result, the Company consolidates all of its VIE in its consolidated financial statements.
Consolidation of Variable Interest Entities
In accordance with accounting standards regarding consolidation of VIEs, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. The VIE with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. The Company has determined that WFOE is the primary beneficiary of LMG’s risks and rewards.
The following tables set forth the assets, liabilities, results of operations, and changes in cash of the VIE, LMG, which were included in the Company’s consolidated balance sheets, statements of income and comprehensive income and cash flows:
	As of June 30, 2019	As of June 30, 2018
Current assets	$9,672,297	$2,537,419
Non-current assets	1,426,723	356,090
Total assets	11,099,020	2,893,509
Current liabilities	5,106,048	2,025,435
Total liabilities	5,106,048	2,025,435
Net assets	$5,992,972	$868,074

	For the years ended June 30,
	2019	2018
Revenue	$11,679,690	$5,037,793
Net income	$5,188,919	$2,325,599
	For the years ended June 30,
	2019	2018
Net cash provided by operating activities	$1,965,866	$1,638,638
Net cash used in investing activities	(918,678)	—
Net cash used in financing activities	(870,443)	(1,739,766)
Effect of exchange rate fluctuation on cash	(1,821)	4,499
Net increase (decrease) in cash	$174,924	$(96,629)

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions. Significant accounting estimates reflected in the Company’s consolidated financial statements include the allowances for doubtful accounts. Actual results could differ from these estimates.
Cash
The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of June 30, 2019 and 2018, the Company had no cash equivalents. The Company maintains cash with various financial institutions mainly in the PRC. Balances in banks in the PRC are uninsured.
Accounts Receivable, net
Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts.
The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of June 30, 2019 and 2018, the allowances for doubtful accounts from accounts receivable were $123,621 and $38,386, respectively.
Inventories, net
The Company produces and contracts third parties to produce films and television series to be shown in movie theaters and/or on popular online portal. Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its theatrical and television productions.
The Company uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC subtopic 926-20, Entertainment — Films, Other Assets — Film Costs (“ASC 926-20”). Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the years ended June 30, 2019 and 2018, based on management analysis, no impairment was recorded.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment, net
Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over their expected useful lives, as follows:
Useful life
Furniture, fixtures and equipment	5 years
Transportation vehicles	3 – 5 years
Leasehold improvement	Lesser of useful life and lease term
Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in income from operations.
Accounts Payable
Accounts payable includes all operating payables, including those related to all media and production costs. These payables are due within 12 months.
Revenue Recognition
The Company’s revenues are principally derived from the Multi-Channel Advertising Business, Event Planning and Execution Business, Film Production Business, and Movie Theater Operating Business.
On July 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“ASC Topic 606”) using the modified retrospective method for contracts that were not completed as of July 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements, and no adjustments to opening retained earnings were made as the Company’s revenue was recognized based on the amount of consideration expects to receive in exchange for satisfying the performance obligations.
ASC 606, Revenue from Contracts with Customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.
ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. The Company has assessed the impact of the guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 and therefore there was no material changes to the Company’s consolidated financial statements upon adoption of ASC 606.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Multi-Channel advertising
The Company’s Multi-Channel Advertising Services include pre-movie advertisements display, elevator and supermarket advertising, and brand promotion. Most of the Company’s client contracts are individually negotiated and, accordingly, the service period and prices vary significantly. Service periods typically range from one day to one year.
The Company provides advertising services over the contract period. Revenues from advertising services are recognized on straight-line basis over the contract period, which approximates the pattern of when the underlying services are performed. Prepayments for advertising services are deferred and recognized as revenue when the advertising services are rendered and the Company’s performance obligations are satisfied.
The Company also provides advertising services through its regional distributors. Pursuant to advertising services distribution agreements, the Company grants the regional distributors the exclusive rights to provide local pre-movie advertising. The advertising services distribution agreements with these regional distributors typically have terms ranging from 11 to 24 months without automatic renewal provisions. Under the advertising services distribution agreements, the Company has the right to set the minimum local pre-movie advertisement prices in the movie theaters, regulate the content and quality of local pre-movie advertisements according to related laws and movie theater rules, and examine the source of local pre-movie advertisements and refuse to display advertisements from any competitors. The receipt of distribution fee is initially recorded as deferred revenue and is recognized as revenue ratably as services are rendered and the Company’s performance obligations are satisfied.
Event planning and execution
The Company’s Event Planning and Execution Business includes planning and arrangement of events, and production of related advertising materials. From the preparation of the events to executing it typically takes no more than one week. Revenue is realized when the service is performed in accordance with the client arrangement and upon the completion of the earnings process.
Film production
The Company has already finished the production of one television series and is in the process of producing more television series and movies. Revenues from the online distribution of the television series are recognized when viewers have clicked the content and viewed the content for certain length, as agreed with the distributors.
Movie Theater Operating
The Company’s movie theater operating revenues are generated primarily from box office admissions and theater food and beverage sales.Revenues of this business line are recognized when admissions and food and beverage sales are received at the theaters and are reported net of sales tax. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed.
Contract Balances and Remaining Performance Obligations
Contract balances typically arise when a difference in timing between the transfer of control to the customer and receipt of consideration occurs.
The Company’s contract assets, consist primarily of accounts receivable related to providing multi-channel advertising and event planning and execution services to customers, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company had accounts receivable related to revenues from contracts with customers of  $7,384,640 and $2,122,803 as of June 30, 2019 and 2018, respectively.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of  $189,268 and $219,936 as of June 30, 2019 and 2018, respectively, consist primarily of the Company’s unsatisfied performance obligations as of the balance sheet dates.
Refer to Note 12 — Segment reporting for details of revenue segregation.
Cost of Revenue
Cost of the multi-channel advertising revenues consists primarily of payments to movie theater operators for pre-movie advertising right and the billboards of elevators and supermarkets.
Cost of event planning and execution consists primarily of advertising design costs, salary and benefits expenses, leasing costs, and other related expenses.
Cost of film production consists primarily of direct production costs and production overhead.
Cost of movie theater operating consists primarily of film exhibition costs, which is accrued on the applicable admissions revenues and estimates of the final settlement pursuant to film licenses of the Company. These licenses typically state that rental fees are based on aggregate terms established prior to the opening of the film.
Income Taxes
The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at June 30, 2019 and 2018.
The Company’s operating subsidiary and VIE in China are subject to the income tax laws of the PRC. No taxable income was generated outside the PRC for the years ended June 30, 2019 and 2018. As of June 30, 2019, the tax years ended December 31, 2014, through December 31, 2018, for the Company’s PRC subsidiary and VIE remain open for statutory examination by PRC tax authorities.
Value Added Tax (“VAT”)
Sales revenue derived from advertising service revenues is subject to VAT. The applicable VAT rates for the Company is 6% for the years ended June 30, 2019 and 2018.
Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in the line item of taxes payable on the consolidated balance sheets. All of the VAT returns of the Company have been and remain subject to examination by the tax authorities for five years from the date of filing.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation
Since the Company operates in the PRC, the Company’s functional currency is the Chinese Renminbi (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency, the United States Dollar (“USD or US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the result of operations. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$at the rates used in translation.
	June 30, 2019	June 30, 2018
Year-end spot rate	US$1=RMB 6.8668	US$1=RMB 6.6198
Average rate	US$1=RMB 6.8234	US$1=RMB 6.5064
Earnings per Share
The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (for example, convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (namely those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There is no anti-dilutive effect for the years ended June 30, 2019 and 2018.
Comprehensive Income
Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.
Fair Value of Financial Instruments
The Company follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:
Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The carrying amounts reported in the balance sheets for cash, accounts receivable, deposits, deferred offering costs, other current assets, accounts payable, deferred revenue, taxes payable, other payables, and due to related parties approximate their fair value based on the short-term maturity of these instruments.
Commitments and Contingencies
In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.
Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.
Concentration and Credit Risk
Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.
The Company maintains certain bank accounts in the PRC, Hong Kong, and British Virgin Islands, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. As of June 30, 2019 and 2018, $143,128 and $14,205 of the Company’s cash were on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure.
Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.
The Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the years ended June 30, 2019 and 2018, a major customer accounted for 15% and 13% of the Company’s total revenue, respectively.
As of June 30, 2019, four customers represented 29%, 13%, 11% and 11% of the net accounts receivable balance. As of June 30, 2018, two customers represented 36% and 22% of the net accounts receivable balance, respectively.
For the year ended June 30, 2019, the Company purchased 51% and 18% of its services from two suppliers, respectively. For the year ended June 30, 2018, the Company purchased approximately 84% of its services from one major supplier.
Statements of Cash Flows
In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company are calculated based upon the local currencies and translated at the average rate of exchange during the reporting period. As a result, amounts related to assets and liabilities reported on the Company’s consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The main objective is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for (1) public business entities, (2) not-for-profit entities that have issued, or are conduit bond obligors for, securities that are traded, listed, or quoted on an exchange or an over-the-counter market, and (3) employee benefit plans that file financial statements with the SEC. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities. The Company will adopt this new lease standard within annual reporting period of June 30, 2020, and the Company is currently evaluating the impact of this new standard on its financial statements and related disclosures, and the Company estimated that the adoption of this AUS will not have material impact on the results of the operations and cash flows.
In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260),” Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company expects that the adoption of this ASU will not have a material impact on its financial statements.
In September 2017, the FASB issued ASU 2017-13, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842).” The main objective of this pronouncement is to clarify the effective date of the adoption of ASC Topic 606 and ASC Topic 842 and the definition of public business entity as stipulated in ASU 2014-09 and ASU 2016-02. ASU 2014-09 provides that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. ASU 2016-12 requires that “a public business entity and certain other specified entities adopt ASC Topic 842 for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All other entities are required to adopt ASC Topic 842 for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.” ASU 2017-13 clarifies that the SEC would not object to certain public business entities electing to use the non-public business entities effective dates for applying ASC 606 and ASC 842. ASU 2017-13, however, limits such election to certain public business entities that “otherwise would not meet the definition of a public business entity except for a requirement to include or inclusion of its financial statements or financial information in another entity’s filings with the SEC.” The Company adopted ASC 606 on July 1, 2018, using the modified retrospective method. The Company has completed the assessment of the impact of this new guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that might result from applying the new requirements, including the evaluation of its performance obligations,

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in the scope of Topic 606. The adoption of Topic 606 did not result in a cumulative catch-up adjustment to the Company’s opening balance sheets of retained earnings at the effective date and therefore there were no material changes to the Company’s consolidated financial statements.
In November 2017, the FASB issued ASU 2017-14, Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606), which amends certain aspects of the new revenue recognition standard. This standard will be effective for fiscal years beginning after December 15, 2018. The Company adopted ASC 606 on July 1, 2018, using the modified retrospective method. There was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606. The adoption of Topic 606 did not result in a cumulative catch-up adjustment to the Company’s opening balance sheets of retained earnings at the effective date and therefore there were no material changes to the Company’s consolidated financial statements.
In March 2018, the FASB issued ASU 2018-05 — Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“ASU 2018-05”), which amends the FASB Accounting Standards Codification and XBRL Taxonomy based on the Tax Cuts and Jobs Act (the “Act”) that was signed into law on December 22, 2017 and Staff Accounting Bulletin No. 118 (“SAB 118”) that was released by the Securities and Exchange Commission. The Act changes numerous provisions that impact U.S. corporate tax rates, business-related exclusions, and deductions and credits and may additionally have international tax consequences for many companies that operate internationally. The Company does not believe this guidance will have a material impact on its consolidated financial statements.
In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases,” which clarifies how to apply certain aspects of the new leases standard. This ASU addresses the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments. This ASU has the same effective date and transition requirements as the new leases standard, which is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures, and the Company estimated that the adoption of this AUS will not have material impact on the results of the operations and cash flows.
In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements” which provides a new transition method and a practical expedient for separating components of a contract. This ASU is intended to reduce costs and ease the implementation of the new leasing standard for financial statement preparers. The effective date and transition requirements for the amendments related to separating components of a contract are the same as the effective date and transition requirements in ASU 2016-02. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures, and the Company estimated that the adoption of this AUS will not have material impact on the results of the operations and cash flows.
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” to improve the effectiveness of disclosures in the notes to financial statements related to recurring or nonrecurring fair value measurements by removing amounts and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. The new standard requires disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2019. The Company expects that the adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.
On March 6, 2019, the FASB issued ASU 2019-02, Entertainment — Films — Other Assets — Film Costs (Subtopic 926-20) and Entertainment — Broadcasters — Intangibles — Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials. ASU 2019-02 helps organizations align their accounting for production costs for films and episodic content produced for television and streaming services. For public business entities, the amendments in ASU 2019-02 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period. The amendments in this ASU should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is now assessing the impact of the new guidance and does not expects that the adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.
The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of operations and cash flows.
NOTE 3 — ACCOUNTS RECEIVABLE, NET
Accounts receivable consisted of the following:
	As of June 30, 2019	As of June 30, 2018
Accounts receivable	$7,508,261	$2,161,189
Less: allowance for doubtful accounts	(123,621)	(38,386)
Accounts receivable, net	$7,384,640	$2,122,803
Allowance for doubtful accounts movement is as follows:
	As of June 30, 2019	As of June 30, 2018
Beginning balance	$38,386	$—
Provision for doubtful accounts	87,166	39,055
Foreign currency translation adjustments	(1,931)	(669)
Ending balance	$123,621	$38,386

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — DEFERRED OFFERING COSTS
Deferred offering costs consisted principally of legal, underwriting, and other professional service expenses in connection with the Initial Public Offering (the “IPO”) of the Company’s ordinary shares. As of June 30, 2019 and 2018, the Company capitalized $1,403,604 and $Nil of deferred offering costs. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds.
NOTE 5 — INVENTORIES, NET
	As of June 30, 2019	As of June 30, 2018
Film production costs
In development	$8,817	$109,739
In production	323,725	—
Total film production costs	332,542	109,739
Television production costs
Released, less accumulated amortization	—	181,770
Total television production costs	—	181,770
Total inventories	$332,542	$291,509
Amortization expense was $176,346 and $Nil for the years ended June 30, 2019 and 2018, respectively.
The Company expects to amortize $323,725 of the film production costs during the fiscal year ending June 30, 2020.
NOTE 6 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consist of the following:
	As of June 30, 2019	As of June 30, 2018
Furniture, fixtures and equipment	$404,352	$—
Leasehold improvement	600,991	—
Transportation vehicles	34,951	—
Subtotal	1,040,294	—
Less: accumulated depreciation	(58,922)	—
	$981,372	$—
Construction in Progress	$34,587	$—
Property and equipment, net	$1,015,959	$—
Depreciation expense was $59,297 and $Nil for the years ended June 30, 2019 and 2018, respectively.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — ACCRUED EXPENSE AND OTHER PAYABLES
	As of June 30, 2019	As of June 30, 2018
Deposits from customers	$36,255	$162,241
Deferred offering costs payable	901,763	—
Professional service fees payable	104,982	—
Accrued expense	123,932	—
Others	6,623	536
	$1,173,555	$162,777
Deposits from customers were mainly received from advertising agents for multi-channel advertising.
NOTE 8 — TAXES
a. VAT, Business Tax and related surcharges
Effective on September 1, 2012, a pilot program (the “Pilot Program”) for transition from the imposition of PRC business tax (“Business Tax”) to the imposition of VAT for revenues from certain industries and certain cities. On May 1, 2016, the transition from the imposition of Business Tax to the imposition of VAT, was expanded to all industries in China, and as a result all of the Company’s revenues have been subject to a 6% VAT and related surcharges on VAT payable at a rate of 12% since that date. To record VAT payable, the Company adopted the net presentation method, which presents the difference between the output VAT (at a rate of 6%) and the available input VAT amount (at the rate applicable to the supplier).
There is a culture construction fee surcharge of 3% on gross revenues from the multi-channel advertising businesses.
b. Income tax
Cayman Islands
Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.
British Virgin Islands
Yuezhong International was incorporated in the British Virgin Islands and is not subject to income taxes or capital gain tax under current laws of British Virgin Islands.
Hong Kong
Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for the years ended June 30, 2019 and 2018, and there are no withholding taxes in Hong Kong on remittance of dividends.
China
The Corporate Income Tax Law generally applies an income tax rate of 25% to all enterprises. Once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and 3 million is subject to a reduced rate of 10%.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — TAXES (Continued)

(i)
The components of the income tax provision are as follows:

	For the Years Ended
	June 30, 2019	June 30, 2018
Current income tax provision	$1,715,756	$779,576
Deferred income tax benefit	(16,066)	(38,019)
Total	$1,699,690	$741,557
(ii)
The following table summarizes deferred tax assets resulting from differences between the financial reporting basis and tax basis of assets and liabilities:

	As of June 30, 2019	As of June 30, 2018
Allowance for doubtful accounts	$30,905	$9,597
Deferred revenue	47,317	54,984
Total deferred tax asset	$78,222	$64,581
No valuation allowance against the deferred tax assets is considered necessary since the Company believes that it will more likely than not to utilize the future benefits.
The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended June 30, 2019 and 2018:
	For the years ended June 30,
	2019	2018
China Statutory income tax rate	25%	25%
Favorable tax rate impact(a)	(0.4)%	—
Non-deductible expenses (non-taxable income)-permanent difference	0.1%	(0.8)%
Effective tax rate	24.7%	24.2%

(a)
Shenyang Tianniu, Harbin Yuechuzhong and Liaoning Cinema are subject to corporate income tax at a reduced rate of 10% as approved by local government as small-scaled minimal profit enterprises.

c. Taxes payable
Taxes payable consisted of the following:
	As of June 30, 2019	As of June 30, 2018
Value-added tax	$160,781	$297,366
Corporate income tax	2,399,384	1,148,887
Related surcharges on VAT payable	166,656	169,931
Total	$2,726,821	$1,616,184

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — SHAREHOLDERS’ EQUITY
Ordinary shares
When the Company was incorporated in the Cayman Islands on August 21, 2018, 50,000,000 Ordinary Shares were authorized, issued and outstanding at par value of US$0.001.
On August 24, 2018, the Company issued 50,000,000 Ordinary Shares to certain founder shareholders in connection with entering into the VIE contractual arrangements. On October 19, 2018, one of the Company’s founder shareholders, Asia Equity Exchange Group Co., Ltd., transferred 5,000,000 Ordinary Shares it owned to Mr. Bo Jiang, chairman of the Company. On October 23, 2018, Mr. Bo Jiang transferred 4,500,000 Ordinary Shares to ATIF Holdings Limited, (“ATIF,” formerly known as Asia Times Holdings Limited), a British Virgin Islands company, as compensation for consulting services to be provided by Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd., a PRC company and a VIE of ATIF (“Qianhai,” formerly known as Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.), in connection with the Company’s proposed initial public offering. Pursuant to that certain Amended and Restated Consulting Agreement between Qianhai and LMG dated December 10, 2018, ATIF agreed to receive cash instead of Ordinary Shares as compensation. As a result, the 4,500,000 Ordinary Shares previously held by ATIF have been returned to the Company and cancelled.
On February 26, 2019, the Company’s shareholders approved a reverse split of the outstanding Ordinary Shares at a ratio of 1-for-2.84 shares, which was effected on February 26, 2019 (the “Share Consolidation”). All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of the Company’s Ordinary Shares as if it had occurred at the beginning of the earlier period presented. Furthermore, on February 26, 2019, the authorized share capital was increased to US$142,000 divided into 50,000,000 Ordinary Shares of  $0.00284 each, and therefore the Company maintains the same number of shares that were previously available to be issued prior to the Share Consolidation (that being 50,000,000). The Company believes it is appropriate to reflect the Share Consolidation on a retroactive basis pursuant to ASC 260. As of June 30, 2019 and 2018, there were 50,000,000 Ordinary Shares authorized at par value of  $0.00284, and 16,021,126.7606 and 17,605,633.8028 (respectively) shares issued and outstanding, giving the effect of the Share Consolidation and the share repurchase detailed above.
Statutory reserve
The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Directors. As of June 30, 2019 and 2018, the balance of statutory reserves was $875,271 and $356,336, respectively.

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS
a) The table below sets forth the major related parties and their relationships with the Company:
Name of related party	Relationship with the Company
Tao Jiang	CEO and director of the Company
b) The Group had the following related party balances with the major related party:
As of June 30, 2019 and 2018, the balances of due to related party were mainly loans provided by the CEO and director of the Company to fund the Company’s operations as set forth in the table below. The payables are unsecured, non-interest bearing and due on demand.
	As of June 30, 2019	As of June 30, 2018
Amount due to Tao Jiang	$567,346	$25,541
Total due to related party	$567,346	$25,541
NOTE 11 — COMMITMENTS
Operating lease commitments
The Company leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases. The Company’s lease agreements are entered into with third parties and usually have a renewal option with an advance notice period of one to 12 months, and no restrictions or contingent rents. For lease agreements with escalated rental payments, they are recognized on a straight-line basis over the lease term.
The Company’s leases mainly include office buildings and movie theaters. Rental expense charged to operations under operating leases for the years ended June 30, 2019 and 2018, amounted to $335,379 and $50,212, respectively.
Future minimum lease obligations for operating leases with initial terms in excess of one year at June 30, 2019 are as follows:
For the 12 months ending June 30,
2020	$521,905
2021	475,359
2022	474,797
2023	486,265
2024	489,823
Thereafter	2,646,590
Total	$5,094,739
NOTE 12 — SEGMENT REPORTING
ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as

LEAPING GROUP CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SEGMENT REPORTING (Continued)

the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has four operating segments: multi-channel advertising, event planning and execution, film production and movie theater operating.
The following tables present summary information by segment for the years ended June 30, 2019 and 2018, respectively:
	For the year ended June 30, 2019
	Multi- Channel Advertising	Event Planning and Execution	Film Production	Movie Theater Operating	Total
Revenue	$7,958,143	$2,604,892	$775,080	$341,575	$11,679,690
Cost of revenue and related taxes	2,580,905	475,901	182,319	148,468	3,387,593
Gross profit	5,377,238	2,128,991	592,761	193,107	8,292,097
Operating expenses	957,517	313,419	93,257	41,098	1,405,291
Income from operations	4,419,721	1,815,572	499,504	152,009	6,886,806
Net income	$3,330,128	$1,367,902	$376,347	$114,542	$5,188,919

	For the year ended June 30, 2018
	Multi-Channel Advertising	Event Planning and Execution	Film Production	Movie Theater Operating	Total
Revenue	$4,005,598	$1,032,195	$—	$—	$5,037,793
Cost of revenue and related taxes	1,443,464	209,335	—	—	1,652,799
Gross profit	2,562,134	822,860	—	—	3,384,994
Operating expenses	252,853	65,157	—	—	318,010
Income from operations	2,309,281	757,703	—	—	3,066,984
Net income	$1,751,062	$574,537	$—	$—	$2,325,599

	As of June 30, 2019		As of June 30, 2018
Total assets:	$		$
Multi-Channel Advertising		7,311,842		2,068,875
Event Planning and Execution		2,393,342		533,125
Film Production		332,542		291,509
Movie Theater Operating		1,061,294		—
Total Assets		$11,099,020		$2,893,509
NOTE 13 — SUBSEQUENT EVENTS

Until            , 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
2,000,000 Ordinary Shares
LEAPING GROUP CO., LTD.
Prospectus dated [•], 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, as adopted by special resolutions on December 11, 2018, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:
(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and
(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.
No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.
To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.
Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.9 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
On August 24, 2018, the Company issued 50,000,000 Ordinary Shares to the following founders, in connection with entering into the VIE contractual arrangements, in a private transaction under the Cayman Islands laws, 17,000,000 Ordinary Shares to Mr. Bo Jiang, our chairman and director, 8,500,000 Ordinary Shares to Mr. Tao Jiang, our CEO, 8,500,000 Ordinary Shares to Ms. Di Wang, our vice president, 4,000,000 Ordinary Shares to Fenton Holding Co., Ltd., an entity 100% controlled by Ms. Min Zhang, 5,000,000 Ordinary Shares to Hailu Holding Co., Ltd., an entity 100% controlled by Ms. Lu Li, 2,000,000 Ordinary Shares to Layday Holding Co., Ltd., an entity 100% controlled by Mr. Lei Qi, and 5,000,000 Ordinary Shares to Asia Equity Exchange Group Co., Ltd., of which 4,500,000 Ordinary Shares were subsequently returned to the Company and cancelled.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits
See Exhibit Index beginning on page II-6 of this registration statement.
(b) Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
ITEM 9. UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenyang, People’s Republic of China, on October 17, 2019.
LEAPING GROUP CO., LTD.
By:
/s/ Tao Jiang

Mr. Tao Jiang
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Tao Jiang Name: Tao Jiang	Chief Executive Officer (Principal Executive Officer)	October 17, 2019
/s/ Ziwei Xu Name: Ziwei Xu	Chief Financial Officer (Principal Accounting and Financial Officer)	October 17, 2019
/s/ Bo Jiang Name: Bo Jiang	Chairman of the Board and Director	October 17, 2019

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on October 17, 2019.
Hunter Taubman Fischer & Li LLC
By:
/s/ Ying Li

Name: Ying Li
Title:   Partner and Member

EXHIBIT INDEX
Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum of Association**
3.2	Amended and Restated Articles of Association**
4.1	Specimen Certificate for Ordinary Shares**
5.1	Opinion of Ogier regarding the validity of the Ordinary Shares being registered*
8.1	Opinion of Dentons regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	Form of Multi-Channel Advertising Service Agreement**
10.2	Form of Event Planning and Execution Agreement**
10.3	Form of Advertising Services Distribution Agreement**
10.4	Service Rights Agreement dated November 9, 2016, and Supplement Agreements dated August 1, 2017, and November 30, 2017, between LMG and Wanda Cinemas**
10.5	Service Rights Agreement dated December 1, 2017, between LMG and Wanda Cinemas**
10.6	Service Rights Agreement dated November 12, 2018, between LMG and Wanda Cinemas**
10.7	Service Rights Agreement dated November 12, 2018, between LMG and Wanda Cinemas**
10.8	Service Rights Agreement dated August 10, 2018, between LMG and Focus Film**
10.9	Service Rights Agreement dated February 20, 2019, between LMG and Beijing Yishi Advertising Media Co., Ltd.**
10.10	Form of Employment Agreement by and between executive officers and the Registrant**
10.11	Form of Indemnification Agreement with the Registrant’s directors and officers**
10.12	Exclusive Service Agreement dated October 15, 2018, between WFOE and LMG**
10.13	Equity Pledge Agreement on LMG dated October 15, 2018, between LMG Shareholders and WFOE**
10.14	Call Option Agreement on LMG dated October 15, 2018, between LMG Shareholders and WFOE**
10.15	Shareholders’ Voting Rights Proxy Agreement on LMG and Powers of Attorney dated October 15, 2018, between LMG Shareholders and WFOE**
10.16	Spousal Consent dated October 15, 2018**
10.17	Lease Agreement dated January 8, 2018, by and between LMG and Cheng Zhang**
10.18	Lease Agreement dated June 13, 2018, by and between LMG and Lili Pang**
10.19	Lease Agreement assumed on August 23, 2018, by LMG**
10.20	Lease Agreement dated November 23, 2018, by and between LMG and Zhongyao Real Estate Development (Shenyang) Co., Ltd.**
10.21	Lease Agreement dated March 31, 2019, by and between LMG and Shenyang Shida Logistics LLC**
10.22	Lease Agreement dated May 13, 2019, by and between LMG and Shenyang Vanke Yongan Real Estate Co., Ltd.**
10.23	Form of Theater Chain Agreement with Liaoning North Cinema Line Co., Ltd.**
21.1	Subsidiaries**
23.1	Consent of Friedman LLP*
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Dentons (included in Exhibit 99.2)

Description
99.1	Code of Business Conduct and Ethics of the Registrant**
99.2	Opinion of Dentons, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements**
99.3	Consent of Tao Jiang**
99.4	Consent of Douglas Menelly**
99.5	Consent of Adam (Xin) He**
99.6	Consent of Christopher Kohler**
99.7	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.**

*
Filed herewith.

**
Previously filed.